UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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2026 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Our Mission
At Emergent, our mission is to protect and save lives.

Our Vision
Our vision is to become the leader in solving health threats for communities around the world.

Our Capabilities
We are a leading public health company that delivers protective and life-saving solutions to communities around the world.

Commercial Products

We offer commercialized products that address endemic public health threats such as the opioid epidemic.

Medical Countermeasures

We specialize in developing, manufacturing, and stockpiling medical countermeasures for military and civilian populations that target some of the deadliest public health threats.

Dear Fellow Stockholders,
On behalf of the Board of Directors, I invite you to attend Emergent’s 2026 annual meeting of stockholders, to be held virtually on Wednesday, April 29, 2026, at 9:00 a.m., Eastern Time. You can attend the annual meeting by visiting www.virtualshareholdermeeting.com/EBS2026, where you will be able to listen to the meeting live, submit questions and vote online.
Emergent has a long history of working with the U.S. government, allied nations and customers around the world to deliver products that protect against health threats. Over the past year, Emergent has taken strategic actions to strengthen the business and make significant progress in its turnaround. With a diverse portfolio of medical countermeasures and opioid overdose emergency products, Emergent is well positioned to execute its transformation strategy.
The Board of Directors is confident in Emergent’s ability to transform the business to deliver long-term, sustainable value for stockholders, while continuing the important work of protecting communities from health threats. We will continue working to provide strong governance and independent oversight to represent your interests as Emergent continues its turnaround and transformation for the future.
Thank you for your continued investment in Emergent and joining us in our mission to protect and save lives.

Sincerely,

Zsolt Harsanyi, Ph.D.
Chairman of the Board of Directors
March 20, 2026

YOUR VOTE IS IMPORTANT PLEASE TAKE TIME TO VOTE AS PROMPTLY AS POSSIBLE

Notice of 2026 Annual Meeting of Stockholders
TO OUR STOCKHOLDERS
The 2026 annual meeting of stockholders of Emergent BioSolutions Inc. will be held on April 29, 2026, at 9:00 a.m., Eastern Time. You will be able to attend the annual meeting, vote, and submit questions via live webcast by visiting www.virtualshareholdermeeting.com/EBS2026.
The annual meeting will be held for the following purposes:

1
To elect each of Sujata Dayal, John Fowler, Jr., Zsolt Harsanyi, Ph.D., and Joseph Papa as Class II directors to hold office for a term expiring at our 2029 annual meeting of stockholders, each to serve until their respective successors are duly elected and qualified;

2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
3	To hold, on an advisory basis, a vote to approve the 2025 compensation of our named executive officers (“NEOs”);
4
To approve an amendment to the Emergent BioSolutions Inc. Amended and Restated Stock Incentive Plan (the “Plan”) to increase the number of shares of common stock for the grant of awards under the Plan; and

5	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
Only holders of our common stock at the close of business on March 6, 2026, the record date, are entitled to receive this notice and to attend and vote at the annual meeting. We are mailing this notice beginning on or about March 20, 2026 with instructions on how to access our proxy materials and vote online.
We have designed the format of the annual meeting to provide our stockholders with similar rights and opportunities to participate that they would have at an in-person meeting. You will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/EBS2026, and entering the 16-digit control number on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card. If you encounter any difficulties accessing the virtual meeting website, please call the technical support number that will be posted on the meeting log-in page.

By Order of the Board of Directors,

Jessica Perl
Senior Vice President, General Counsel and Corporate Secretary
Gaithersburg, MD
March 20, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 29, 2026

The Company’s proxy statement for the 2026 annual meeting of stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2025, are available at www.proxyvote.com.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING VIA LIVE WEBCAST, WE URGE YOU TO VOTE PROMPTLY.

EXECUTIVE COMPENSATION	28

Compensation Discussion and Analysis	28
Compensation Committee Report	43
2025 Summary Compensation Table	44
2025 Grants of Plan-Based Awards	45
2025 Option Exercises and Stock Awards Vested	46
2025 Outstanding Equity Awards at Fiscal Year-End	46
Payments Upon Termination or Change in Control	50
CEO Pay Ratio Disclosure	54
Equity Compensation Plan Information	54
Pay Versus Performance Disclosure	56
Proposal 4 - Approval of an Amendment to the Emergent BioSolutions Inc. Amended and Restated Stock Incentive Plan to Increase the Number of Shares of Common Stock for the Grant of Awards Under the Plan	60
POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS	70

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	71

ADDITIONAL MATTERS	76

APPENDIX A – DEFINITIONS AND RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL MEASURES	A-1
APPENDIX B - EMERGENT BIOSOLUTIONS INC. AMENDED AND RESTATED STOCK INCENTIVE PLAN	B-1

Proxy Statement Summary
This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information you should consider. You should read the entire proxy statement before voting.
Attend and Vote at Annual Meeting

Meeting Date	Virtual Meeting	Meeting Time	Record Date

April 29, 2026	www.virtualshareholdermeeting.com/EBS2026	9:00 am Eastern Time	March 6, 2026

Proposals, Board Recommendations and Required Vote

Proposals		Board Recommendation	Required Vote

1	Election of Class II Directors	FOR each of the director nominees	Plurality*

2	Ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2026	FOR	Majority of Votes Cast

3	Advisory vote to approve the 2025 compensation of our NEOs	FOR	Majority of Votes Cast

4	Approval of an Amendment to the Emergent BioSolutions Inc. Amended and Restated Stock Incentive Plan to increase the number of shares of common stock for the grant of awards under the Plan	FOR	Majority of Votes Cast
*The nominees who receive the most votes will be elected by stockholders.

How to Vote
If you are a stockholder of record, you may vote your shares:

By Internet	By Telephone	By Mail	At the Meeting

Go to www.proxyvote.com. Vote up until 11:59 p.m. Eastern Time on April 28, 2026.	Call 1-800-690-6903 (toll-free from the U.S. and Canada). Vote up until 11:59 p.m. Eastern Time on April 28, 2026.	Vote by completing, signing and returning your proxy card before the annual meeting.	Go to www.virtualshareholdermeeting.com/EBS2026

Please review the section at the end of this proxy statement titled “QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING” if you have additional questions about how to attend the meeting or other procedural questions about voting on matters to be presented at the meeting.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	1

Corporate Governance
Our Board believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that our Board has adopted. Complete copies of our corporate governance guidelines and code of conduct and business ethics are available on our website at www.emergentbiosolutions.com under “Investors — Governance.” Alternatively, you can request a copy of any of these documents by writing to Emergent BioSolutions Inc., Attn: Investor Relations, 300 Professional Drive, Gaithersburg, Maryland 20879.
Composition of the Board of Directors
Our amended and restated by-laws (the “By-laws”) provide that the number of directors shall be fixed from time to time by the Board. The Board has established the number of directors at 10. The Board is divided into three classes, with one class being elected each year and members of each class serving for staggered three-year terms. Sujata Dayal, Zsolt Harsanyi, Ph.D., and Joseph Papa, are Class II directors with terms expiring at the annual meeting, and all are standing for reelection as Class II directors. John Fowler, Jr. was appointed a Class II director effective March 1, 2026. Neal Fowler, Donald DeGolyer and Marvin White are Class III directors with terms expiring at the 2027 annual meeting. Keith Katkin, Ronald Richard, and Kathryn Zoon, Ph.D., are Class I directors with terms expiring at the 2028 annual meeting. For more information regarding the members of our Board, please see “Directors and Nominees” beginning on page 14.

Name	Age	Class	Term Expires	Director Since	Independent	Position and Title

Sujata Dayal	63	II	2026	2022	✓	Director
John Fowler, Jr.*	68	II	2026	2026	✓	Director
Zsolt Harsanyi, Ph.D.	82	II	2026	2004	✓	Director
Joseph Papa	70	II	2026	2024		Director, President & Chief Executive Officer
Donald DeGolyer	64	III	2027	2023	✓	Director
Neal Fowler	64	III	2027	2023	✓	Director
Marvin White	64	III	2027	2020	✓	Director
Keith Katkin	54	I	2028	2022	✓	Director
Ronald Richard	70	I	2028	2005	✓	Director
Kathryn Zoon, Ph.D.	77	I	2028	2016	✓	Director
*There is no familial relationship between John Fowler, Jr. and Neal Fowler.
Corporate Governance Guidelines
We are strongly committed to the highest standards of ethical conduct and corporate governance. These standards are consistent with our corporate culture. We understand that adhering to sound principles of corporate governance is critical to earning and maintaining the trust of our customers, employees and stockholders. Accordingly, our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, include the following:
•The Board’s principal responsibility is to oversee the management of the Company;
•A majority of the members of the Board shall be independent directors;
•The independent directors shall meet at least annually in executive session;
•Directors shall have full and free access to officers and employees and, as necessary and appropriate, independent advisors;
•New directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis;
•At least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively; and
•In the interest of the Company and its stockholders, the Board oversees sustainability and corporate responsibility activities.

2	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Corporate Governance
Copies of our corporate governance guidelines and code of conduct are available on our website at www.emergentbiosolutions.com under “Investors — Governance.”
Board Independence
Under applicable New York Stock Exchange (“NYSE”) rules, a director will qualify as “independent” only if our Board affirmatively determines that such director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Our Board has established guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with us if our Board determines that such director is independent under Section 303A.02 of the NYSE Listed Company Manual, even if such director:
•Is an executive officer of another company which is indebted to us, or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company with which such director serves as an executive officer; or
•Serves as an officer, director or trustee of a tax-exempt organization to which we make contributions, unless our discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of that organization’s consolidated gross revenues. Our matching of employee charitable contributions would not be included in the amount of our contributions for this purpose.
In addition, ownership of a significant amount of our stock, by itself (as under NYSE listing standards), does not constitute a material relationship. For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of our Board who are independent.
Independence Determinations
Our Board has determined that all of our current directors except Mr. Papa meet the foregoing independence standards, that none of these directors has a material relationship with us and that each of these directors is “independent” as determined under Section 303A.02 of the NYSE Listed Company Manual.
In addition, during 2025, our Board determined that our former director, Louis Sullivan, M.D., who retired on November 14, 2025, was “independent” under this standard.
Meetings and Attendance
In 2025, our Board met six times and the committees of the Board met 23 times in aggregate. During 2025, no director attended fewer than 75% of the total number of meetings of the Board and the total number of meetings of the committees of which the director was a member that occurred during the period that such director served.
Our corporate governance guidelines provide that directors are expected to attend annual meetings of stockholders. All members of our Board at the time of the 2025 annual meeting of stockholders attended the meeting.
The Board’s Role in Risk Oversight
Our Board is actively engaged in the oversight of risks we face and consideration of the appropriate responses to those risks. The Audit and Finance Committee of our Board periodically discusses risk management, including guidelines and policies to govern the process by which our exposure to risk is handled, with our senior management. The Audit and Finance Committee also reviews and comments on a periodic risk assessment performed by management. After the Audit and Finance Committee performs its review and comment function, it reports any significant findings to our Board. The Board is responsible for the oversight of our risk management programs and, in performing this function, receives periodic risk assessment and mitigation initiatives for information and approval as necessary.
The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices for both executive compensation and compensation generally. In addition, the Audit and Finance Committee assists the Board in the oversight of our financial risk management function. In addition, the Quality, Compliance, Manufacturing and Risk Management Committee assists the Board in fulfilling its oversight responsibilities relating to the Company’s ethics and compliance program, including the Code of Conduct and Business Ethics. The Quality, Compliance, Manufacturing and Risk Management Committee also has oversight of compliance with laws, regulations, and industry standards that, if breached, may cause significant business, regulatory, or reputational damage to the Company, including oversight of the Company’s Enterprise Risk Management program and its regulatory compliance, cyber and information security risks.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	3

Corporate Governance

Board Committees
Our Board has established five standing committees — Audit and Finance, Compensation, Nominating and Corporate Governance, Scientific Review and Quality, Compliance, Manufacturing and Risk Management — each of which operates under a written charter that has been approved by our Board. Current copies of these charters are available on our website at www.emergentbiosolutions.com under “Investors — Governance.” Alternatively, you can request a copy of any of these documents by writing to Emergent BioSolutions Inc., Attn: Investor Relations, 300 Professional Drive, Gaithersburg, Maryland 20879. Our Board has determined that all of the current members of each of the Audit and Finance, Compensation and Nominating and Corporate Governance Committees are independent as defined under the applicable rules of the NYSE.
Committee Memberships
Below is a listing of each of the members of the Board of Directors, the committees on which they sit and the number of meetings held by each committee in 2025.

Name	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee	Scientific Review Committee	Quality, Compliance, Manufacturing and Risk Management Committee	Special Transactions Committee*

Zsolt Harsanyi, Ph.D. Board Chairman	fe
Sujata Dayal					c
Donald DeGolyer**		c
John Fowler, Jr.***
Neal Fowler
Keith Katkin						c
Joseph Papa
Ronald Richard			c
Marvin White	c, fe
Kathryn Zoon, Ph.D.				c
Number of Meetings	5	6	4	4	4	0
c Committee Chair    Committee Member     fe Financial Expert
*Dissolved on April 30, 2025
**Appointed Chair on November 24, 2025
***Appointed member effective March 1, 2026

4	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Corporate Governance
Committee Descriptions
Below is a brief description of each Board committee and the scope of its responsibilities.
Audit and Finance Committee
The Audit and Finance Committee’s responsibilities include:
•Appointing, evaluating, approving the compensation of and assessing the independence of our independent registered public accounting firm;
•Overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from our independent registered public accounting firm;
•Reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•Reviewing the type and presentation of information to be disclosed in the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and others;
•Monitoring our internal control over financial reporting and disclosure controls and procedures;
•Providing assistance to the Board in the oversight of our risk management function and ethics and compliance program, including our Code of Conduct and Business Ethics;
•Providing assistance to the Board in the oversight of our internal audit function;
•Assisting the Board in its oversight of financial planning, capital structures, the issuance of securities, use of swaps (and other derivatives) and stock and debt buybacks;
•Reviewing, evaluating and approving the Company’s investment policies and the Company’s foreign exchange policies;
•Meeting independently with our internal auditing staff, ethics and compliance lead, independent registered public accounting firm and management;
•Reviewing and approving or ratifying any related person transactions;
•Evaluating, in coordination with the Compensation Committee, the Company’s senior financial and ethics and compliance management, including the chief financial officer, chief ethics and compliance officer and head of internal audit;
•Preparing the Audit and Finance Committee Report required by U.S. Securities and Exchange Commission (the “SEC”) rules;
•Discussing with the Company’s General Counsel any legal matters that may have a material impact on the Company’s financial statements, accounting policies, compliance with applicable laws and regulations, and any material reports, notices or inquiries received from regulators or governmental agencies, and
•Coordinating with the Nominating and Corporate Governance Committee, in the Nominating and Corporate Governance Committee’s primary oversight of the Company’s sustainability and corporate responsibility activities, including regulatory disclosures.
The members of our Audit and Finance Committee are Ms. Dayal, Mr. John Fowler, Jr., Mr. Neal Fowler, Dr. Harsanyi, and Mr. White. Mr. White is the chair of this Committee. Mr. John Fowler, Jr. was appointed to the Audit and Finance Committee effective March 1, 2026. Our Board has determined that each of the current members of the Committee is “independent” in accordance with NYSE listing standards, meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and is financially literate. Dr. Harsanyi and Mr. White have each been designated as an “Audit and Finance Committee Financial Expert.”
Compensation Committee
The Compensation Committee’s responsibilities include:
•Annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;
•Determining the compensation of our chief executive officer;
•Reviewing and approving the compensation of our other executive officers;
•Overseeing compensation risk management in accordance with SEC rules;
•Overseeing the evaluation of our senior executives;
•Overseeing and administering our cash and equity incentive plans and employee stock purchase plan;
•Reviewing and discussing annually with management our “Compensation Discussion and Analysis” required by SEC rules;
•Reviewing the results of any advisory stockholder votes on executive compensation (“say-on-pay votes”) and considering whether to adjust and/or recommend adjustments to the Board with respect to the Company’s executive compensation policies and practices as a result of such votes;
•Preparing the Compensation Committee report required by SEC rules;

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	5

Corporate Governance
•Coordinating with the Nominating and Corporate Governance Committee, in the Nominating and Corporate Governance Committee’s primary oversight of the Company’s sustainability and corporate responsibility activities; and
•Administering the Company’s Compensation Recovery Policy, and carrying out its duties thereunder, including determining the amount of Excess Compensation (as defined in the Compensation Recovery Policy) and the appropriate means of recoupment.
The members of our Compensation Committee are Mr. DeGolyer, Mr. Katkin, and Mr. Richard. Mr. DeGolyer is the chair of this Committee. Our Board has determined that each of the members of the Committee is “independent” in accordance with NYSE listing standards.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee’s responsibilities include:
•Monitoring compliance with, reviewing and recommending to the Board amendments to the Company’s Certificate of Incorporation and By-laws;
•Reviewing and making recommendations to the Board with respect to our corporate governance guidelines;
•Reviewing, as provided in the corporate governance guidelines, the Board’s leadership structure;
•Identifying individuals qualified to become members of the Board;
•Recommending to the Board the persons to be nominated for election as directors and appointed to each of the Board’s committees;
•Reviewing and making recommendations to the Board with respect to director compensation;
•Reviewing and making recommendations to the Board with respect to management succession planning;
•Overseeing director education programs;
•Overseeing the annual evaluation of the Board; and
•Overseeing the Company’s sustainability and corporate responsibility activities.
The processes and procedures followed by our Nominating and Corporate Governance Committee in identifying and evaluating director candidates and in making recommendations regarding director compensation are described below under the headings “Director Nomination Process” and “Director Compensation,” respectively.
The members of our Nominating and Corporate Governance Committee are Mr. Katkin, Mr. Richard, and Dr. Zoon, and Mr. Richard is the chair of this Committee. Our Board has determined that each of the members of the Committee is “independent” in accordance with NYSE listing standards.
Scientific Review Committee
The Scientific Review Committee’s responsibilities include:
•Providing scientific advice and guidance to the Board regarding decisions related to existing products and technology platforms;
•Reviewing and advising the Board regarding the priorities with respect to our research and development portfolio to ensure alignment with corporate strategy; and
•Providing advice and guidance to the Board with respect to material proposed acquisitions, in-licensing, collaborations and alliances.
The members of our Scientific Review Committee are Mr. Neal Fowler, Dr. Harsanyi, Mr. White and Dr. Zoon. Dr. Zoon is the chair of this Committee.
Quality, Compliance, Manufacturing and Risk Management Committee
The purpose of the Quality, Compliance, Manufacturing and Risk Management Committee is to assist the Board in fulfilling its oversight responsibilities relating to the Company’s compliance with laws, regulations, and industry standards that, if breached, may cause significant business, regulatory, or reputational damage to the Company, including oversight of:
•The Company’s compliance with good manufacturing practice (GxP) (“x” = manufacturing, clinical, laboratory, pharmacovigilance, storage, distribution, etc.) and medical device Quality Management System Regulation;
•The Company’s healthcare compliance, anti-corruption, privacy and data security landscape, medical product safety, supply chain, employee health and safety, political expenditures and lobbying activities, and government contracting;
•The Company’s Enterprise Risk Management program; and
•The Company’s cyber and information security risks.
The members of the Quality, Compliance, Manufacturing and Risk Management Committee are Ms. Dayal, Mr. DeGolyer, Dr. Harsanyi and Dr. Zoon. Ms. Dayal is the chair of this Committee.

6	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Corporate Governance
Special Transactions Committee
The purpose of the Special Transactions Committee was to consider, review, analyze and/or recommend the terms of acquisitions, divestitures, investments, debt and equity financing, reorganizations, joint ventures and/or other strategic transactions of the Company. The Special Transactions Committee was dissolved on April 29, 2025, as the purpose as set forth in the Committee’s Charter was satisfied.
The members of the Special Transactions Committee were Ms. Dayal, Mr. DeGolyer, Mr. Katkin and Mr. White. Mr. Katkin was the chair of this Committee.
Director Nomination Process
The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to members of our Board, management, independent third-party search firms and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the Board. In 2025, the Board utilized Russell Reynolds Associates to assist with identifying and evaluating potential director candidates.
In considering whether to recommend any particular candidate for inclusion in the Board’s slate of director nominees, our Nominating and Corporate Governance Committee considers the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders, as well as the needs of the Board for a specific skill set or experience, and the Nominating and Corporate Governance Committee provides this instruction to the third-party search firms that it uses to assist in the identification of potential director candidates. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity but believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.
Stockholders may recommend to our Nominating and Corporate Governance Committee individuals for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Emergent BioSolutions Inc., 300 Professional Drive, Gaithersburg, Maryland 20879. Assuming that appropriate biographical and background material has been provided on a timely basis, in accordance with the procedures described under the heading “Additional Matters — Stockholder Proposals for the 2026 Annual Meeting,” the Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders by following the same process, and applying the same criteria, as it follows for candidates submitted by others.
Skills/Attributes Composition
We believe our directors possess the skills and attributes necessary to meet our current and future business needs. The Board periodically assesses the mix of skills, attributes and experience of the directors.
Core Attributes for all Board Members
•High level of integrity and character;
•Demonstrated track record of success;
•Advanced degree in science or other relevant discipline; and
•Commitment to contribute the time necessary for active involvement.
Below is a summary of the broader skills possessed by our Board members, in the areas of finance/accounting and corporate governance as well as specialized industry experience.
Finance and Accounting
Financial Experience; Risk Management/Internal Controls; Investment Banking and Mergers and Acquisitions. A significant number of our directors possess financial experience (a critical understanding of accounting and financial reporting). Most of our directors possess experience with risk management/internal controls (for assessing and managing key company risks and their potential impact on compliance, including but not limited to cybersecurity and data control, regulatory compliance and financial risk management). More than half of our directors have indicated that they possess skills in investment banking and mergers and acquisitions (the planning of mergers and acquisitions and other strategic opportunities, capital market transactions and debt financing).

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	7

Corporate Governance
Corporate Governance
Governance Oversight and Executive Compensation. All of our directors have corporate governance skills, with vast experience in governance oversight relationships at public companies, including experience with succession planning and building relationships between board members and senior management and corporate responsibility initiatives. Many have experience as divisional or functional leaders within complex organizations. With respect to executive compensation skills, our directors are experienced in managing a compensation function and/or implementing a program designed to compensate for executive job performance, including knowledge of broad-based performance and incentive planning and measuring.
Specialized Experience
Pharma/Biotech; Medicine/Science; Government (Health, Defense, Intelligence, Security). Most of our directors have experience in healthcare and scientific research and many have diverse backgrounds in the development and licensing of innovative pharmaceutical countermeasures, vaccines and therapeutics. A number of our directors have held appointed positions in federal, state and international government agencies, providing them with extensive knowledge of government relations and regulatory pathways in highly regulated industries. Our Board includes several members with a background in oversight of public health preparedness and political affairs.
Sales/Marketing/Distribution/International Business. Our Board includes several members with a working knowledge of expansion strategies for product growth, regulatory interfacing, marketing and branding. Their backgrounds involve, among other things, exposure to growth markets and economies outside of the United States, including oversight of interactions with government agencies, global health trends and regulatory pathways of international operations (e.g., tech transfer).
Investor/Public Relations. Nearly all of our directors have experience with investor/public relations, enabling them to recognize the alignment between company strategic decision-making and investor relationships and providing an understanding of investor perception, stockholder activism and public relations.
Governance Structure
Our Board is led by an independent Chairman who provides effective oversight of management. Our Board believes that separating the roles of Board Chairman and Chief Executive Officer aligns the Company with best practices for corporate governance of public companies and accountability to stockholders. The Board also believes that this separation provides a leadership model that clearly distinguishes the roles of the Board and management. This structure affords our Chairman the time to focus on managing Board operations and effectiveness and other corporate governance matters, including independent Board leadership.
As an independent Chairman, Dr. Harsanyi serves as the presiding director at all executive sessions of our non-management or independent directors, facilitates communications between the President and Chief Executive Officer and other members of the Board, determines the need for special meetings of the Board and consults with the President and Chief Executive Officer on matters relating to corporate governance and Board performance.
In the event the Chairman of our Board of Directors is not an independent director, our corporate guidelines provide that a majority of the Board’s independent directors may appoint an independent director, who has been nominated by the Nominating and Corporate Governance Committee, to serve as Lead Director.
Communicating with the Board of Directors
Our Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond if and as appropriate. The Chairman of the Board, with the assistance of our Corporate Secretary is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as the Chairman considers appropriate.
Under procedures approved by a majority of our independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we receive repetitive or duplicative communications.
Stockholders and other interested parties who wish to send communications on any topic to our Board of Directors or independent directors as a group should address such communications to the Board of Directors or independent directors, as applicable, c/o Corporate Secretary, Emergent BioSolutions Inc., 300 Professional Drive, Gaithersburg, Maryland 20879. At the direction of the Board, the Corporate Secretary will review all such correspondence and forward to the Board or independent directors a summary and/or copies of any such correspondence that deals with the functions of the Board or its committees or that he or she otherwise determines requires their attention.

8	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Corporate Governance
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our executive officers and directors, and holders of more than 10% of our common stock file reports of ownership and changes in ownership with the SEC and provide us with copies of such reports. Subject to certain exceptions, the Company undertakes to file Section 16 reports on behalf of its directors and executive officers, pursuant to powers of attorney granted to certain attorneys-in-fact at the Company. Based solely on the Company’s review of these reports and executive officer and director certifications, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during fiscal year 2025 except for inadvertent late Form 4 reports filed on October 16, 2025, by Coleen Glessner with respect to the sale of common stock on October 7, 2025, and March 4, 2025, by Coleen Glessner and Richard Lindahl with respect to the cancellation on February 12, 2025 of performance share units granted in 2022.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	9

It
Stock Ownership Information
The following table sets forth information regarding the beneficial ownership of our common stock as of March 6, 2026, by (1) each of our directors and director nominees, (2) each named executive officer, (3) all of our executive officers and directors as a group and (4) each stockholder known by us to beneficially own 5% or more of our outstanding common stock. There were 51,644,495 shares of our common stock outstanding on March 6, 2026.

Name of Beneficial Owner	Outstanding Shares Beneficially Owned(1)	Right to Acquire Beneficial Ownership(2)	Total Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Non-Employee Directors and Director Nominees
Zsolt Harsanyi, Ph.D.	89,331	75,975	165,306	*
Sujata Dayal	54,577	75,975	130,552	*
Donald DeGolyer	45,899	75,975	121,874	*
John Fowler, Jr.(3)	—	—	—	*
Neal Fowler	21,987	75,975	97,962	*
Keith Katkin	49,163	75,975	125,138	*
Ronald Richard	64,016	50,227	114,243	*
Marvin White	54,094	75,975	130,069	*
Kathryn Zoon, Ph.D.	37,396	75,975	113,371	*
Named Executive Officers
Joseph Papa	117,112	1,093,573	1,210,685	2.3%
Richard Lindahl	109,237	266,923	376,160	*
Coleen Glessner	55,823	155,899	211,722	*
Simon Lowry	16,483	34,300	50,783	*
Paul Williams	29,667	123,594	153,261	*
Other Executive Officers	56,322	175,410	231,732	*
All executive officers and directors as a group	801,107	2,431,751	3,232,858	6.0%
5% or greater stockholders
BlackRock, Inc.(4)	3,977,535	—	3,977,535	7.7%
Oak Hill Advisors, L.P.(5)	3,613,338	—	3,613,338	7.0%
The Vanguard Group(6)	3,553,999	—	3,553,999	6.9%
State Street Corporation(7)	2,696,375	—	2,696,375	5.2%
*Represents beneficial ownership of less than 1% of our common stock.
1.Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of our common stock. The information set forth in the table above is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted, to our knowledge, the persons and entities named in the table above have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated in the footnotes below, the address of each of the beneficial owners named in the table above is c/o Emergent BioSolutions Inc., 300 Professional Drive, Gaithersburg, Maryland 20879.
2.Consists of shares of common stock subject to stock options exercisable as of, or within 60 days of March 6, 2026, and shares of common stock issuable under restricted stock unit (“RSU”) awards that vest within 60 days of March 6, 2026. Shares of common

10	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Stock Ownership Information
stock subject to stock options that are exercisable as of or within 60 days of March 6, 2026, and shares of common stock issuable under RSU awards that vest within 60 days of March 6, 2026 are deemed to be outstanding and beneficially owned by the person holding the option or RSU for the purpose of calculating the percentage ownership of that person, but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person.
3.Mr. Fowler was appointed to the Board effective March 1, 2026 and received a new director grant of 5,006 RSUs on March 3, 2026. The RSUs will vest in three annual installments beginning on the day prior to the anniversary of the date of grant, assuming continued service with the Company.
4.Based solely on information provided in a Schedule 13G that was filed with the SEC on July 17, 2025, by BlackRock, Inc. BlackRock, Inc. reported sole voting power with respect to 3,878,642 shares, and sole dispositive power with respect to 3,977,535 shares, as of June 30, 2025. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York, 10001.
5.Based solely on information provided in a Schedule 13G that was filed with the SEC on November 13, 2024. Oak Hill Advisors, L.P. reported sole voting power with respect to 3,613,338 shares and sole dispositive power with respect to 3,613,338 shares, as of September 30, 2024. These amounts include 2,500,000 shares that are issuable upon exercise of 2,500,000 warrants to purchase common stock. The Company has registered the resale of these securities on an effective registration statement (File No. 333-28315) filed under the Securities Act of 1933.The address of Oak Hill Advisors, L.P. is 1 Vanderbilt Avenue, 16th Floor, New York, New York 10017.
6.Based solely on information provided in Amendment No. 4 to a Schedule 13G that was filed with the SEC on January 30, 2026. The Vanguard Group, Inc. reported shared voting power with respect to 356,748 shares and shared dispositive power with respect to 3,553,999 shares of our common stock as of December 31, 2025. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
7.Based solely on information provided in a Schedule 13G that was filed with the SEC on February 9, 2026. State Street Corporation reported shared voting power with respect to 2,493,618 shares and shared dispositive power with respect to 2,696,375 shares of our common stock as of December 31, 2025. The address of State Street Corporation is One Congress Street, Suite 1, Boston, Massachusetts 02114.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	11

Proposals to Be Voted on at the Annual Meeting
PROPOSAL 1 — ELECTION OF CLASS II DIRECTORS

Background
At the annual meeting, stockholders will have an opportunity to vote for the election of Sujata Dayal, John Fowler, Jr., Zsolt Harsanyi, Ph.D., and Joseph Papa as Class II directors following their recommendation by the Nominating and Corporate Governance Committee and nomination by the Board.
The Company’s By-laws provide for the election of directors by a plurality of the votes properly cast by the stockholders at the annual meeting (i.e., the nominees who receive the most votes will be the nominees elected by the stockholders). If elected, the terms of Sujata Dayal, John Fowler, Jr., Zsolt Harsanyi, Ph.D., and Joseph Papa will expire at the 2029 annual meeting of stockholders upon the election and qualification of their successors. Proxies received by the Company from stockholders will be voted to elect these four nominees, unless marked to the contrary. Each of the nominees has indicated his willingness to serve, if elected. However, if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board, or our Board may reduce the number of directors.
Vote Required
Directors will be elected by a plurality of the votes properly cast by stockholders at the Annual Meeting. Votes withheld and broker non-votes will have no effect on the outcome of this vote.

The Board of Directors recommends a vote “FOR” the election of all Class II director nominees.

12	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Proposals to Be Voted on at the Annual Meeting
DIRECTORS AND NOMINEES
The following biographical information discloses each director’s and director nominee’s age, business experience, and other directorships held during the past five years. It also includes the experiences, attributes, and skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that the individual should serve as a director of the Company and the year that each individual was first elected to the Board of Directors.

Director Nominees
Class II Directors—Term to Expire at the 2026 Annual Meeting

Age: 63 Director Since: 2022 Committees: •Audit and Finance •Quality, Compliance, Manufacturing and Risk Management (Chair)
Sujata Dayal
Ms. Dayal has served as a director since July 2022. She served as vice president and global chief compliance officer of Medline Industries, Inc., from March 2020 through May 2023 and currently provides senior advisory services. Over the last two decades, Ms. Dayal has held roles of growing responsibility in compliance with a focus on healthcare compliance in the pharmaceutical and medical device industry. She previously served as a vice president, healthcare compliance at Johnson & Johnson from 2013 to 2020. Prior to that, she served in senior executive roles in ethics and compliance at Biomet, Inc., and Abbott Laboratories.
Ms. Dayal is an attorney by training with expertise in transactional work, regulatory law, privacy and compliance, including healthcare compliance and anti-corruption. She earned her J.D. from Chicago-Kent College of Law, LL.M. from Columbia University School of Law, LL.B. from Rajasthan University Law School in Jaipur, India, and B.A. Honors degree in Political Science from Lady Shri Ram College in New Delhi, India.
Qualifications:
We believe Ms. Dayal’s expertise in transactional work as well as regulatory and compliance enables her to meaningfully contribute to our Board of Directors.

Age: 68 Director Since: 2026 Committees: •Audit and Finance
John Fowler, Jr.
Mr. Fowler was appointed as a director on March 1, 2026. Mr. Fowler has over 30 years of healthcare and finance leadership experience. He is currently chair of the board of trustees of the University of Virginia Darden School Foundation. Previously, he spent 14 years at Wells Fargo Securities in senior leadership roles, including vice chairman, Corporate and Investment Banking. Prior to Wells Fargo, Mr. Fowler held positions as vice chairman of investment banking at Deutsche Bank, head of Health Care Services Banking at JPMorgan, and head of Health Care Banking at Salomon Brothers. Mr. Fowler was also president of Large Scale Biology Corporation, a publicly traded biotech company; a founding partner of Bio-Strategic Directors, a biotech consulting firm; and managing partner of Baycrest Capital, a private equity investment firm. He has served on various corporate boards of directors, including Beverly Enterprises (lead outside director), Large Scale Biology Corporation and Optical Dynamics. Mr. Fowler earned a J.D. from the University of Virginia School of Law, an M.B.A. from the University of Virginia Darden School of Business and a B.A. in History from the University of Virginia.
Qualifications:
We believe Mr. Fowler’s qualifications to serve on our Board of Directors include his deep experience in healthcare, finance and corporate leadership, as well as his track record guiding companies through periods of transformation.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	13

Proposals to Be Voted on at the Annual Meeting

Age: 82 Director Since: 2004 Committees: •Audit and Finance •Scientific Review •Quality, Compliance, Manufacturing and Risk Management
Zsolt Harsanyi, Ph.D.
Dr. Harsanyi has served as the Chairman of our Board of Directors since April 2022 and as a director since August 2004. Dr. Harsanyi has also served as Chairman of the Board of N-Gene Research Laboratories, Inc., a privately-held biopharmaceutical company. Prior to that, Dr. Harsanyi served as Chief Executive Officer and Chairman of the Board of Directors of Expo Bio Inc., (“ExpoBio”), a private biotechnology company, from December 2004 to February 2011. In January 2016, Dr. Harsanyi returned to ExpoBio to serve as Chairman of the board. Since August 2016, Dr. Harsanyi has been a director of Aptevo Therapeutics Inc., (“Aptevo”) a publicly-traded biotech company which focuses on bringing novel oncology and hematology therapeutics to market. Dr. Harsanyi served as president of Porton International plc, a pharmaceutical and vaccine company, from January 1983 to December 2004. Dr. Harsanyi was a founder of Dynport Vaccine Company LLC in September 1996. Prior to joining Porton International, Dr. Harsanyi was vice president of corporate finance at E.F. Hutton, Inc. Previously, Dr. Harsanyi directed the first assessment of biotechnology for the U.S. Congress’ Office of Technology Assessment, served as a consultant to the Presidents’ Commission for the Study of Ethical Problems in Medicine and Biomedical and Behavioral Research and was on the faculties of Microbiology and Genetics at Cornell Medical College. Dr. Harsanyi received a Ph.D. from Albert Einstein College of Medicine and a B.A. from Amherst College.
Qualifications:
We believe Dr. Harsanyi’s qualifications to serve on our Board of Directors include his industry experience, including his senior executive and financial positions.

Age: 70 Director Since: 2024
Joseph C. Papa
Mr. Papa became President, CEO and director of the Company in February 2024. Mr. Papa brings over 35 years of experience in the healthcare and pharmaceutical industry, having most recently served as Chief Executive Officer and Chairman at Bausch and Lomb Corporation (“Bausch and Lomb”) (NYSE: BLCO), a global eye health company. During his tenure, Papa successfully led the Company’s May 2022 initial public offering. Prior to his role at Bausch and Lomb, Papa was the Chief Executive Officer and Chairman of Bausch Health.
He previously served as the Chairman and CEO of Perrigo, a private-label over-the-counter pharmaceuticals manufacturer, and led the pharmaceutical and technologies services division at Cardinal Health, a healthcare services and distribution company. Before that, Mr. Papa held the role of President and Chief Operating Officer at Watson Pharmaceuticals and worked for 14 years at Novartis Pharmaceuticals in the U.S. and Switzerland.
Mr. Papa currently is the Chairman of the Board of SparingVision, a privately held genomic medicines company, a member of the Board of Directors of Mirador Therapeutics, and a member of the Board of Directors of BNS Ophthalmics, both privately held companies. Mr. Papa is also a member of the Board of Directors of Milestone Pharma, and Candel Therapeutics both publicly traded companies.
Qualifications:
We believe Mr. Papa’s qualifications to serve on our Board of Directors include his extensive experience in the healthcare and pharmaceutical industry, including leadership experience serving as Chairman and Chief Executive Officer of other organizations.

14	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Proposals to Be Voted on at the Annual Meeting
Continuing Directors
Class III Directors—Terms to Expire at the 2027 Annual Meeting

Age: 64 Director Since: 2023 Committees: •Compensation (Chair) •Quality, Compliance, Manufacturing and Risk Management
Donald DeGolyer
Mr. DeGolyer has served as a director since October 2023. Mr. DeGolyer has 40 years of healthcare and corporate leadership experience. He was the Founder and Director of Vertice Pharma (a Warburg Pincus company), focused on specialty pharmaceuticals for U.S. institutional use, from 2015 until the sale in 2022. Prior to Vertice, he was Chief Operating Officer, of Endo International, a Nasdaq listed specialty pharmaceutical company, from 2013 to 2015. Between 2009 and 2013, he served as Chief Executive Officer of Sandoz Inc., a $3.5 billion generic pharmaceuticals and biosimilars company where he was responsible for leading over 3,000 associates in North America and also served on the Global Executive Committee of Sandoz AG (a Novartis company), one of the largest global generic companies.
Mr. DeGolyer started his career with Pfizer, Johnson & Johnson and Novartis in commercial roles of increasing responsibility. He served on the Board of HLS. Therapeutics (commercial stage CV/CNS company) and TYME Technologies (development stage cancer company), both publicly traded companies, where he was also Chairman of the Compensation Committees. Mr. DeGolyer served on the Board of Directors of Xevant, Inc., a privately held company from 2023 to 2025. He also has served on several non-profit boards including Make-a-Wish-NJ. He also founded The Strong Women Foundation which aims to help single mothers and their children. Mr. DeGolyer has an Executive M.B.A. from Harvard Business School, an M.B.A. from Fairleigh Dickinson University, and a B.A. from University of Rochester.
Qualifications:
We believe Mr. DeGolyer’s qualifications to serve on our Board of Directors include his significant experience in corporate leadership, specialty pharmaceutical and global business acumen gained from senior positions he has held throughout his career.

Age: 64 Director Since: 2023 Committees: •Audit and Finance •Scientific Review
Neal Fowler
Mr. Fowler has served as a director since October 2023. Mr. Fowler is the Chief Executive Officer of Pathalys Pharma, Inc., a biomedicines company focused on chronic kidney disease. He previously served as Chief Executive Officer of Liquidia Technologies (Nasdaq), transforming the company from an early-stage research platform into a publicly traded biomedicines company. While at Liquidia, Mr. Fowler also co-founded and served as Chief Executive Officer of Envisia Therapeutics (acquired), an ophthalmology company focused on therapeutics. Prior to Liquidia, Mr. Fowler worked for seven years with Johnson & Johnson, serving as President of Centocor, Inc., a global multi-billion dollar subsidiary focused on biomedicines, and President of Ortho-McNeil Neurologics, a company focused on neurological disorders. Mr. Fowler started his career with Eli Lilly and Company, working for 13 years in a variety of sales, marketing and business development roles in both the pharmaceutical and medical device divisions.
Mr. Fowler is the past chair of NCBIO and a past chair of the UNC Eshelman School of Pharmacy Foundation. He is a native of Raleigh, NC and earned his B.S. degree in Pharmacy and M.B.A., both from the University of North Carolina at Chapel Hill.
Qualifications:
We believe Mr. Fowler’s qualifications to serve on our Board of Directors include his strong background in biomedicines, corporate finance and tenure as Chief Executive Officer of Pathalys Pharma, Inc. and experience gained from senior positions he has held throughout his career.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	15

Proposals to Be Voted on at the Annual Meeting

Age: 64 Director Since: 2020 Committees: •Audit and Finance (Chair) •Scientific Review
Marvin White
Mr. White’s current tenure as a director began in October 2020. Mr. White has served as President and Chief Executive Officer of Aptevo and as a member of its Board of Directors since August 2016 and recently announced that effective April 1, 2026, he will retire as CEO and assume the role of Executive Chair of the Aptevo Board of Directors. Mr. White first served as a director of Emergent in June 2010, until his resignation in May 2016. He also served as a consultant to Emergent prior to joining Aptevo. From 2008 to March 2014, Mr. White served as the Chief Financial Officer of St. Vincent Health, and was responsible for finance, materials management, accounting, patient financial services and managed care for all 19 hospitals and 36 joint ventures. Prior to joining St. Vincent Health in 2008, Mr. White was the Chief Financial Officer of Lilly USA, a subsidiary of Eli Lilly and Company, where he also held leadership positions in Treasury and Corporate Finance and Investment Banking in the Corporate Strategy Group. Mr. White is a director of OneAmerica Financial Insurance Partners, Inc., a mutual insurance and financial services company based in Indianapolis, Indiana and Delta Dental of Washington, a Seattle-based dental insurance company. From June 2014 until August 2016, Mr. White served on the board of directors of Washington Prime Group, a NYSE-listed REIT that invests in shopping centers. From July 2015 until March 2017, Mr. White served on the board of directors of CoLucid Pharmaceuticals, Inc., a public pharmaceutical company. Mr. White earned his M.B.A. in finance from Indiana University and his B.S. in Accounting from Wilberforce University.
Qualifications:
We believe Mr. White’s qualifications to serve on our Board of Directors include his strong financial background, tenure as Chief Executive Officer of Aptevo and experience gained from senior positions he has held with other biopharmaceutical organizations.

Continuing Directors
Class I Directors—Terms to Expire at the 2028 Annual Meeting

Age: 54 Director Since: 2022 Committees: •Compensation •Nominating and Corporate Governance
Keith Katkin
Mr. Katkin has served as a director since April 2022. He previously served as the Chief Executive Officer and as a member of the board of directors of Urovant Sciences Ltd. (“Urovant”), a public biopharmaceutical company, from September 2017 until March 2020. Prior to Urovant, Mr. Katkin served as the President and Chief Executive Officer of Avanir Pharmaceuticals, Inc., (“Avanir”), a publicly traded biopharmaceutical company, from 2007 to 2016, where he led the growth and ultimate sale of Avanir to Otsuka Pharmaceutical Co., Ltd. Prior to joining Avanir, Mr. Katkin served as the Vice President, Commercial Development for Peninsula Pharmaceuticals, Inc., a privately held biopharmaceutical company, where he played a key role in the concurrent initial public offering and ultimate sale of the company to Johnson & Johnson. Mr. Katkin currently serves on the boards of Eledon Pharmaceuticals, Inc. (Chairman) and Syndax Pharmaceuticals, each of which is a publicly traded company, and is also Chairman of Ambros Therapeutics, Inc., which is privately held. Mr. Katkin has an M.B.A. from the Anderson School at UCLA and a B.S. in business and accounting from Indiana University. Mr. Katkin is also a licensed Certified Public Accountant.
Qualifications:
We believe Mr. Katkin’s substantial track record of driving growth for pharmaceutical and life sciences companies is invaluable to the Company’s mission.

16	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Proposals to Be Voted on at the Annual Meeting

Age: 70 Director Since: 2005 Committees: •Nominating and Corporate Governance (Chair) •Compensation
Ronald Richard
Mr. Richard has served as a director since January 2005. Mr. Richard served as the president and Chief Executive Officer of the Cleveland Foundation from June 2003 until his retirement in August 2023. From August 2002 to February 2003, Mr. Richard served as president of Stem Cell Preservation, Inc., a start-up medical research company. After leaving Stem Cell Preservation and prior to joining our Board of Directors, Mr. Richard served as a strategic business advisor for IGEN International, Inc., a biotechnology company. Mr. Richard served as chief operating officer of In-Q-Tel, a venture capital fund that provides technologies to the Central Intelligence Agency, from March 2001 to August 2002. Prior to joining In-QTel, Mr. Richard served in various senior management positions at Panasonic, a consumer electronics company. Mr. Richard is a former U.S. diplomat. He served in Osaka/Kobe, Japan and as a desk officer for North Korean, Greek and Turkish affairs at the U.S. Department of State in Washington, D.C. Mr. Richard served as the Chairman of the Board of Trustees, and remains a trustee, of the International Biomedical Research Alliance, an academic joint venture among the National Institutes of Health (“NIH”), Oxford University and Cambridge University. In addition, Mr. Richard currently serves on the Boards of Trustees of University Hospitals, Case Western Reserve University and the Chautauqua Institution. He also serves on the board of directors of two medical start-up companies in Cleveland, Ohio: Convelo and Astute Signals. Mr. Richard received an M.A. in international relations from Johns Hopkins University School of Advanced International Studies and a B.A. in history from Washington University. He holds honorary doctorates in humane letters from Notre Dame College and Baldwin Wallace College and an honorary doctorate in science from the Northeast Ohio Medical College.
Qualifications:
We believe Mr. Richard’s qualifications to serve on our Board of Directors include his past and current industry experience, his prior senior management positions, and positions in the biotechnology industry.

Age: 77 Director Since: 2016 Committees: •Scientific Review (Chair) •Nominating and Corporate Governance •Quality, Compliance, Manufacturing and Risk Management
Kathryn Zoon, Ph.D.
Dr. Zoon has served as a director since November 2016. Dr. Zoon is currently NIAID/NIH Scientist Emeritus, a position she has held since August 2016 where she has also had budget responsibility for a division of intramural research at National Institute of Allergy and Infectious Diseases (“NIAID”). Dr. Zoon is also on the Board of Directors of the International Biomedical Research Alliance. Dr. Zoon has been a member of the National Academy of Medicine since 2002 and was also a member of the Division on Earth and Life Studies Committee, National Research Council, from 2015 to 2020. In 2021, Dr. Zoon joined the non-profit organization, International Alliance for Biological Standardization, as a special advisor. She was also a Board member of the Food and Drug Administration (“FDA”) Alumni Association from 2017 to 2020. From April 2016 to June 2016, she was Interim Director of the new NIH Office of Research Support and Compliance. She was also Chief of the Cytokine Biology Section in the Division of Intramural Research, NIAID, NIH until July 2016, where she conducted research on human interferon alphas and developed a new cell therapy using IFNs and autologous monocytes and she is still collaborating with the National Cancer Institute (“NCI”) on a clinical trial for ovarian cancer. She was previously the Scientific Director and the Director of the Division of Intramural Research at NIAID from 2006 to August 2015 and was the Deputy Director for Planning and Development of the Division of Intramural Research at NIAID, from 2004 to 2006. Dr. Zoon served as the Principal Deputy Director of the Center for Cancer Research at the NCI from 2003 to 2004. She served as the Director of the Center for Biologics Evaluation and Research (“CBER”) where she managed the $350 million budget, FDA (from 1992 to 2003), and a member of the NIH Scientific Directors from 1992 to 2015. Dr. Zoon was the Director of the Division of Cytokine Biology in CBER, from 1988 to 1992. She studied the production and purification of human interferon at NIH from 1975 to 1980. She received her Ph.D. in biochemistry from the Johns Hopkins University and her B.S. degree, cum laude, in chemistry from Rensselaer Polytechnic Institute. Dr. Zoon was an associate editor of the Journal of Interferon Research. She was President of the International Society for Interferon and Cytokine Research from 2000 to 2001. She has served as a member of the World Health Organization’s Expert Committee on Biological Standards for almost two decades. In 2019, Dr. Zoon was honored by Women’s Inc. as one of the most influential corporate board directors. In 2021, Dr. Zoon was inducted into the Rensselaer Polytechnic Institute’s Hall of Fame.
Qualifications:
We believe Dr. Zoon’s financial acumen and expertise in regulatory matters and product development adds great depth and breadth to our Board of Directors.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	17

Proposals to Be Voted on at the Annual Meeting
Board Experience, Attributes and Skills
Each of our directors brings experience, attributes, and skills in the categories outlined in the following matrix.This matrix provides a high-level summary, not an exhaustive list of each director’s skills or contributions to the Board.

Experience/Attributes/Skills	Zsolt Harsanyi, Ph.D.*	Joseph Papa	Sujata Dayal	Donald DeGolyer	John Fowler, Jr.	Neal Fowler	Keith Katkin	Ronald Richard	Marvin White	Kathryn Zoon, Ph.D.

CEO Experience

Financial Experience

Risk Management/Internal Controls

Investment Banking/M&A Experience

Governance Oversight Experience

Executive Compensation Experience

Pharma/Biotech Experience

Medicine/Science Experience

Government-Health/Defense/Intelligence/Security

Sales/Marketing/Distribution Experience

International Business Experience

Investor/Public Relations Experience

*Board Chairman

18	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Proposals to Be Voted on at the Annual Meeting
Board Snapshot

Director Tenure

0-5 Years	6-10 Years	Over 11 Years

Age Distribution

1	7	2

50-60 Years	61-70 Years	Over 71 Years

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	19

Proposals to Be Voted on at the Annual Meeting
DIRECTOR COMPENSATION
The compensation of our directors is established by our Nominating and Corporate Governance Committee based on information related to market practice provided by our independent compensation consultant WTW. This compensation is periodically reviewed with respect to cash retainers, meeting fees and equity incentives. The following table sets forth information for the fiscal year ended December 31, 2025 regarding the compensation of our non-employee directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)

Zsolt Harsanyi, Ph.D.	245,000	250,000	—	495,000
Sujata Dayal	98,750	250,000	—	348,750
Donald DeGolyer	88,556	250,000	—	338,556
Neal Fowler	95,000	250,000	—	345,000
Keith Katkin	100,000	250,000	—	350,000
Ronald Richard	100,000	250,000	—	350,000
Louis Sullivan, M.D.(3)	93,865	250,000	—	343,865
Marvin White	110,000	250,000	—	360,000
Kathryn Zoon, Ph.D.	110,000	250,000	—	360,000
1.The amounts in the “Fees Earned or Paid in Cash” column are prorated based on the date of the start of service for the applicable committee(s). Mr. John Fowler, Jr. was elected to the Board effective March 1, 2026 and therefore did not receive any compensation as a director in 2025.
2.The amounts in the “Stock Awards” column reflect the grant date fair value of equity awards granted to the directors named in the table above for the fiscal year ended December 31, 2025, calculated in accordance with SEC rules.
3.Dr. Sullivan retired on November 14, 2025.
Under our director compensation program, non-employee directors receive the compensation set forth in the table below. We also reimburse our non-employee directors for out-of-pocket expenses incurred in connection with attending our Board and committee meetings. In early 2026 the Board made changes to the non-employee director compensation program to increase the amounts of the initial election equity award and annual equity award to $270,000 each, up from $175,000 and $230,000, respectively. In addition, the allocation for such awards was revised from 50% RSUs and 50% stock options to 75% RSUs and 25% stock options. In making these changes the Board considered market practice based on information provided by WTW.

20	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Proposals to Be Voted on at the Annual Meeting
Under our director compensation program, non-employee directors receive the compensation set forth in the table below. We also reimburse our non-employee directors for out-of-pocket expenses incurred in connection with attending our Board and committee meetings.

Element	2025 Non-Employee Director Compensation Program	2026 Non-Employee Director Compensation Program

Annual Retainer for Non-Employee Board Members	$70,000	$70,000

Additional Annual Retainer - Non-Executive Chairman	$140,000	$140,000

Board Meeting Fees	None	None

Committee Meeting Fees	None	None

Committee Chair Additional Retainer - Audit and Finance	$25,000	$25,000

Committee Chair Additional Retainer - All committees, excluding Audit and Finance	$20,000	$20,000

Committee Member Additional Retainer - Audit and Finance	$15,000	$15,000

Committee Member Additional Retainer - All committees, excluding Audit and Finance	$10,000	$10,000

Annual Equity Award - 75% RSUs and 25% stock options	$250,000	$270,000

Initial Election Equity Award - 75% RSUs and 25% stock options[1,2]	$320,000	—

1.Initial election equity award values are inclusive of the annual equity award for the applicable year.
2.The enhanced initial election equity award was eliminated in favor of a uniform annual equity award for all directors subject to proration in a director’s initial year of service.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	21

Proposals to Be Voted on at the Annual Meeting
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP currently serves as our independent registered public accounting firm. After consideration of the firm’s qualifications and past performance, the Audit and Finance Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
Under NYSE and SEC rules and the Audit and Finance Committee charter, the Audit and Finance Committee is directly responsible for the selection, appointment, compensation and oversight of the Company’s independent registered public accounting firm and is not required to submit this appointment to a vote of the stockholders. Our Board and the Audit and Finance Committee, however, consider the appointment of our independent registered public accounting firm to be an important matter of stockholder concern and are submitting the appointment of Ernst & Young LLP for ratification by our stockholders as a matter of good corporate practice. One or more representatives of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement and respond to appropriate questions from stockholders. In the event that our stockholders fail to ratify the appointment of Ernst & Young LLP, it will be considered as a direction to the Audit and Finance Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit and Finance Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Vote Required
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of the majority of votes properly cast on the matter at the annual meeting. Abstentions will have no effect on the outcome of this vote. We do not expect to receive broker non-votes on this proposal because brokers will have discretionary authority to vote uninstructed shares, but to the extent we receive broker non-votes they will have no effect on the outcome of this vote.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

22	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Proposals to Be Voted on at the Annual Meeting
AUDIT AND FINANCE COMMITTEE REPORT
The Audit and Finance Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2025, and discussed them with management and the independent registered public accounting firm, as well as the effectiveness of the Emergent BioSolutions Inc.’s internal control over financial reporting as described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
The Audit and Finance Committee also has received from, and discussed with, the Company’s independent registered public accounting firm various communications that the independent registered public accounting firm is required to provide to the Audit and Finance Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC, including the audit scope and results, the critical audit matter addressed during the audit, the Company’s critical accounting policies and estimates and new accounting guidance.
The Audit and Finance Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Finance Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.
Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors of Emergent BioSolutions Inc. that the audited financial statements be included in the Annual Report for filing with the SEC.

By the Audit and Finance Committee of the Board of Directors of Emergent BioSolutions Inc.
Marvin White, Chair Sujata Dayal Neal Fowler Zsolt Harsanyi, Ph.D.

*John D. Fowler, Jr. was elected as a director and appointed to the Audit and Finance Committee effective March 1, 2026, following the Committee’s approval of this report and the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2025.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	23

Proposals to Be Voted on at the Annual Meeting
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Independent Registered Public Accounting Firm’s Fees
The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit and other services. For the 2025 audit period, audit fees include an estimate of amounts not yet billed. None of the fees described in the following table were approved using the “de minimis exception” under SEC rules.

	December 31,

	2025 ($)	2024 ($)

Audit Fees	3,273,848	5,273,561
Audit-Related Fees	—	—
All Other Fees	—	—
Tax Fees	37,502	34,075
Total	3,311,350	5,307,636
Audit Fees. Audit fees consist of fees for the audit of our consolidated financial statements and other professional services provided in connection with statutory and regulatory filings or engagements.
Audit-related Fees. Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements, which are not reported under “Audit Fees.”
All Other Fees. All other fees consist of the aggregate fees billed for any other products and services provided by the principal accountant.
Tax Fees. Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax advice and tax planning services relate to assistance with tax credit and deduction studies, including audit support.
Pre-Approval Policies and Procedures
Our Audit and Finance Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit and Finance Committee or the engagement is entered into pursuant to the pre-approval procedures described below.
From time to time, our Audit and Finance Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. The pre-approval of certain services may be delegated to one or more of the Audit and Finance Committee’s members, but the decision must be reported to the full Audit and Finance Committee at its next scheduled meeting.

24	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Proposals to Be Voted on at the Annual Meeting
PROPOSAL 3 — ADVISORY VOTE TO APPROVE 2025 COMPENSATION OF NEOs

Our Board has determined to provide our stockholders the opportunity to vote each year to approve, on an advisory basis, the compensation of our NEOs as disclosed in this proxy statement.
Our executive compensation programs are designed to attract, motivate, and retain executive officers, who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.
The “Executive Compensation” section of this proxy statement, including “Compensation Discussion and Analysis,” each beginning on page 28, describes in detail our executive compensation programs and the decisions made by the Compensation Committee and the Board with respect to 2025. Highlights of our executive compensation program include the following:
1.Pay should be linked to performance;
2.Compensation opportunities should be competitive with relevant peer companies;
3.The equity compensation program should align executive interests with those of stockholders; and
4.Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.
As we describe in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with those of our stockholders. Our Board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management and that our compensation policies and practices are not reasonably likely to have a material adverse effect on us.
Pursuant to Section 14A of the Exchange Act, our Board is asking stockholders to approve, on an advisory basis, the following resolution:
RESOLVED, that the compensation paid to Emergent BioSolutions Inc.’s named executive officers in 2025, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related narrative discussions disclosed in this proxy statement, is hereby approved on an advisory basis.
As an advisory vote, this proposal is not binding. Although the vote is non-binding, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our executive officers.
Vote Required
Approval of the advisory vote on 2025 compensation of our NEOs requires the affirmative vote of the majority of the votes properly cast on the matter at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of this vote.

The Board of Directors recommends a vote “FOR” the approval, on an advisory basis, of the 2025 compensation of our named executive officers.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	25

Identification of Executive Officers
Set forth below is information regarding the positions, ages and business experience of each of our current executive officers.

Name	Age	Position

Joseph Papa	70	President, Chief Executive Officer and Director
Richard Lindahl	62	Executive Vice President, Chief Financial Officer
Coleen Glessner	55	Executive Vice President, Quality and Ethics and Compliance
Simon Lowry, M.D.	53	Chief Medical Officer, Head of Research and Development
Paul Williams	59	Senior Vice President, Products Business
William Hartzel	48	Senior Vice President, Manufacturing and Bioservices
Jessica Perl	45	Senior Vice President, General Counsel and Corporate Secretary
Joseph Papa. For more information about Mr. Papa, please see his biography under the caption “Directors and Nominees.”
Richard Lindahl. Mr. Lindahl was appointed as our Executive Vice President, Chief Financial Officer in March 2018. He served as Treasurer of the Company from March 2018 until October 2025. Mr. Lindahl has more than two decades of financial leadership experience. Prior to joining us, Mr. Lindahl served as Chief Financial Officer of CEB Inc. (“CEB”), a best practice insight and technology company, from May 2009 until April 2017 and as its principal accounting officer until July 2015. At CEB, Mr. Lindahl was responsible for managing finance strategy and operations, tax and investor relations initiatives, overseeing the corporate real estate, facilities and procurement functions and serving as chair of its investments and acquisitions committee. From 2006 until 2008, Mr. Lindahl served as Senior Vice President and Treasurer of Sprint Nextel Corporation and from 2005 to 2006, he served as Vice President and Treasurer of Sprint Nextel. From 1997 until 2005, Mr. Lindahl served in various positions at Nextel Communications, Inc. (“Nextel”) including as Treasurer and in financial planning and analysis roles. Prior to joining Nextel, from 1995 until 1997, Mr. Lindahl held the position of Vice President, Finance at Pocket Communications, Inc. Before 1995, Mr. Lindahl held various positions at MCI Communications Corp., Deloitte & Touche LLP, and Casher Associates, Inc. Mr. Lindahl earned an M.B.A. from the Darden School at the University of Virginia and a B.A. in computer science from Dartmouth College.
Coleen Glessner. Ms. Glessner has served as Executive Vice President, Quality and Ethics and Compliance since March 2022. Prior to joining Emergent, she held multiple positions at Alexion Pharmaceuticals, Inc. including Senior Vice President, Chief Quality Officer from January 2017 to August 2021 and Vice President, Head of R&D Quality and Compliance from July 2015 to December 2016. Ms. Glessner also spent approximately 15 years in various roles at Pfizer Inc. Ms. Glessner received an M.B.A. from the Massachusetts Institute of Technology and a B.S. in Biology from the University of Pittsburgh.
Simon Lowry, M.D. Dr. Lowry has served as our Chief Medical Officer, Head of Research and Development since 2024. Dr. Lowry is an experienced physician scientist and healthcare leader who is dedicated to advancing science to improve outcomes for patients. He brings over 25 years of experience in clinical medicine and development to help drive innovation and scientific excellence. Before joining Emergent, he served as Chief Executive Officer for Mysthera Therapeutics AG, an early-stage biotechnology company engaged in the development of PIM kinase inhibitors as therapeutics for autoimmune diseases from November 2023 to November 2024. Dr. Lowry served as Chief Medical Officer at Zenas BioPharma from September 2022 to July 2023. From March 2020 to September 2022, Dr. Lowry served as Chief Medical Officer at Kinevant Sciences, and from March 2019 to June 2021, he served as Head Immunology Research & Development at Roivant Sciences. Dr. Lowry is a graduate of Cambridge University School of Clinical Medicine and worked in internal medicine in the UK and in Australia before joining the pharmaceutical industry. He has extensive experience in multiple therapeutic areas, including rheumatology and pain, oncology, critical care, dermatology and immunology, ophthalmology and transplant.
Paul Williams. Mr. Williams has served as our Senior Vice President, Products Business since January 2023. In this role he leads Emergent’s medical countermeasures and commercial products business, including NARCAN® Nasal Spray. Prior to assuming this role, Mr. Williams was Senior Vice President, Government-Medical Countermeasures from January 2022 to January 2023. He also served as the Interim Head of the Vaccines Business Unit from March to December 2021 and Vice President, Global Commercial, Vaccines from May 2020 to February 2021. Before joining Emergent, Mr. Williams was General Manager of Transplant Services at CareDx from June 2019 to May 2020 and held various positions at AMAG Pharmaceuticals from 2014 to 2019, including Senior Vice President, Women’s Health Division. Mr. Williams joined AMAG Pharmaceuticals from Lumara Health where he served on the management team in 2014 to prepare for and execute the sale of the company to AMAG Pharmaceuticals. Mr. Williams additionally

26	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Identification of Executive Officers
served as Senior Vice President & General Manager for Actavis, Inc. (now Allergan) from 2011 to 2013 and held various sales, marketing and operations leadership roles at MedImmune from 2006 to 2011 and Centocor from 1998 to 2006. Mr. Williams earned a B.S. in Finance from Virginia Tech and also holds a certificate of Strategic Marketing from The Wharton School (Executive Education).
William Hartzel. Mr. Hartzel has served as our Senior Vice President, Manufacturing and Bioservices, since March 2024. He served as Senior Vice President, CDMO Business Leader from March 2022 until May 2022 and Senior Vice President, CDMO Business from May 2022 until March 2024. Mr. Hartzel is an accomplished leader with a passion to build teams and deliver results. His wide-ranging experience in manufacturing, R&D, and sales makes him uniquely positioned to drive the continuous improvement of Emergent’s manufacturing operations and bioservices business. Before joining Emergent, Mr. Hartzel was the Chief Commercial Officer for Woodstock Sterile Solutions from April 2021 until March 2022, and spent more than a decade at Catalent Pharma Solutions in a variety of roles, including product management, strategy, commercial operations, and business development. Mr. Hartzel received an M.B.A. from Villanova University and a B.S. in Chemical Engineering from Villanova University.
Jessica Perl. Ms. Perl has served as our Senior Vice President, General Counsel and Corporate Secretary since October 2024, having been promoted from her prior roles with the Company as its Vice President, Corporate Legal Affairs from January 2023 until August 2024 and Interim General Counsel and Corporate Secretary from August 2024 to October 2024. Ms. Perl served as Assistant General Counsel and Assistant Corporate Secretary from January 2019 to January 2022 and as Deputy General Counsel and Assistant Corporate Secretary from January 2022 until January 2023 at Zelis. Ms. Perl has more than 15 years of experience as a legal professional providing advanced guidance to business leaders and has been integral in providing meaningful contributions to the development, success, and growth of organizations. Ms. Perl has an interdisciplinary B.A. in CLEG (Communications, Legal Institutions, Economics and Government) from American University, an M.P.A. from American University and a J.D. from Seton Hall University School of Law.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	27

Executive Compensation
COMPENSATION DISCUSSION AND ANALYSIS

This section of our proxy statement provides our stockholders and other stakeholders with information about our executive compensation programs, decisions, and associated governance for our Named Executive Officers (NEOs) in 2025.

Named Executive Officers
Title as of December 31, 2025
Joseph Papa
President and Chief Executive Officer
Richard Lindahl
EVP, Chief Financial Officer
Coleen Glessner
EVP, Quality and Ethics and Compliance
Simon Lowry
Chief Medical Officer and Head of Research and Development
Paul Williams
SVP, Products Business

28	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
EXECUTIVE SUMMARY
Year in Review
In 2025, Emergent continued to advance its multi-year strategy to turnaround and transform the company. Building upon a long legacy of working with the government around the world to deliver products that protect against public health threats, Emergent extended its leadership in opioid emergency preparedness and medical countermeasures.
Our 2025 performance reflects strong execution of the company’s transformation plan and strategic goals. Total revenue was $742.9 million compared to $1,043.6 million in 2024, net income was $52.6 million compared to a loss of $(190.6) million in 2024, adjusted net income1 was $86.8 million versus a loss of $12.1 million in 2024, and adjusted EBITDA1 was $205.0 compared to $183.1 million in 2024.
Key Results
• Net leverage1 improved to 1.9x adjusted EBITDA1
•$100 million debt repaid with cash on hand
•Sold Baltimore-Bayview facility to Syngene International for $36.5 million, retaining the rights to secure manufacturing capacity for future growth
•Initiated stock repurchase program and repurchased $24.8 million of our common stock in 2025 and reauthorized the program in February 2026 to repurchase up to an additional $50 million of our common stock through March 31, 2027
•Inclusion in the Russell 3000® Index effective June 27, 2025
•Announced ~$303 million of medical countermeasures (“MCM”) contract options
•Gained Exclusive Commercial Rights to KLOXXADO® (naloxone HCI) Nasal Spray 8 mg in the United States and Canada
•Expansion of our proprietary NARCANDirect® online distribution network to include KLOXXADO® (naloxone HCl) Nasal Spray 8 mg and Convenience Kits
•Recognized 10-year anniversary of the U.S. FDA approval of NARCAN® Nasal Spray
•Received U.S. FDA approval for drug product manufacturing of raxibacumab at Winnipeg, Canada facility
•Investment agreement and strategic relationship with Swiss Rockets AG to advance next generation product candidates
•Completion of initial review of MOSA trial safety data by independent data and safety monitoring board, with no safety concerns identified and recommendation for continuation of the trial
•Resolved legacy legal disputes and improved quality and compliance outcomes

The graphical illustrations below compare our 2025 total revenues, adjusted EBITDA, and operating expenses (R&D and SG&A) against the same key financial performance metrics for fiscal year 2024.
1.See “ Definitions and Reconciliations of Non-GAAP to GAAP Financial Measures” in Appendix A of this proxy statement for a reconciliation of this non-GAAP financial measure to the most closely related GAAP financial measure.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	29

2025 Say-on-Pay

At our 2025 annual meeting of stockholders, approximately 84% of votes from our stockholders were cast in favor of our say-on-pay resolution confirming continued support for our executive compensation framework. Although this level was less than our five-year average of 91%, we believe the vote reflects continued stockholder support for our executive compensation framework.
91% 5-year average vote in favor
Alignment of Pay with Performance
Our 2025 performance exceeded the expectations we had at the start of 2025. This performance resulted in the following, which reflects our commitment to designing executive compensation programs that align pay and performance.
•Above target outcomes for annual cash incentive awards. The Company’s 2025 results exceeded the performance expectations established at the beginning of the year, which was reflected in above‑target outcomes under the annual incentive program. Upon evaluating the Company’s 2025 accomplishments, including strong profitability, deleveraging, and enterprise execution, the Compensation Committee approved a 107% payout for the year.
•2023-2025 PSUs were paid out at 25% based on evaluation of performance goals. The performance stock unit (PSU) awards granted in 2023 concluded their three-year performance period on December 31, 2025. The three-year cumulative adjusted EBITDA margin for the performance period as presented to and determined by the Compensation Committee in February 2026 was 12.9%, which closely approximated the 13.0% threshold performance target, which would have resulted in a 25% payout. Although performance for the applicable PSU performance period did not reach the threshold level established at grant, the Compensation Committee exercised upward discretion to approve a 25% payout for all award recipients. In doing so, the Compensation Committee considered the Company’s significant progress on strategic initiatives, leadership continuity considerations, and the impact of external factors that were not fully contemplated when goals were established. The Compensation Committee believes this outcome appropriately balances pay‑for‑performance alignment with the need to retain and motivate senior leadership. The Compensation Committee recognizes that the use of discretion in these circumstances is not a routine practice and expects such discretion to remain limited and fact‑specific.
2025 Compensation at a Glance
The Compensation Committee approves the target compensation levels, mix and design for our executive officers. Our executive compensation program in 2025 was modified from the prior year and was comprised of base salary, target annual cash incentive, and a fixed annual equity grant consisting of stock options and either PSUs, for our CEO, or RSUs, for our other executive officers.
CEO Compensation
Mr. Papa continued to serve as our President, and Chief Executive Officer throughout 2025. The Compensation Committee approved the following compensation for Mr. Papa for 2025:
•Base salary. Mr. Papa’s annual base salary was set at $1,040,000, an increase of 4% from the prior year.
•Annual cash incentive for 2025 performance. Mr. Papa’s annual cash incentive remained at 130% of target.
•Annual equity award granted in 50% stock options and 50% PSUs. An equity award consisting of 282,500 stock options and 282,500 PSUs was granted in March 2025. The stock options will vest over a three-year period subject to continued service, with one-third of the total grant vesting on the day prior to each of the first, second, and third annual anniversaries of the date of grant. The PSUs will vest pro-rata over a three-year period subject to continued service, subject to the attainment of certain adjusted EBITDA targets for 2025. In February 2026, the Compensation Committee determined that the adjusted EBITDA target was met for the PSUs granted in 2025.
Other NEO Compensation
For 2025, the Compensation Committee approved the following compensation program for NEOs, other than Mr. Papa:
•Limited increases to base salaries. Executive officers other than Mr. Papa received salary increases for 2025, which ranged from approximately 3.5% to 3.75%.
•Unchanged annual cash incentive opportunities with unchanged weighting of financial measures. There were no changes to the annual cash incentive opportunities for 2025. Payouts continued to be earned based on a combination of corporate and individual performance goals weighted 90% and 10%, respectively. Corporate performance continued to reflect a combination of

30	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
financial and operational priorities for the year including innovation and partnerships, quality, supply, and compliance, with the weighting of financial goals accounting for at least 50% of the overall corporate performance factor.
•Annual equity awards in the form of 50% stock options and 50% RSUs. In 2025, due to continuing share pool constraints, equity grants for the year were made in a combination of a fixed share option grant and a fixed share RSU grant. The stock options and RSUs will vest over a three-year period subject to continued service, with one-third vesting on the day prior to each of the first, second, and third anniversaries of the date of grant. The option grants will expire the day immediately prior to the seventh anniversary of the date of grant. Grant date fair values are calculated utilizing a Black-Scholes valuation model for stock option awards.This approach meant that grant date fair values were lower than the values approved by the Compensation Committee as a result of the share price decreasing between the date of approval and the date of grant. Limited exceptions to this approach applied to certain executive officers. The Chief Financial Officer’s equity award was approved based on a target grant‑date value rather than a fixed number of shares.
Looking to 2026
CEO Compensation
The Compensation Committee approved the compensation for Mr. Papa, effective January 1, 2026, as follows:
•Unchanged base salary. The Compensation Committee maintained Mr. Papa’s base salary at $1,040,000.
•2025 annual cash incentive. Based on its evaluation of corporate performance (Mr. Papa’s incentive has no individual component), the Compensation Committee determined to award Mr. Papa a cash bonus of $1,446,640 for his contributions to the Company’s performance in 2025, which was 130% of his 2025 annual cash incentive target opportunity, modified for a “corporate factor” of 107%.
•Annual equity award granted in 25% stock options, 25% contingent RSUs and 50% contingent PSUs. An equity award consisting of 252,194 stock options, 187,708 contingent RSUs and 375,417 contingent PSUs was granted to Mr. Papa on March 3, 2026. The stock options will vest over a three-year period subject to continued service, with one-third of the total grant vesting on the day prior to each of the first, second, and third annual anniversaries of the date of grant. The 2026 option grants will expire the day immediately prior to the seventh anniversary of the date of grant. Due to a limited available share pool, the RSUs and PSUs were granted contingent upon stockholder approval of the amendment to the Plan to increase the number of shares available for grant. Subject to the receipt of stockholder approval, the RSUs will vest pro-rata over a three-year period, and the PSUs will vest in 2029, subject to the achievement of 2026 performance targets with an additional two-year time-based vesting, and a 2026-2028 performance target, and in each case subject to continued service. If stockholders do not approve the amendment to the Plan to increase the number of shares available for grant under the Plan, the contingent RSUs and PSUs will be automatically forfeited as of the date of the annual meeting.
Other NEO Compensation
For 2026, the modest changes approved by the Compensation Committee for NEOs, other than Mr. Papa, are summarized below:
•Limited increases to base salaries. Executive officers received salary increases for 2026, which ranged from approximately 3.25% to 4.00%.
•Unchanged annual cash incentive opportunities with unchanged weighting of financial measures. There were no changes to the annual cash incentive opportunities for 2026. Payouts will continue to be earned based on a combination of corporate and individual performance goals weighted 90% and 10%, respectively. Corporate performance will continue to reflect a combination of financial and operational priorities for the year, with the weighting of financial/growth goals accounting for 65% of the overall corporate performance factor.
•Annual equity awards in the form of stock options and RSUs. The annual equity awards will vest over a three-year period subject to continued service, with one-third of the total grant vesting on the day prior to each of the first, second, and third anniversaries of the date of grant. The 2026 option grants will expire the day immediately prior to the seventh anniversary of the date of grant. Due to a limited available share pool, the RSUs were granted contingent upon stockholder approval of the amendment to the Plan to increase the number of shares available for grant. Subject to the receipt of stockholder approval, the RSUs will vest over a three-year period subject to continued service. If stockholders do not approve the amendment to the Plan to increase the number of shares available for grant under the Plan, the contingent RSUs will be automatically forfeited as of the date of the annual meeting.
The Compensation Committee made these decisions holistically with due consideration of multiple factors and focused on the best interests of our stockholders. Our compensation program continues to emphasize equity-based compensation and pay-for-performance.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	31

COMPENSATION DESIGN
Compensation Philosophy

At Emergent, our mission is to protect and save lives. We provide solutions for complex and urgent public health threats through a portfolio of vaccines and therapeutics that we develop and manufacture for governments and consumers. We also offer a range of integrated contract development and manufacturing services for pharmaceutical and biotechnology customers. To be successful, we need to attract and retain top talent who embrace this vision to support our growth strategy in alignment with the long-term interests of our stockholders.
Our compensation philosophy informs the decisions made by the Compensation Committee, and our executive compensation programs are based on four key principles that embody this philosophy.

Our Compensation Philosophy
•Supports a pay-for-performance culture
•Focuses on achieving well-articulated goals
•Demonstrates leadership values
•Provides market-competitive compensation
•Focuses on attracting and retaining top talent
•Rewards individual contributions
•Employs disciplined use of equity

Principle	How we achieved this in 2025 at Emergent BioSolutions for our NEOs

Pay should be linked to performance.	A significant portion of compensation is variable.
On average, 73% of NEO(1) target direct compensation is based on performance, delivered in the form of either annual cash bonuses or equity awards.
Equity compensation should align executive interests with those of stockholders.	Equity compensation is awarded in a combination of stock options and PSUs for our CEO, and stock options and RSUs for our other NEOs.
Stock options and RSUs align rewards with stock price performance.
PSUs incentivize achievement of our financial objectives and return to our stockholders.
Overall compensation is targeted within a range of the competitive market median.
Compensation opportunities should be competitive with relevant peer companies.	Compensation peer groups reflect the industries we compete with for executive talent and take into account revenues, market capitalization, net income, headcount, and research & development expense.
Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.	Executives participate in broad-based benefits that are generally available to all employees.
Any supplemental benefits or perquisites are considered on a case-by-case basis.
No NEO received supplemental benefits or perquisites in 2025.
1.Average weighting of the target annual cash and equity incentives in NEOs’ 2025 target compensation packages.

32	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
Compensation Policies and Practices
In furtherance of good governance, there are a number of policies and practices applicable to NEOs that we embrace.

What We Do

Pay-for-Performance
Deliver the majority of executive compensation in at-risk performance-based pay.
Maintain a robust compensation recoupment policy.
Require meaningful stock ownership through defined guidelines.
Conduct regular market benchmarking against reasonable peers.
Maintain payout caps on variable compensation.
Conduct an annual risk assessment of compensation programs.
Operate double-trigger change in control provisions.
Retain an independent compensation consultant.
Include a say-on-pay proposal in our annual proxy statement.

What We Don’t Do

X	No single-trigger vesting of equity on a change in control.
X	No tax gross-ups in connection with change in control severance payments and benefits.
X	No backdating or repricing of options.
X	No payment of dividends or dividend equivalents unless equity awards are earned and/or vested.
X	No short sales or other individual hedging transactions
X	No excessive perquisites or benefits.
X	No equity grants below 100% of fair market value.

Compensation Framework
The following table summarizes the core elements of the executive compensation program in operation during 2025.

Pay Component	Key Features in 2025

Base Salary Provide compensation that is competitive.
•Reflects an executive’s role and scope of responsibility, and the experience, time in role, expertise, and future potential of the executive.
•Increases consideration of individual performance as well as overall company performance more broadly.
•Generally, within a competitive range of the 50th percentile as compared to peer group informed by the factors noted above.

Annual Cash Incentive Provide performance-based, short- term cash compensation relative to the achievement of pre-set objectives.
•Based on corporate performance for the CEO, and a combination of corporate (90%) and individual (10%) performance for the other participating NEOs.
•Payouts can range from 0% – 150% of target.
•Bonus targets generally set with reference to the market 50th percentile as well as internal relativities, where appropriate.

Equity Incentives Provide awards that align the interests of our executives with those of our stockholders over the long term.
•Link executive compensation to long-term company performance.
•Granted in stock options and PSUs for our CEO and stock options and RSUs for our other NEOs.
•Fixed amount of stock options and RSUs to minimize share usage.
•Stock options and RSUs vest in three equal annual installments over a three-year period.
•Stock options subject to a seven-year term.

Retirement and Health and Welfare Benefits Promote healthiness and financial readiness for retirement.	•Executives participate in programs on the same basis as other employees. •Benefits include health insurance, life and disability insurance, dental insurance and a 401(k) plan.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	33

COMPENSATION GOVERNANCE

Executive Compensation Processes
The Compensation Committee has implemented an annual review program for our executive officers under which it determines annual salary increases, annual cash bonus amounts and annual equity awards granted to our executive officers. Our Chief Executive Officer and Chief Human Resources Officer prepare compensation recommendations regarding the compensation of each member of the executive leadership team, which includes all of our executive officers and certain other senior officers of the Company, other than the Chief Executive Officer, and present these recommendations to the Compensation Committee for approval. The Compensation Committee evaluates the overall performance of the Chief Executive Officer and the other executive officers based on achievement of corporate goals and objectives, achievement of individual goals, performance of job responsibilities and demonstration of behavioral competencies. The Compensation Committee then makes individual compensation decisions for the Chief Executive Officer and the other executive officers based on these evaluations and competitive market data.
Our Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer have the authority to grant stock options and RSUs to employees under the Emergent BioSolutions Inc. Amended and Restated Stock Incentive Plan. However, these officers do not have authority to grant stock options or RSUs: (i) to himself or herself; (ii) to any other director, executive officer, officer or other person whose compensation is determined by the Compensation Committee; or (iii) to any person whom the Board or the Compensation Committee may from time to time designate in writing.
Role of the Compensation Committee
The primary purpose of the Compensation Committee is to oversee the discharge of the responsibilities of the Board relating to compensation of the Company’s executive officers. The Compensation Committee is comprised of three independent directors, and is chaired by Mr. Donald DeGolyer.
The core duties of the Compensation Committee include:
•Evaluating the performance of and determining compensation for the CEO.
•Evaluating the performance of other executive officers.
•Reviewing compensation recommendations prepared by the CEO and chief human resources officer for other executive officers.
•Overseeing our incentive plans, including approving performance goals and objectives applicable to executive officers, and the Company’s employee stock purchase plan.
•Reviewing and discussing this Compensation Discussion and Analysis of executive compensation and the Compensation Committee Report.
•Overseeing compensation risk management.
•Staying abreast of emerging market trends and regulatory and legislative developments and evaluating the potential impact on broader compensation policies and programs, as appropriate.
Role of Advisors
The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. WTW continued to serve as the Compensation Committee’s independent outside compensation consultant during 2025. In this capacity, WTW provided advice on market compensation practices, programs, and policies; competitive compensation data; reviewed compensation-related recommendations from management; and assisted the Compensation Committee with the implementation of various compensation decisions. Furthermore, WTW, frequently meets with management to gain input on objectives with respect to executive compensation in order to assist the Compensation Committee in its deliberations.
The Compensation Committee reviews independence annually, in accordance with SEC requirements, to understand any relationships between WTW and Emergent that may affect WTW’s independence. Following an assessment in 2025, the Compensation Committee determined that WTW’s work had not raised a conflict of interest and that WTW is an independent compensation advisor to the Compensation Committee and the Company.
At the end of 2025, and after interviewing a number of independent outside compensation advisors, the Compensation Committee engaged Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”) to provide compensation consultation services to the Compensation Committee in 2026. Prior to engaging Aon, the Compensation Committee reviewed its independence and determined that Aon is an independent compensation advisor to the Compensation Committee and the Company.

34	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
Stockholder Engagement
Our Board and Compensation Committee recognize the importance of receiving regular input from our stockholders on important issues, including our executive compensation program. Our annual non-binding advisory vote on executive compensation provides an opportunity for all of our stockholders to have a regular say-on-pay, the results of which are considered by the Compensation Committee. Over the past five years, our average level of support has been approximately 91%, although this diminished somewhat at the 2025 annual meeting where approximately 84% of votes cast were in favor of our say-on-pay resolution. The Compensation Committee took this vote into account when considering our 2026 compensation framework.
Use of Market Data

The Compensation Committee reviews compensation levels and program design at comparable companies as part of its decision-making process so it can set total compensation levels that it believes are competitive and aligned with performance. Several peer groups are utilized to ensure high quality, relevant and reliable competitive market data that supports informed decision-making. The compensation committee generally sets NEO target total direct compensation to be competitive within this context, taking into consideration the scope of job responsibilities, individual performance, experience, internal pay equity and other relevant factors.

Our Compensation Peer Groups •Reviewed annually •Dual perspective (proxy and survey data) •Relevant industry representation •Appropriate relative size •Inform decision-making

Peer Group	Overview	Selection Criteria(1)

Proxy Peer Group	Publicly disclosed, line-by-line compensation data specific to the NEO population, limited to data reported externally by peer companies.
•U.S.-based publicly traded companies;
•Pharmaceutical, biotechnology healthcare equipment(2) and life sciences tools and services(3) industry classifications;
•Relevant financial metrics: revenues between $230 million and $3.0 billion; market capitalization between $120 million and $1.2 billion; negative EBITDA;
•Headcount (full-time) of 515 to 5,200; and
•Additional judgment lenses include, for example, assessing business mix relevance and international footprint.

Peer Groups	Broader competitive data limited to survey participants from a combination of WTW’s Pharmaceutical and Health Sciences survey and Radford’s Global Life Sciences survey.
•Participants in two industry-relevant surveys by reputable providers;
•Independent and publicly traded companies;
•Radford peer group comprises companies with commercial biopharma, medical devices and diagnostics, or contract research / manufacturing industry classifications, with revenues between approximately $200 million – $2.5 billion;
•WTW peer group comprises companies with pharmaceutical, biotechnology, and healthcare equipment and supplies industry classifications, with a focus on companies with revenues approximating $1 billion; and
•Broader non-industry data may be referenced if peer specific data is not available.

1.Selection criteria are broadly consistent year-over-year, but financial criteria ranges are typically updated to reflect changes in Emergent’s size.
2.Healthcare equipment companies include manufacturers of healthcare equipment and devices, including medical instruments, drug delivery systems, cardiovascular and orthopedic devices, and diagnostic equipment.
3.Life sciences tools and services companies include companies enabling drug discovery, development, and a production continuum through the provision of analytical tools, instruments, consumables and supplies, clinical trial services and contract research services (primarily servicing the pharmaceutical and biotechnology industries).
Six new companies were added in 2025 to improve Emergent’s comparability with the peer group median, and eight companies were removed, in one case due to bankruptcy filing and for others, primarily due to materially outsized 12-month trailing average market

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	35

capitalization. The Compensation Committee determined that the 2025 additions combined with the remaining 12 companies provided a sufficiently robust and relevant group to reference. The following companies were included in the Proxy Peer Group to inform 2025 compensation decisions.

Retained for 2025(1)	New Additions for 2025
At the time of approval
of the 2025 Proxy Peer Group in late 2024 Emergent
ranked at the
78th percentile
on revenue,
28th percentile
on net income,
31st percentile
on R&D expense as a percentage of revenue,
bottom of the group
on trailing 12-month market capitalization and the
53rd percentile on headcount.

1.ACADIA Pharmaceuticals Inc.;
2.Alkermes plc;
3.Amneal Pharmaceuticals, Inc.;
4.Amphastar Pharmaceuticals, Inc.;
5.CRISPR Therapeutics AG;
6.Dynavax Technologies Corporation;
7.Haemonetics Corporation;
8.Integra LifeSciences Holdings Corporation;
9.Ionis Pharmaceuticals, Inc.;
10.Myriad Genetics, Inc.;
11.OPKO Health, Inc.; and
12.PTC Therapeutics, Inc.
1.ANI Pharmaceuticals, Inc.; 2.Collegium Pharmaceutical, Inc.; 3.Novavax, Inc.; 4.Organogenesis Holdings Inc.; 5.Pacira BioSciences, Inc.; and 6.Supernus Pharmaceuticals, Inc.

18 company peer group to ensure sufficient robustness of data

1.Removals for 2025: Bio-Techne Corporation, Bruker Corporation, Exelixis, Inc., Globus Medical, Inc., Invitae Corporation, Masimo Corporation, Neurocrine Biosciences, Inc. and United Therapeutics Corporation
2026 Proxy Peer Group
In November 2025, the Compensation Committee approved the Proxy Peer Group that would be used to inform 2026 compensation decisions.
•Three companies were removed from the Proxy Peer Group. CRISPR Therapeutics AG, Dynavax Technologies Corporation and Ionis Pharmaceuticals, Inc. These companies were removed due to market capitalizations at the high-end of the established range given sensitivity in comparing compensation levels to outsized peers.
•One company, Apellis Pharmaceuticals, Inc. was added to improve Emergent’s comparability with the peer group median.

36	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
Compensation and Risk
The Company maintains a number of policies intended to reflect our compensation philosophy. The key terms of these policies are summarized below.
Stock Ownership Requirements
We continue to believe it is important for directors and executive officers to have an equity stake in our company to help align their interests with those of our stockholders. Stock ownership guidelines are periodically reviewed and were last increased in 2020.

Minimum Executive Guidelines	•Chief Executive Officer: Five times base salary(1) •Other Executive Officers: Two times base salary

Minimum Board Member Guidelines	•Five times Board annual retainer fees(2)

Period to Comply	•Five years from becoming a covered person under the policy

Counted Equity Interests	•Stock owned outright by the officer or director •Unvested and vested RSUs and vested PSUs •Stock options are not counted as equity interests

Retention Requirement	•Retention of 50% of the after-tax shares received upon the vesting of RSUs and PSUs or exercise of stock options until the time the applicable minimum guideline is met

1.Only applies if the Chief Executive Officer is also a member of the Board of Directors.
2.Annual retainer fees exclude meeting fees, committee retainers, committee chair retainers and lead independent director retainers (if applicable).
The Board regularly monitors ownership levels to ensure executives and directors have strong ties to stockholder value, and long-term company performance. For 2025, all directors and executive officers were in compliance with the stock ownership policy.
Compensation Recovery Policy
We have an executive compensation recovery policy that is intended to encourage sound risk management and drive individual accountability, reflecting our commitment to leadership values as part of our compensation philosophy. The Board adopted a revised executive compensation recovery policy (the “Policy”) in October 2025 which complied with NYSE listing standards, a copy of which was filed as Exhibit 97.1 to the Form 10-K filed for the fiscal year ended December 31, 2025. Capitalized terms in this section “Compensation Recovery Policy” that are not otherwise defined have the meanings set forth in the Policy.
The Policy provides that in the event the Company is required to prepare an Accounting Restatement, any Executive Officer who received Excess Compensation during the Look-back Period (in each case, as defined in the Policy) will be required to repay or forfeit any such Excess Compensation reasonably promptly. Recovery of erroneously received compensation under the Policy is on a “no fault” basis, meaning that it will occur regardless of whether the Executive Officer engaged in misconduct or was otherwise directly or indirectly responsible, in whole or in part, for the Accounting Restatement. In the event of misconduct, the Company’s ability to recover compensation will not be limited to Excess Compensation. No Executive Officer may be indemnified by the Company, or any of its affiliates, from losses arising from the application of the Policy. Any employment contract with any Executive Officer shall be subject to the Policy.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	37

Covered Employees	•An individual who is, or was during an applicable Look-back Period, an Executive Officer pursuant to Rule 10D-1(d) of the Exchange Act.

Covered Compensation
•Incentive-Based Compensation previously awarded up to three completed fiscal years preceding the date on which the Board determines that reimbursement is required.
•Incentive-Based Compensation means any compensation that is granted, earned or vested based wholly or in part on stock price, total shareholder return, and/or the attainment of (i) any financial reporting measure(s) that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and/or (ii) any other measures that are derived in whole or in part from such measures.
•This can include: (i) bonus, equity awards or incentive compensation previously awarded; (ii) unvested, restricted, or deferred equity awards previously granted; (iii) profits realized on the sale of certain securities; and (iv) any other compensation covered by Section 304 of the Sarbanes-Oxley Act.

Covered Events	•“Accounting Restatements,” which means any accounting restatement due to the material noncompliance of the Company with any financial reporting requirement.

Board Authority	•Administering the Policy, including seeking to recoup Excess Compensation in the case of an Accounting Restatement and determining the means of such recoupment.

The Policy provides that the Board will seek to recover excess compensation by all legal means available, including, but not limited to, by requiring any affected Executive Officer to repay to the Company in a lump sum or over time, by set-off, by cancelling outstanding awards, by reducing future compensation of the affected Executive Officer, or by such other means or combination of means as the Board, in its sole discretion, determines to be appropriate. In accordance with the Board’s direction, the Company shall take all actions reasonable and appropriate to recover any excess compensation from any applicable Executive Officer, and such Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such excess compensation in accordance with the Policy.
Notwithstanding the above, the Board also may determine that repayment of excess compensation (or a portion thereof) is not required only where it determines that recovery would be impracticable and (i) the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered, provided the Company has (A) made a reasonable attempt to recover such excess compensation, (B) documented such reasonable attempt, and (C) provided such documentation to the NYSE, or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.
In addition, the Policy clarifies that forfeiture or recoupment thereunder is in addition to any other remedy available by law or available company policy.
Insider Trading Policy
We maintain an Insider Trading Policy governing the purchase, sale, and other dispositions of our securities by our officers, directors, employees, and designated consultants. Our Insider Trading Policy prohibits our insiders from trading while in possession of material nonpublic information or from conveying such information to others who may trade. We also follow procedures for the repurchase of our securities. We believe our Insider Trading Policy and our repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as the NYSE listing standards applicable to us.
A copy of the Insider Trading Policy (revised January 15, 2026) is filed as Exhibit 19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
Our Insider Trading Policy also prohibits our directors and executive officers from entering into derivative transactions such as puts, calls, or short sales of our common stock (commonly referred to as hedging), among many other actions. Advance approval is required by the General Counsel if any director or executive officer wishes to pledge Emergent securities or hold Emergent securities in a margin account. The Company requires disclosure in SEC Forms 4 or 5 whether a transaction was made pursuant to a 10b5-1 trading plan intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) under the Exchange Act. We provide training and distribute periodic reminders to our directors and executive officers regarding this policy.

38	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
2025 COMPENSATION DECISIONS AND OUTCOMES
Base Salary
The Compensation Committee approved the following annual base salaries effective January 1, 2025.

Role	2025 Base Salary ($)	2024 Base Salary ($)	Increase (%)

Joseph Papa(1)	1,040,000	1,000,000	4.0
Richard Lindahl(1)	663,588	639,604	3.7
Coleen Glessner(1)	624,933	603,800	3.5
Simon Lowry(1)(2)	545,002	545,002	—
Paul Williams(3)	495,019	495,019	—
1.Represents annual base salary, as approved by the Compensation Committee in February 2025.
2.Mr. Lowry was hired on November 18, 2024, and his salary was negotiated within the range approved by the Compensation Committee on October 16, 2024. As such, Mr. Lowry was not eligible for a salary increase for 2025.
3.On February 14, 2024, the Compensation Committee approved an annual base salary for Mr. Williams of $468,000, and on November 4, 2024, approved an increase from $468,000 to $495,000.
Annual Cash Incentives
The annual bonus plan provides the Compensation Committee with the authority to award cash incentives to executive officers that are intended to motivate and compensate for the achievement of strategic, financial, operational and, with effect for 2025, individual performance objectives during the year.

		[				]
Target Annual Cash Incentive Award	x		Corporate Performance (90% - 100%)	+	Individual Performance (0% - 10%)		=	Actual Annual Cash Incentive Award

The amount payable in respect of annual cash incentive awards is reviewed and approved by the Compensation Committee each year. Threshold performance results in a bonus of 50% of target for all NEOs. Maximum performance results in 150% of target for all NEOs other than Mr. Papa and 200% of target for Mr. Papa.
The following target opportunities were set and reviewed with reference to the 50th percentile of applicable market data of the proxy peer group described above, as well as internal equity considerations:

Role	2025 Target Cash Incentive (% of Base Salary)	Corporate Performance Weighting	Individual Performance Weighting

Joseph Papa	130%	100%	0%
Richard Lindahl	60%	90%	10%
Coleen Glessner	60%	90%	10%
Simon Lowry	50%	90%	10%
Paul Williams	50%	90%	10%
Executive Compensation
The Compensation Committee met in the first quarter of 2026 to assess corporate and individual performance in order to provide executives with feedback regarding 2025 performance. Like other companies in our industry, rather than adopting a formulaic scorecard, judgment is applied in assessing performance against a number of objectives with reference to (i) annual corporate goals, (ii) corporate operating plan goals and (iii) other general considerations. Performance is assessed against each objective and a rating is assigned indicating the extent to which goals were or were not met. The Compensation Committee can then apply judgment, taking into account broader performance considerations in determining a final corporate factor.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	39

The following table summarizes the outcome in respect of 2025 corporate performance.

Corporate Objective	Not Met	Meets Expectations	Exceeds Expectations

Drive sustainable financial performance on track with 5-year long range plan		●
Deliver core business and sustainable growth		●
Deliver key programs through development, advance pipeline program opportunities, execute and deliver innovation and growth through business development and licensing		●
Provide exceptional customer service and continue our focus on quality and compliance			●
Impact our employee experience, develop purposeful leaders, ready the future workforce			●

Corporate Performance Score Payout (eligible employees)			107%

Equity Incentives
Equity incentives represent the largest proportion of an NEO’s target compensation. The Compensation Committee considers survey data and peer proxy data, as applicable with reference to market median, but actual grants may be positioned above or below market median based on any number of factors, including role scope and criticality, individual performance, internal equity and broader market dynamics. The Compensation Committee reviews all components of each executive’s compensation when determining equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. The Compensation Committee may also consider the value of previously granted equity awards although this, or existing levels of ownership, will not necessarily cause the Compensation Committee to forego making, or reducing the amount of, any future award.

Equity Type and Weighting	Purpose	Key Features

Stock Options (50% for all NEOs)	•Align executives’ interests with the long-term interests of our stockholders; and •Reward for increases in stock price above the exercise price.
•Exercise price equal to the fair market value of our common stock on the date of grant (defined as the closing sales price of our common stock on the NYSE on the trading day immediately preceding the date of grant);
•Seven-year term; and
•Vest in three equal annual installments beginning on the day prior to the one-year anniversary of the date of grant.

Performance Stock Units (50% for CEO)	•Incentivize achievement of our financial objectives.
•Full value phantom award denominated in shares of our common stock that provides, after vesting, the right to receive one share of common stock (or the cash equivalent) for each PSU; and
•Vest in three equal annual installments beginning on the day prior to the one-year anniversary of the date of grant, subject to the attainment of certain adjusted EBITDA targets for 2025.

Restricted Stock Units (50% for other NEOs)	•Align executives’ interests with the long-term interests of our stockholders; and •Help retain key employees.
•Full value phantom award denominated in shares of our common stock that provides, after vesting, the right to receive one share of common stock (or the cash equivalent) for each RSU; and
•Vest in three equal annual installments beginning on the day prior to the one-year anniversary of the date of grant.

The Compensation Committee approved all equity awards to executive officers in 2025.
In 2025, the Compensation Committee determined that equity grants for the year would be made in a combination of a fixed share option grant and a fixed share PSU grant subject to the attainment of certain adjusted EBITDA targets for 2025 for our CEO and fixed share option grants and RSU grants for our other NEOs due to share pool constraints. Grant date fair values are calculated utilizing a Black-Scholes valuation model for stock option awards. This approach meant that grant date fair values were lower than the values approved by the Compensation Committee as a result of the share price decreasing between the date of approval and the date of

40	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
grant. The Chief Financial Officer’s equity award was approved based on a target grant‑date value rather than a fixed number of shares.
The Compensation Committee approved the following 2025 annual equity awards.

	2025 Annual Equity (#)(1)			2025 Grant Date Fair Value
Role	Options	RSUs	PSUs

Joseph Papa	282,500	—	282,500	$2,830,650
Richard Lindahl	178,546	146,888	—	$1,605,415
Coleen Glessner	62,500	62,500	—	$626,250
Simon Lowry	62,500	62,500	—	$626,250
Paul Williams	62,500	62,500	—	$626,250
1.Represents underlying shares for 2025 annual equity incentive award, which is based on a fixed amount of shares, granted as stock options and RSUs, with exceptions for the CFO and CEO noted above.
2023-2025 Performance Stock Units (PSUs)
Since 2017, the Compensation Committee has utilized PSUs as a means to further align executives’ long-term interests with those of our stockholders, and link pay to multi-year performance objectives of strategic importance. For awards granted between 2020 and 2022, performance goals were based on a three-year cumulative adjusted EBITDA as a percentage of GAAP revenue, reflecting our focus on adjusted EBITDA performance as a key profitability metric. In 2023, total revenues, another key profitability metric for the Company, was added as a secondary measure.
The table below discloses the potential range of performance objective targets under the 2023 PSUs (Threshold, Target and Maximum), the final level of achievement and the ultimate payout factor.

Performance Ranges and Final Outcome Under 2023-2025 PSUs

Performance Measure	Performance Objective Targets			Final Level of Achievement(1)	Preliminary 2023-2025 PSU Payout Factor	Final 2023-2025 PSU Payout Factor

	Threshold (50% Vests)	Target (100% Vests)	Maximum (150% Vests)

Total Revenues (in millions)	$3,300.0	$3,900.0	$4,500.0	$2,835.9	—%	—%
Adjusted EBITDA Margin	13.0%	16.0%	19.0%	12.9%	—%	25.0%(2)
1.Represents three-year cumulative total revenues and adjusted EBITDA margin for the performance period as presented to and determined by the Compensation Committee in February 2026.
2.Although performance for the applicable PSU performance period did not reach the threshold level established at grant, the Compensation Committee exercised upward discretion to approve a 25% payout. In doing so, the Committee considered the Company’s significant progress on strategic initiatives, leadership continuity considerations, and the impact of external factors that were not fully contemplated when goals were established. The Committee believes this outcome appropriately balances pay‑for‑performance alignment with the need to retain and motivate senior leadership. The Committee recognizes that the use of discretion in these circumstances is not a routine practice and expects such discretion to remain limited and fact‑specific.

In addition, the table below reports the original number of shares granted under the 2023-2025 PSUs as well as the number of gross shares actually issued based upon the 25% payout level.

Role	Number of PSUs Originally Granted (Target)	Number of Shares Issued (Gross)

Richard Lindahl	61,539	15,384
Coleen Glessner	38,462	9,615
Paul Williams	11,539	2,884

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	41

Benefits
We maintain broad-based benefit arrangements that are generally available to all employees as summarized below.

Benefit	Eligible	Key Features

Health & Welfare Insurance Benefits	All employees	•Executives are eligible to participate on the same basis as other employees. •Includes health insurance, vision insurance, life and disability insurance and dental insurance.

401(k) Plan	All employees
•Executives are eligible to participate on the same basis as other employees.
•Matching contribution of 50% of elective deferrals for the year, up to 6% of the participant’s eligible compensation, subject to IRS limitations.
•Matching contribution is fully and immediately vested.

Severance and Change in Control
We provide severance and change in control arrangements to select employees, including our NEOs, which are reflected in our Senior Management Severance Plan. The plan provides for payments and benefits as a result of involuntary termination without cause or termination of employment in particular circumstances in connection with a change in control. The purpose is to ensure ongoing retention of key executives when considering potential transactions that may create uncertainty as to their future employment.
Severance payments are expressed as a multiple of base salary and target bonus. Multiples range from 1.25 to 2.00 depending on an executive’s role and increase to 2.00 or 2.50 for a termination on a change in control. Other entitlements are also stipulated, including payment of unpaid base salary, earned but unpaid annual bonus, accrued paid time-off and a pro-rata target annual bonus for the year of termination. There are also provisions related to benefits continuation and equity treatment. Detailed information can be found in the “Executive Compensation – Payments Upon Termination or Change in Control” section of this proxy statement.
ADDITIONAL INFORMATION

Tax and Accounting Considerations
Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments if such executive receives compensatory payments or benefits that are contingent on a change in control, and the aggregate amount of such payments and benefits equals or exceeds three times the executive’s base amount (which is generally such executive’s average compensation from us over the five years prior to the change in control). The portion of the payments and benefits in excess of one-times base amount is treated as excess parachute payments and are subject to a 20% excise tax, in addition to any applicable federal income and employment taxes. Also, our compensation deduction in respect of the executive’s excess parachute payments is disallowed. If we were to undergo a change in control, certain amounts received by our executives (for example, certain severance payments and amounts attributable to the accelerated vesting of stock options, RSUs and PSUs) could be excess parachute payments under Sections 280G and 4999 of the Code. As discussed below under “Payments Upon Termination or Change in Control” of this proxy statement, we do not provide executive officers with tax gross up payments in the event that Sections 280G and 4999 apply to their compensatory payments.

42	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Annual Report on Form 10-K of Emergent BioSolutions Inc. for the fiscal year ended December 31, 2025.

By the Compensation Committee of the Board of Directors of Emergent BioSolutions Inc.
Donald DeGolyer, Chair Keith Katkin Ronald Richard

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	43

2025 Summary Compensation Table
The following table sets forth information for the fiscal years ended December 31, 2025, 2024 and 2023 regarding the compensation of our chief executive officer, chief financial officer, and our three other most highly compensated executive officers in the fiscal year ended December 31, 2025. We refer to these individuals throughout this proxy statement as our “named executive officers” or “NEOs.”

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)

Joseph Papa President, Chief Executive Officer and Director	2025	1,037,385	—	1,638,500	1,191,500	1,446,640	7,122	5,321,147
	2024	800,000	1,000,000	516,000	1,973,050	1,566,474	7,038	5,862,562

Richard Lindahl Executive Vice President, Chief Financial Officer	2025	662,020	—	851,950	753,053	431,200	10,500	2,708,723
	2024	638,185	799,506	135,000	187,175	541,104	10,350	2,311,320
	2023	613,850	399,753	842,228	313,250	—	9,900	2,178,980
Coleen Glessner Executive Vice President, Quality and Ethics and Compliance	2025	623,551	—	362,500	263,606	406,082	8,519	1,664,258
	2024	602,139	747,521	—	187,175	507,192	9,186	2,053,213
	2023	575,708	373,760	526,389	195,781	—	9,900	1,681,538
Simon Lowry Chief Medical Officer and Head of Research and Development	2025	545,002	—	362,500	263,606	289,668	10,500	1,471,276

Paul Williams Senior Vice President, Products Business	2025	495,019	—	362,500	263,606	262,608	7,425	1,391,158
	2024	469,560	685,001	—	187,175	325,882	8,069	1,675,687
	2023	445,775	392,500	157,928	58,737	—	8,699	1,063,639
1.Represents actual salary paid in 2025 pursuant to Company’s standard payroll practice and schedule.
2. 2023 amounts reflect second installment of payments under Key Employee Retention Plan to Messrs. Lindahl and Williams and Ms. Glessner. 2024 amounts reflect a new hire bonus paid to Mr. Papa in February 2024 and additional installment payments under the Key Employee Retention Plan to Messrs. Lindahl, and Williams and Ms. Glessner paid in December 2024.
3.Reflects the grant date fair value of RSU and PSU awards granted to the NEOs in the fiscal years indicated, calculated in accordance with SEC rules. For 2025, compensation included in Stock Awards included the following amounts for PSUs for Mr. Papa: $1,638,500 which represents the Company’s best estimate for probable outcome at the time of grant. For a discussion of our valuation assumptions, see Note 2 and Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.
4.Reflects the grant date fair value of stock option awards granted to the NEOs in the fiscal years indicated, calculated in accordance with SEC rules. For a discussion of our valuation assumptions, see see Note 2 and Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.
5.Reflects the amounts earned by the NEOs under the Company’s 2025 Annual Bonus Plan for Executive Officers. See “Annual Cash Incentives” discussion in the “Compensation Discussion and Analysis” section on beginning on page 28 of this proxy statement.
6.Represents 401(k) plan matching contributions.

44	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
2025 Grants of Plan-Based Awards
The following table sets forth information regarding each grant of an award made to each NEO during the fiscal year ended December 31, 2025, under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Name*	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise Price of Option Awards ($/sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(5)

			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Joseph Papa	3/6/2025		—	—	—	—	—	—	—	282,500	5.80	1,191,500
	3/6/2025	(6)	—	—	—	226,000	282,500	—	—	—	—	1,638,500
			676,000	1,352,000	2,080,000
Richard Lindahl	3/6/2025		—	—	—	—	—	—	—	178,546	5.80	753,053
	3/6/2025		—	—	—	—	—	—	146,888	—	—	851,950
			199,070	398,141	597,211
Coleen Glessner	3/6/2025		—	—	—	—	—	—	—	62,500	5.80	263,606
	3/6/2025		—	—	—	—	—	—	62,500	—	—	362,500
			187,480	374,960	562,440
Simon Lowry	3/6/2025		—	—	—	—	—	—	—	62,500	5.80	263,606
	3/6/2025		—	—	—	—	—	—	62,500	—	—	362,500
			136,251	272,501	408,752
Paul Williams	3/6/2025		—	—	—	—	—	—	—	62,500	5.80	263,606
	3/6/2025		—	—	—	—	—	—	62,500	—	—	362,500
			123,755	247,510	371,264
1.Constitutes threshold, target, and maximum award opportunities for our NEOs under our 2025 Annual Bonus Plan for Executive Officers. Please see the “Annual Cash Incentives” discussion in the “Compensation Discussion and Analysis” section of this proxy statement. The actual amounts paid with respect to these awards are included in the “Non-equity Incentive Plan Compensation” column in the Summary Compensation Table.
2.Except as otherwise noted below in footnote 6, represents shares of common stock issuable upon exercise of stock options. Each stock option grant vests in three equal installments on the day prior to the first, second and third annual anniversaries of the grant date and each option has a term of seven years. All stock options have an exercise price equal to the closing sale price per share of our common stock on the NYSE on the trading day immediately preceding the date of grant.
3.Represents the closing sales price of our common stock on the NYSE on the trading day immediately preceding the date of grant.
4.Represents the closing sales price of our common stock on the NYSE on the date of grant.
5.Reflects the grant date fair value of each equity award calculated in accordance with SEC rules. For a discussion of our valuation assumptions, see Note 2 and Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.
6.The PSUs granted to NEOs in fiscal year 2025 will result in the issuance of a number of shares based on the level of achievement with respect to Adjusted EBITDA for fiscal year 2025. Achievement of the threshold performance objective and target performance objective results in a share payout of 80% and 100% of the target number of shares, respectively. Performance below the 80% threshold will result in no payout. For further details regarding our PSU grants, including those made after December 31, 2025, please see the section of this proxy statement titled “Compensation, Discussion and Analysis”.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	45

2025 Option Exercises and Stock Awards Vested
The following table sets forth information regarding the exercise of stock options and the vesting of RSU awards during the fiscal year ended December 31, 2025, for each of the NEOs on an aggregate basis.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)

Joseph Papa	—	—	—	—
Richard Lindahl	—	—	28,478	237,841
Coleen Glessner	—	—	8,381	52,339
Simon Lowry	—	—	9,828	112,137
Paul Williams	—	—	3,193	22,575
1.Calculated based on the difference between the closing market price per share of our common stock on the date of exercise and the exercise price per share of the applicable stock option.
2.Calculated based on the closing market price per share of our common stock on the vesting date.
2025 Outstanding Equity Awards At Fiscal Year End
The following table sets forth information regarding unexercised stock options, unvested RSUs and unvested PSUs outstanding as of December 31, 2025 for each of the NEOs.

	Option Awards				Stock Awards

	Number of Securities Underlying Unexercised Equity Awards				Unvested Restricted Stock Unit Awards	Market Value Unvested Restricted Stock Unit Awards ($)(1)	Unvested Performance Stock Unit Awards(2)	Market Value Unvested Performance Stock Unit Awards ($)(3)

Name	Exercisable	Unexercisable	Option Award Exercise Price ($)	Option Award Expiration Date

Joseph Papa	166,500	333,500	2.33	3/13/2031	—	—	—	—
	83,250	166,750	2.33	3/13/2031	—	—	—	—
	250,000	—	2.33	3/13/2031	—	—	—	—
	250,000	—	2.33	3/13/2031	—	—	—	—
	—	250,000	2.33	3/13/2031	—	—	—	—
	—	282,500	5.80	3/5/2032	—	—	—	—
	—	—	—	—	—	—	282,500	3,491,700
	—	—	—	—	—	—	533,333	6,591,996

46	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation

	Option Awards				Stock Awards

	Number of Securities Underlying Unexercised Equity Awards				Unvested Restricted Stock Unit Awards	Market Value Unvested Restricted Stock Unit Awards ($)(1)	Unvested Performance Stock Unit Awards(2)	Market Value Unvested Performance Stock Unit Awards ($)(3)
					Unvested Restricted Stock Unit Awards	Market Value Unvested Restricted Stock Unit Awards ($)(1)	Unvested Performance Stock Unit Awards(2)	Market Value Unvested Performance Stock Unit Awards ($)(3)
					Unvested Restricted Stock Unit Awards	Market Value Unvested Restricted Stock Unit Awards ($)(1)	Unvested Performance Stock Unit Awards(2)	Market Value Unvested Performance Stock Unit Awards ($)(3)
Name	Exercisable	Unexercisable	Option Award Exercise Price ($)	Option Award Expiration Date	Unvested Restricted Stock Unit Awards	Market Value Unvested Restricted Stock Unit Awards ($)(1)	Unvested Performance Stock Unit Awards(2)	Market Value Unvested Performance Stock Unit Awards ($)(3)

Richard Lindahl	20,321	—	61.01	2/26/2026
	24,414	—	61.44	2/25/2027	—	—	—	—
	16,043	—	93.49	2/24/2028	—	—	—	—
	38,664	—	41.38	3/1/2029	—	—	—	—
	8,198	4,110	12.06	3/2/2030	—	—	—	—
	32,788	16,443	8.39	6/9/2030	—	—	—	—
	41,625	83,375	2.33	3/13/2031	—	—	—	—
	—	178,546	5.80	3/5/2032	—	—	—	—
	—	—	—	—	2,051	25,350	—	—
	—	—	—	—	8,205	101,414	—	—
	—	—	—	—	146,888	1,815,536	—	—
	—	—	—	—	—	—	12,308	152,127
	—	—	—	—	—	—	49,231	608,495
Coleen Glessner	23,651	—	42.28	4/8/2029	—	—	—	—
	5,123	2,569	12.06	3/2/2030	—	—	—	—
	20,493	10,277	8.39	6/9/2030	—	—	—	—
	41,625	83,375	2.33	3/31/2031	—	—	—	—
	—	62,500	5.80	3/5/2032	—	—	—	—
	—	—	—	—	1,282	15,846	—	—
	—	—	—	—	5,128	63,382	—	—
	—	—	—	—	62,500	772,500	—	—
	—	—	—	—	—	—	7,692	95,073
	—	—	—	—	—	—	30,770	380,317

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	47

	Option Awards				Stock Awards

	Number of Securities Underlying Unexercised Equity Awards				Unvested Restricted Stock Unit Awards	Market Value Unvested Restricted Stock Unit Awards ($)(1)	Unvested Performance Stock Unit Awards(2)	Market Value Unvested Performance Stock Unit Awards ($)(3)
					Unvested Restricted Stock Unit Awards	Market Value Unvested Restricted Stock Unit Awards ($)(1)	Unvested Performance Stock Unit Awards(2)	Market Value Unvested Performance Stock Unit Awards ($)(3)
					Unvested Restricted Stock Unit Awards	Market Value Unvested Restricted Stock Unit Awards ($)(1)	Unvested Performance Stock Unit Awards(2)	Market Value Unvested Performance Stock Unit Awards ($)(3)
Name	Exercisable	Unexercisable	Option Award Exercise Price ($)	Option Award Expiration Date	Unvested Restricted Stock Unit Awards	Market Value Unvested Restricted Stock Unit Awards ($)(1)	Unvested Performance Stock Unit Awards(2)	Market Value Unvested Performance Stock Unit Awards ($)(3)

Simon Lowry	13,487	27,012	8.48	12/14/2031	—	—	—	—
	—	62,500	5.80	3/5/2032	—	—	—	—
	—	—	—	—	19,654	242,923	—	—
	—	—	—	—	62,500	772,500	—	—
Paul Williams	1,769	—	93.49	2/24/2028	—	—	—	—
	1,693	—	59.07	7/9/2028	—	—	—	—
	7,613	—	41.38	3/1/2029	—	—	—	—
	1,538	770	12.06	3/2/2030	—	—	—	—
	6,148	3,083	8.39	6/9/2030	—	—	—	—
	41,625	83,375	2.33	3/13/2031	—	—	—	—
	—	62,500	5.80	3/5/2032	—	—	—	—
	—	—	—	—	384	4,746	—	—
	—	—	—	—	1,538	19,010	—	—
	—	—	—	—	62,500	772,500	—	—
	—	—	—	—	—	—	2,308	28,527
	—	—	—	—	—	—	9,231	114,095

48	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
The vesting dates of the awards are as follows:

Stock Options

Vesting Date	Joseph Papa	Richard Lindahl	Coleen Glessner	Simon Lowry	Paul Williams

3/1/2026		4,110	2,569		770
3/5/2026	94,073	59,456	20,813	20,813	20,813
3/12/2026	249,750	41,625	41,625		41,625
6/8/2026		16,443	10,277		3,083
12/14/2026				13,486
3/5/2027	94,072	59,456	20,812	20,812	20,812
3/12/2027	250,500	41,750	41,750		41,750
12/14/2027				13,526
3/5/2028	94,355	59,634	20,875	20,875	20,875
(4)	250,000
Total	1,032,750	282,474	158,721	89,512	149,728

RSUs

Vesting Date		Richard Lindahl	Coleen Glessner	Simon Lowry	Paul Williams

3/1/2026		2,051	1,282		384
3/5/2026		48,963	20,834	20,834	20,834
6/8/2026		8,205	5,128		1,538
12/14/2026				9,827
3/5/2027		48,963	20,833	20,833	20,833
12/14/2027				9,827
3/5/2028		48,962	20,833	20,833	20,833
Total		157,144	68,910	82,154	64,422
1.Represents the closing price of our common stock on December 31, 2025 multiplied by the number of shares underlying the unvested portion of the RSU award as of December 31, 2025.
2.The unvested portion of the PSU awards will vest upon satisfaction of the underlying performance criteria. Mr. Papa’s PSUs achieved 100% of the 2025 adjusted EBITDA target and will vest one-third on the day prior to each anniversary beginning March 2026. See “CEO Compensation,” beginning on page 31 of this proxy statement. The NEOs 2023-2025 PSUs vested at 25% of the three-year cumulative total revenue and adjusted EBITDA margin targets in accordance with the Compensation Committee’s certification subsequent to December 31, 2025. See “Alignment of Pay with Performance” on page 30 of this proxy statement. In addition, Mr. Papa is eligible for a performance-based incentive payment equal to $8,000,000 (the “Performance-Based Incentive”), subject to the satisfaction of a share price performance factor ($15 per share) by March 13, 2029, which may be paid in any combination of cash or common stock, at the discretion of the Board.
3.Represents the closing price of our common stock on December 31, 2025 multiplied by the number of shares underlying the unvested portion of the PSU award as of December 31, 2025.
4.Granted on March 13, 2024, stock options to be granted upon satisfaction of the conditions to vesting. Stock options vested following the anniversary of the grant date, based on the satisfaction of a $15 stock price performance hurdle as described in the CEO’s Executive Employment Agreement, and subject to continued employment with the Company.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	49

Payments Upon Termination or Change in Control
Senior Management Severance Plan
Our Compensation Committee adopted the Second Amended and Restated Senior Management Severance Plan (the “Senior Management Severance Plan”), which replaced our Amended and Restated Senior Management Severance Plan. The Senior Management Severance Plan was put into place for the benefit of employees with the title of executive chair, chief executive officer, president, executive vice president, senior vice president or vice president who have been designated to participate in the Senior Management Severance Plan by our Board or, with the authorization of our Board, by our chief executive officer. Our chief executive officer is authorized to designate the greater of 7% of the total number of our employees or 35 employees to be participants in the Senior Management Severance Plan at any particular time, on the basis of name, title, function or compensation level. Our chief executive officer will at all times be a participant under the Senior Management Severance Plan and will have no less favorable rights under the Senior Management Severance Plan than any other participant. Each of the NEOs is currently a participant in the Senior Management Severance Plan.
For-cause terminations. If we terminate a participant’s employment with cause, as defined in the Senior Management Severance Plan, then the participant will not be entitled to receive any compensation, benefits or rights under the Senior Management Severance Plan, and any stock options or other equity participation benefits vested on or prior to the date of the termination, but not yet exercised, will immediately terminate.
Without-cause terminations. If we terminate a participant’s employment without cause, as defined in the Senior Management Severance Plan, the participant will be entitled to:
•Any unpaid base salary and accrued paid time-off through the date of termination;
•A pro-rata portion of the participant’s target annual bonus in respect of the year of termination;
•Any bonus earned but unpaid as of the date of termination for any previously completed year;
•Reimbursement for any unreimbursed expenses incurred by the participant prior to the date of termination;
•An amount equal to a specified percentage of the participant’s annual base salary and target bonus, as indicated in the table below;
•Employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination under our relevant plans, policies and programs; and
•Continued eligibility for the participant and his or her eligible dependents to receive employee benefits (such as medical, dental, life insurance (not to exceed one year), and pension benefits), for a stated period following the participant’s date of termination as indicated in the table below, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer.
The following table sets forth the percentage of base salary and the stated period for continued employee benefits to which each of our NEOs was entitled to receive had we terminated the executive officer’s employment without cause on December 31, 2025.

Benefits for a Termination without Cause

Name	Percentage of Annual Base Salary and Target Bonus	Stated Period for Continued Employee Benefits

Joseph Papa	150%	18 months
Richard Lindahl	125%	15 months
Coleen Glessner	125%	15 months
Simon Lowry	125%	15 months
Paul Williams	125%	15 months
The following table sets forth the amount of potential payments and value of benefits that each NEO would have received if we had terminated the executive officer’s employment without cause on December 31, 2025.

50	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation

Termination without Cause

Name	Cash Payments(1) ($)	Value of Benefits(2) ($)	Value of Equity Awards(3) ($)

Joseph Papa	3,588,000	50,061	7,519,993
Richard Lindahl	1,327,176	39,932	550,127
Coleen Glessner	1,249,866	13,279	500,393
Simon Lowry	1,021,878	56,537	52,330
Paul Williams	928,161	56,537	442,368
1.Represents the aggregate amount equal to the applicable specified percentage of the NEO’s annual base salary in effect on December 31, 2025, plus 100% of the NEO’s target annual bonus for 2025.
2.Represents the estimated value of future premiums under our health and welfare benefit plans and life insurance program.
3.Assumes forfeiture of unvested RSUs and PSUs, and the exercise of vested stock options within three months of termination. The value of vested stock options was calculated by multiplying the number of vested stock options by the difference between $12.36, which was the closing market price per share of our common stock on December 31, 2025, and the per share exercise price of the applicable stock option. If the resulting value of vested stock options was $0.00 or less, no value was attributed.
Change in control terminations. If we terminate a participant’s employment (i) without cause or a participant resigns for good reason, each as defined in the Senior Management Severance Plan, in each case within 18 months following a change in control, as defined in the Senior Management Severance Plan, or (ii) prior to a change in control at the request of a party involved in the change in control, or otherwise in connection with or in anticipation of a change in control, then the participant will be entitled to:
•A cash lump sum equal to the sum of:
◦Any unpaid base salary and accrued paid time-off through the date of termination,
◦A pro-rata portion of the participant’s target annual bonus in respect of the year of termination,
◦Any bonus earned but unpaid as of the date of termination for any previously completed year,
◦Any unreimbursed expenses incurred by the participant prior to the date of termination, and
◦An amount equal to a specified percentage of the sum of the participant’s base salary and the participant’s target bonus, as indicated in the table below;
•Employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination of employment under our relevant plans, policies and programs;
•Any unvested stock options, stock appreciation rights, shares of restricted stock, RSUs and other stock-unit awards held by the participant that are outstanding on the date of termination will become fully vested as of that date. In addition, the period during which any stock options held by the participant that are outstanding on that date may be exercised shall be extended to a date that is the later of the 15th day of the third month following the termination date, or December 31 of the calendar year in which the stock option would otherwise have expired if the exercise period had not been extended, but not beyond the final date the stock option could have been exercised if the participant’s employment had not terminated, in each case based on the term of the option at the original grant date;
•Continued eligibility for the participant and his or her eligible dependents to receive employee benefits (such as medical, dental, life insurance (not to exceed one year), and pension benefits), for a stated period following the participant’s date of termination as indicated in the table below, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer;
•The retention for the maximum period permitted by applicable law of all rights the participant has to indemnification from us immediately prior to the change in control and the continuation throughout the period of any applicable statute of limitations of any director’s and officer’s liability insurance covering the participant immediately prior to the change in control; and
•The advancement to the participant of all costs and expenses, including attorney’s fees and disbursements, incurred by the participant in connection with any legal proceedings that relate to the termination of employment or the interpretation or enforcement of any provision of the Senior Management Severance Plan, for which the participant will have no obligation to reimburse us if the participant prevails in the proceeding with respect to at least one material issue or the proceeding is settled.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	51

The following table sets forth the percentage of base salary and bonus and the stated period for continued employee benefits to which each of our NEOs was entitled to receive under the circumstances described above in connection with a change in control on December 31, 2025.

Benefits for a Termination in Connection with a Change in Control

Name	Percentage of Annual Base Salary and Target Bonus	Stated Period for Continued Employee Benefits

Joseph Papa	250%	30 months
Richard Lindahl	200%	24 months
Coleen Glessner	200%	24 months
Simon Lowry	200%	24 Months
Paul Williams	200%	24 Months
The following table sets forth the amount of potential payments and value of benefits that each NEO would have received if we had terminated the executive officer’s employment prior to or in connection with a change in control on December 31, 2025.

Termination Prior to or in Connection with a Change in Control

Name	Cash Payments(1) ($)	Value of Benefits(2) ($)	Value of Equity Awards(3) ($)

Joseph Papa	5,980,000	83,435	17,882,400
Richard Lindahl	2,123,482	63,891	5,327,073
Coleen Glessner	1,999,786	21,246	3,115,332
Simon Lowry	1,635,005	90,460	1,582,560
Paul Williams	1,485,058	90,460	2,639,967
1.Represents the aggregate equal to the applicable specified percentage of the NEO’s annual base salary in effect on December 31, 2025, plus 100% of the NEO’s target annual bonus for 2025.
2.Represents the estimated value of future premiums under our health and welfare benefit plans and life insurance program.
3.Represents the value of accelerated vesting of stock options, and RSUs and PSUs. The value of accelerated vesting of stock options was calculated by multiplying the number of shares subject to accelerated vesting under outstanding stock options by the difference between $12.36, which was the closing market price per share of our common stock on December 31, 2025, and the per share exercise price of the applicable accelerated stock option. If the resulting value of accelerated vesting of stock options was $0.00 or less, no value was attributed. If vesting of stock options is subject to attaining a stock price hurdle, only those stock options for which the applicable stock price hurdle was achieved on or before December 31, 2025 was accelerated and valued. The value of accelerated vesting of RSUs was calculated by multiplying the number of shares subject to accelerated vesting under RSU grants by $12.36, which was the closing market price per share of our common stock on December 31, 2025. The value of accelerated vesting of PSUs was calculated by multiplying the number of shares subject to accelerated vesting under PSU grants by $12.36, which was the closing market price per share of our common stock on December 31, 2025, with an associated performance factor of 100%. Subsequent to December 31, 2025, the Compensation Committee determined the 2023-2025 PSUs will vest at 25%.
General provisions. All payments under the Senior Management Severance Plan will be reduced by any applicable taxes required by law to be paid or withheld by us. If at the time a participant’s employment is terminated, the participant is a “specified employee” within the meaning of Section 409A of the Code (“Section 409A”), then any payments to the participant that constitute non-qualified deferred compensation within the meaning of Section 409A will be delayed by a period of six months. All such payments that would have been made to the participant during the six-month period will be made in a lump sum on the date that is six months and one day following the date of termination, and all remaining payments will commence in the seventh month following the date of termination. Our Board or any committee thereof designated by our Board is authorized to administer the Senior Management

52	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
Severance Plan and has authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Senior Management Severance Plan as it deems advisable.
As a condition to payment of any amounts under the Senior Management Severance Plan in connection with a termination without cause, the participant is required:
1.For the same stated period during which we have agreed to provide continued employee benefits to the terminated employee (not to exceed one year), not to:
◦Induce, counsel, advise, solicit or encourage our employees to leave our employ or to accept employment with any other person or entity,
◦Induce, counsel, advise, solicit or encourage any person who we employed within six months prior to that time to accept employment with any person or entity besides us or hire or engage that person as an independent contractor,
◦Solicit, interfere with or endeavor to cause any of our customers, clients or business partners to cease or reduce its relationship with us or induce any such customer, client or business partner to breach any agreement that such customer, client or business partner may have with us, or
◦Engage in or have a financial interest in any business competing with us within any state, region or locality in which we are then doing business or marketing products.
2.Upon reasonable notice and at our expense, to cooperate fully with any reasonable request that may be made by us in connection with any investigation, litigation or other similar activity to which we are or may be a party or may otherwise be involved and for which the participant may have relevant information; and
3.To sign and deliver a suitable waiver and release under which the participant will release and discharge us from and on account of any and all claims that relate to or arise out of our employment relationship.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	53

Compensation Committee Interlocks and Insider Participation
No current or former executive officer or associate of the Company currently serves or has served as a member of the Compensation Committee or has been involved in any related party transaction as discussed in the section beginning on page 69.

CEO Pay Ratio Disclosure
Pursuant to the SEC rules requiring companies to disclose their CEO and median-compensated employee pay ratio, set forth below is the ratio of compensation of our Chief Executive Officer to the median employee’s compensation.

Annual total compensation of Joseph Papa, CEO	$5,321,147
Annual total compensation of the median employee(1)	$130,553
Ratio of Chief Executive Officer to median employee compensation	41:1
1.Annual total compensation of the median employee consisted of base pay, bonus (will be paid in 2026, but earned in 2025) and 401(k) match (where applicable).
In determining the median employee, a list of all full-time and part-time employees, exclusive of Mr. Papa, was prepared based on active employees included in the Company’s payroll system as of December 31, 2025. Salaries and wages were annualized for those employees who were not employed for the full year of 2025. Salaries and wages were ranked from lowest to highest, and the compensation (base pay, plus bonus) of the median employee was selected from the list.

54	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
Equity Compensation Plan Information
The following table sets forth information as of December 31, 2025, regarding securities authorized for issuance under our equity compensation plans, consisting of the Emergent BioSolutions Inc. Amended and Restated Stock Incentive Plan, the Emergent BioSolutions Inc. Employee Stock Purchase Plan and the Emergent BioSolutions Inc. Inducement Plan. The Emergent BioSolutions Inc. Amended and Restated Stock Incentive Plan and the Emergent BioSolutions Inc. Amended Employee Stock Purchase Plan were adopted with the approval of our stockholders. The Emergent BioSolutions, Inc. Inducement Plan, which was adopted without stockholder approval, was terminated by the Board on December 30, 2025.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(1)

Equity compensation plans approved by stockholders	7,558,861	$7.55	4,660,912
Equity compensation plans not approved by stockholders(2)	1,042,234	$2.47	—
Total	8,601,095		4,660,912
1.Represents 3,274,380 authorized shares that were available for future grants under the Emergent BioSolutions Inc. Amended and Restated Stock Incentive Plan as of December 31, 2025. These shares may be used for stock options, RSUs, stock appreciation rights, restricted stock awards, PSUs and other stock-based awards. This amount also includes 1,386,532 shares of common stock that were available for issuance under the Emergent BioSolutions Inc. Amended Employee Stock Purchase Plan as of December 31, 2025. This amount does not include the Performance-Based Incentive, which may be settled in cash, shares or a combination thereof.
2.The amount remaining represents awards that remain outstanding as of December 31, 2025.

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Pay Versus Performance Disclosure
The table set forth below summarizes information to show the relationship between NEO compensation and certain financial performance measures for fiscal years 2021, 2022, 2023, 2024 and 2025. This information is provided in accordance with Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K.

Fiscal Year	Summary Compensation Table Total for Former PEO (Kramer)($)(1)	Summary Compensation Table Total for Former PEO (Miller)($)(1)	Summary Compensation Table Total for PEO (Papa)($)(1)	Compensation Actually Paid to Former PEO (Kramer) ($)(1)(2)	Compensation Actually Paid to Former PEO (Miller) ($)(1)(2)	Compensation Actually Paid to PEO (Papa) ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)(3)	Value of Initial Fixed $100 Investment Based on		Net Income (Loss) (in millions) ($)(5)	Total Revenues (in millions) ($)(5)

									Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(4)

2025	—	—	5,321,146	—	—	9,359,216	1,808,855	3,089,320	13.79	171.44	52.6	742.9
2024	—	218,750	5,862,562	—	218,750	19,531,513	1,788,883	2,945,103	17.72	147.24	(190.6)	1,043.6
2023	5,103,858	766,667	—	393,077	766,667	—	1,813,193	462,669	4.45	146.27	(760.5)	1,049.3
2022	7,578,573	—	—	508,270	—	—	3,393,116	951,561	21.89	140.85	(211.6)	1,117.5
2021	6,932,076	—	—	532,388	—	—	2,469,172	192,682	80.57	121.8	219.5	1,773.6
1.Mr. Kramer was our principal executive officer (PEO) for each of 2021, 2022, and until June 24, 2023. Mr. Miller was the Company’s Interim CEO and PEO from June 24, 2023 until February 21, 2024. Mr. Papa, the Company’s current CEO, has served as PEO since February 21, 2024.
2.The dollar amounts reported in the “Compensation Actually Paid to PEO (Papa)” column, the “Compensation Actually paid to Former CEO (Miller)” column, the “Compensation Actually paid to Former PEO (Kramer)” column and the “Average Compensation Actually Paid to Non-PEO Named Executive Officers” column represent the amount of “compensation actually paid” (“CAP”) to each of our PEOs and the “average compensation actually paid” to our non-PEO NEOs, respectively, as computed in accordance with Item 402(v) of Regulation S-K. While SEC rules require us to disclose these amounts, they do not correlate to actual amounts that will or may be paid to our NEOs. The actual amounts that will or may be paid to each NEO will be determined following the completion of the applicable service and/or performance period based upon the actual achievement over such service and/or performance period. Supplemental tables reconciling compensation reported in our summary compensation table to CAP for our PEOs is provided below.
3.The non-PEO NEOs for 2025 are Mr. Lindahl, Ms. Glessner, Mr. Lowry and Mr. Williams. The 2024 non-PEO NEOs are Mr. Lindahl, Ms. Glessner, Mr. Williams, Mr. Hartzel and Ms. Fox, our former EVP, General Counsel, Legal Affairs and Corporate Secretary. The 2023 non-PEO NEOs are Mr. Lindahl, Mr. Havey, our former Chief Operating Officer, Ms. Fox, Ms. Glessner and Mr. Williams. The 2022 non-PEO NEOS were Mr. Lindahl, Mr. Havey, Ms. Fox and Mr. Saran, our former Chief Strategy and Development Officer, and for 2021 the non-PEO NEOs were Mr. El-Hibri, Mr. Lindahl, Mr. Havey and Mr. Saran. Supplemental tables reconciling compensation reported in our summary compensation table to CAP for the average of our non-PEO NEOs is provided below.
4.Peer Group reflects published data for the S&P 500 Biotechnology Index.
5.Net income (loss) and Total Revenues for each year shown, as disclosed in the Company’s Annual Report on Form 10-K for the corresponding year. Total Revenues is our “Company-Selected Measure” as set forth in Regulation S-K 402(v). Note that the restatement identified in the Company’s Form 10-K/A filed on December 11, 2023 did not require a recovery in connection with the Company’s Executive Compensation Recovery Policy.
Supplemental Tables:
PEO SCT to CAP Reconciliation

Fiscal Year	Reported Summary Compensation Table Total for Former PEO (Miller) ($)	Reported Summary Compensation Table Total for PEO (Papa) ($)	Reported Value of Equity Awards in the Summary Compensation Table(1) ($)	Equity Award Adjustments(1) ($)	Compensation Actually Paid to Former PEO (Miller) ($)	Compensation Actually Paid to PEO (Papa) ($)

2025	N/A	5,321,146	(2,830,000)	6,868,070	N/A	9,359,216
2024	218,750	5,862,562	(2,489,050)	16,158,000	218,750	19,531,513
1.Mr. Miller was not eligible to receive equity in his role as Interim CEO and did not receive equity awards from the Company prior to his service as Interim CEO. Accordingly, the equity award columns apply only to Mr. Papa.

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Executive Compensation
PEO Equity Award Adjustment Reconciliation(1)

Fiscal Year	Year-End Fair Value of Awards Granted During Year That Remain Unvested as of Year End ($)	Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Year ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Covered Year ($)	Year-end Fair Value of Equity Awards that Failed to Meet Vesting Conditions in the Covered Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)

2025	6,350,600	3,271,655	—	(2,754,185)	—	—	6,868,070
2024	16,158,000	—	—	—	—	—	16,158,000
1.Mr. Miller was not eligible to receive equity in his role as Interim CEO. Accordingly, this table applies only to Mr. Papa.
Average non-PEO NEO SCT to CAP Reconciliation

Fiscal Year	Average Reported Summary Compensation Table Total for non-PEO NEOs ($)	Average Reported Value of Equity Awards in the Summary Compensation Table ($)	Total Average Equity Award Adjustments ($)	Average Compensation Actually Paid to non-PEO NEOs ($)

2025	1,808,855	(870,831)	2,151,296	3,089,320
2024	1,788,883	(269,975)	1,426,195	2,945,103
2023	1,813,193	(881,054)	(469,470)	462,669
2022	3,393,116	(2,640,104)	198,549	951,561
2021	2,469,172	(1,539,799)	(736,691)	192,682
Average non-PEO NEO Equity Award Adjustment Reconciliation

Fiscal Year	Average Year-End Fair Value of Awards Granted During Year That Remain Unvested as of Year End ($)	Year-over-Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Year ($)	Year-over-Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Covered Year ($)	Average Year-End Fair Value of Equity Awards that Failed to Meet Vesting Conditions in the Covered Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)

2025	1,959,355	(126,748)	—	318,689	—	—	2,151,296
2024	894,360	333,544	—	198,291	—	—	1,416,195
2023	147,810	(604,648)	—	(12,632)	—	—	(469,470)
2022	764,901	(389,222)	—	(177,130)	—	—	198,549
2021	575,964	(1,417,932)	—	105,276	—	—	(736,691)

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Relationship Between Compensation Actually Paid and Performance
The graphs below show the following relationships:
(1) Relationship between compensation “actually paid” to each PEO and average actual compensation paid to the Company’s non-PEO NEOs and the Company’s cumulative TSR and comparison of Company TSR and peer group TSR. PEO CAP applies to Mr. Kramer for 2021 through 2023, Mr. Miller for 2023 and 2024, and Mr. Papa for 2024 and 2025.

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Executive Compensation
(2) Relationship between compensation “actually paid” to each PEO and average actual compensation paid to the Company’s non-PEO NEOs and the Company’s net income (loss). PEO CAP applies to Mr. Kramer for 2021 through 2023, Mr. Miller for 2023 and 2024, and Mr. Papa for 2024 and 2025.
(3) Relationship between compensation “actually paid” to each PEO and average actual compensation paid to non-PEO NEOs and Total Revenues. PEO CAP applies to Mr. Kramer for 2021 through 2023, Mr. Miller for 2023 and 2024, and Mr. Papa for 2024 and 2025.
Financial Performance Measures
The following table lists the three financial performance measures that, in Emergent’s assessment, are the most important measures that the Company uses to link CAP to its NEOs to company performance. The following is provided in accordance with Item 402(v) of Regulation S-K.

Measure 1	Total Revenues (Company Selected Measure)
Measure 2	Adjusted EBITDA Margin
Measure 3	Adjusted Net Income (Loss)
Policies and Practices Related to the Grant of Certain Equity Awards
We generally grant equity awards to our NEOs on a predetermined schedule. Following fiscal year-end, the Compensation Committee reviews the performance of the Company and NEOs and approves annual equity awards based on that review. The Compensation Committee may approve off-cycle grants in special cases, such as when an officer is hired. The Committee does not consider material nonpublic information when determining the timing and terms of equity awards. The Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

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Pursuant to Item 402(x) of Regulation S-K under the Exchange Act, we are providing the following information regarding awards granted to named executive officers of the Company on March 6, 2025, which was two business days before the filing of a Current Report on Form 8-K:

Name	Grant Date	Number of Securities Underlying the Award	Exercise Price ($/Sh)	Grant Date Fair Value of the Award ($)
Percentage Change in the Closing Market Price of the Securities Underlying the Award Between the Trading Day Ending Immediately Prior to the Disclosure of Material Nonpublic Information and the Trading Day Beginning Immediately Following the Disclosure of Material Nonpublic Information (%)

Joseph Papa	3/6/2025	282,500	5.80	1,191,500	(4.34)
Richard Lindahl	3/6/2025	178,546	5.80	753,053	(4.34)
Coleen Glessner	3/6/2025	62,500	5.80	263,606	(4.34)
Simon Lowry	3/6/2025	62,500	5.80	263,606	(4.34)
Paul Williams	3/6/2025	62,500	5.80	263,606	(4.34)

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Executive Compensation
PROPOSAL 4 — APPROVAL OF AN AMENDMENT TO THE EMERGENT BIOSOLUTIONS INC. AMENDED AND RESTATED STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK FOR THE GRANT OF AWARDS UNDER THE PLAN

Our Emergent BioSolutions Inc. Amended and Restated Stock Incentive Plan (the “Plan”) was most recently amended and restated by the Board of Directors in March 2024 and approved by our stockholders in May 2024. The Plan, as adopted, reserved an aggregate of 31,208,561 shares authorized for issuance. On February 25, 2026, upon the recommendation of the Compensation Committee, the Board, subject to stockholder approval, adopted an amended and restated version of the Plan (the “Amended Plan”) to increase the number of shares available for issuance under the Plan by an additional 5,000,000 shares. The purpose of the Amended Plan is to maintain our competitive position by attracting, retaining and motivating experienced and capable employees at all levels of the organization, including key roles, and our Amended Plan is central to this objective. In addition, the Amended Plan clarifies the maximum number of shares that may be issued pursuant to the exercise of incentive stock options following the stockholder approval of the additional 5,000,000 shares. The shares currently available under the Plan are insufficient to meet our projected hiring needs and support our current growth strategy. The Amended Plan does not change any other features of the Plan.
There is no meaningful capacity that remains available under the Plan and in March 2026, it was necessary to grant employees, including our executive officers, annual incentive awards that are contingent on shareholder approval of this Proposal (the “Contingent Awards”). The shares authorized for issuance pursuant to the Amended Plan include an aggregate of 2,043,910 shares that are underlying the Contingent Awards. The Contingent Awards consist of 1,668,493 shares subject to time-based contingent RSUs and 375,417 contingent PSUs, which are intended to retain and reward grantees based on their continued service and/or the Company’s performance and are described in detail under the section below titled “New Plan Benefits.” The grant of 375,417 PSUs has a potential maximum payout of 412,958 shares.
If the Amended Plan is not approved by our stockholders, all of the Contingent Awards will automatically be forfeited. In addition, we will be unable to make new equity grants to attract, motivate and retain key personnel or incentivize non-employee directors to serve on our Board of Directors. This would put us at a significant competitive disadvantage in attracting, retaining, and engaging the talent essential to our success. In addition, we would be compelled to rely more heavily on cash‑based incentives, which could limit our financial flexibility. For these reasons, approval of the Amended Plan is critical to our long‑term performance and overall success.
The Amended Plan is attached as Appendix B to this proxy statement. This summary does not purport to be a complete description of the terms of the Amended Plan and is qualified in its entirety by reference to the text of the Amended Plan.
Equity Compensation is a Critical Component of our Compensation Program
Key Highlights
•Our multi‑year turnaround is gaining traction, with 2025 results reflecting improved profitability and margins versus 2024 (including higher adjusted EBITDA and expanded adjusted gross margins). Retaining and incentivizing the team executing this plan is critical.
•We are advancing our 2026 priorities— driving growth in core Commercial and MCM segments; and strategically expanding internationally; reinforcing patient safety, quality and compliance; leveraging bipartisan support for preparedness—which requires attracting, retaining and motivating highly skilled talent with competitive, equity‑based compensation.
•The Amended Plan’s increased share reserve is expected to support approximately one year of grants under practices generally consistent with recent usage. This increase is necessary to maintain a program that aligns employee and executive incentives with long‑term stockholder value as we continue to advance our transformation plan.
•Subject to approval of the Amended Plan and availability of shares, we intend to reintroduce performance‑based equity awards as a meaningful component of executive long‑term incentives, further tying realized compensation to multi‑year performance objectives and the successful execution of our transformation strategy.
•If the Amended Plan is not approved we will have no shares available for future equity grants and the Contingent Awards will be forfeited. These actions would require that we rely more heavily on cash-based incentives and significantly modify how we design future equity grants. This could impair our ability to preserve cash for strategic investments, weaken our competitive position for key talent and ultimately slow or jeopardize execution of our turnaround and long‑term value‑creation plans.
We believe that our stock‑based compensation programs have been integral to our success in the past and will be important to our ability to succeed in the future as we advance our multi‑year strategic plan to stabilize, turnaround and transform the Company. Accordingly, we view approval of the Amended Plan as vital to our ability to execute this plan and to provide Emergent with the flexibility needed to motivate, attract and retain the talent required to deliver on our strategy.

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The following outlines further details on the Company’s request for new shares:
Enables Us to Compete in the Market for Talent during Transformation Plan. In 2024, we developed and began implementing a multi‑year strategic plan to stabilize, turnaround and ultimately transform Emergent’s business. Since January 1, 2024, our stock price increased from $2.20 per share to a high of $14.06 per share on January 7, 2026, demonstrating increased stockholder confidence in our turnaround strategy and improving financial results. Continuing to successfully execute on our turnaround strategy requires experienced and highly skilled employees and leaders across the organization.
We operate in a highly competitive market for talent in the pharmaceutical and biotechnology industries. To compete effectively, it is critical to offer compensation packages that include both equity and cash components. Our employees develop, manufacture and support products and services that address complex and urgent public health threats, To be successful, we must attract and retain individuals who embrace this mission and can advance our business strategy in alignment with the long‑term interests of our stockholders.
Equity compensation is a core element of our employment value proposition and is an important tool to attract, retain and reward high‑performing employees as we continue to advance our multi‑year strategic efforts, including our 2026 priorities focused on improving operating performance, supporting profitable growth and creating long‑term, sustainable value for our stockholders.
Incentivizes, Retains and Motivates Talent. It is critical to our success and advancement of the transformational plan that we incentivize, retain and motivate the best talent amidst a competitive labor market. Our equity-based compensation program has always been and will continue to be a key component in our ability to pay market-competitive compensation to our employees. We generally grant equity awards to employees beginning at the manager level, representing approximately 41 % of our total employees, upon hire and on an annual basis thereafter, subject to satisfactory performance.
Aligns with Our Pay-for-Performance Compensation Philosophy. We believe that the value of equity-based compensation is fundamentally tied to our performance. As the value of our stock appreciates, our employees receive greater compensation at the same time that our stockholders are receiving a greater return on their investment. Conversely, employees will not receive this greater compensation if the stock price remains stagnant or declines.
Since 2017, the Compensation Committee has utilized PSUs as a means to further align executives’ long-term interests with those of our stockholders and link pay to multi-year performance objectives of strategic importance. However, in 2024, the Compensation Committee determined that equity grants for the year would be made in a fixed share option grant due to share pool constraints. In 2025, the Compensation Committee determined that equity grants for the year would be made in a combination of a fixed share option grant and a fixed share RSU grant due to share pool constraints. Grant date fair values are calculated utilizing a Black-Scholes valuation model for stock option awards. This approach meant that grant date fair values were lower than the values approved by the Compensation Committee as a result of the share price decreasing between the date of approval and the date of grant. Limited exceptions to this approach applied to certain executive officers. The Chief Financial Officer’s equity award was approved based on a target grant‑date value rather than a fixed number of shares. In addition, the Chief Executive Officer’s equity award consisted of 50% stock options and 50% PSUs, with the PSUs subject to the achievement of specified adjusted EBITDA performance targets for fiscal year 2025. Moving forward, the Company intends to re-introduce performance-based awards in order to further align executive incentives with the Company’s long-term strategic objectives and ongoing business transformation.
Aligns Employee and Director Interests with Stockholder Interests. Providing our employees and non‑employee directors with compensation in the form of equity awards directly aligns their interests with those of our stockholders. Equity awards create an ownership mindset and link a meaningful portion of total compensation to the long‑term performance of our stock. If the proposed amendment to the Amended Plan is approved by stockholders, we will be able to continue granting equity-based incentives that foster this alignment between our employees and non-employee directors and our stockholders. We believe that employees with a stake in the future success of our business are highly motivated to achieve long-term growth and are well-aligned with the interests of our other stockholders to increase stockholder value.
Avoids Significant Cash Expenditures That Could Impact the Business. As noted above, the ability to award long‑term incentives that align employee interests with those of stockholders is a critical tool to attract and retain key talent. In the absence of an available equity pool, the Company would likely need to rely more heavily on cash‑based long‑term incentives, which can be more volatile from an expense standpoint, require greater use of our cash resources and reduce our financial flexibility to invest in our business. The Company therefore strongly prefers to deliver a substantial portion of long‑term incentives in the form of equity.
Information Regarding Share Usage and Overhang
Our Board and Compensation Committee considered a number of factors in determining the number of additional shares to reserve for issuance under the Amended Plan, including stockholder feedback, the estimated cost of the Amended Plan, the number of shares remaining under the Plan, our estimate of the number of shares needed for future awards, our overhang, our burn rate and potential stockholder dilution. The Board continuously strives to balance these considerations with our need to compete for talent using practices that are prevalent in the market, including providing appropriate levels of long‑term equity incentive compensation.

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Executive Compensation
We believe that the number of shares being requested for issuance under the Amended Plan, together with the shares that remain available for grant, is expected to support our anticipated equity award needs for approximately one year. This expected duration is based on several assumptions, including that our grant practices under the Amended Plan will be generally consistent with our recent practices and usage, and is dependent on a number of other factors that are difficult to predict or beyond our control, such as changes in business conditions, our compensation programs and our stock price, any of which could alter this projection. We anticipate making future requests for additional increases in the share reserve periodically (and ahead of potential share reserve depletion) so that we can continue to engage with our stockholders and allow them to routinely evaluate the Amended Plan’s continued effectiveness.
We considered our March 6, 2026 aggregate share pool of 10,833,434 shares, which was comprised of: 453,248 shares remaining available for grant; 5,682,787 stock options outstanding (with a weighted average exercise price of $7.46 and weighted average remaining term of 5.5 years); and 4,697,399 unvested full-value awards outstanding. As of March 6, 2026 we had 51,644,495 shares of common stock outstanding. Based on 453,248 shares available for issuance under the Plan as of March 6, 2026, if the Amended Plan is approved by stockholders at the Annual Meeting we would expect to have 5,453,327 shares available for issuance under the Amended Plan.
The following table sets forth certain information about the Amended Plan as of March 6, 2026, and assumes that the additional 5,000,000 shares under the Plan have been authorized:

Number of new shares being authorized under the Amended Plan	5,000,000
Number of shares available for future awards under the Amended Plan	5,453,248
Number of shares relating to outstanding PSUs and RSUs[1]	4,697,399
Number of shares relating to Contingent Awards[2]	2,043,910
Number of shares relating to outstanding stock options[1]	5,682,787
Weighted average remaining term of outstanding options[1]	5.5 years
Weighted average exercise price of outstanding options[1]	$7.46
Total number of shares available for future awards after annual meeting if this proposal is approved	3,409,338
1The amounts reported do not include the full number of options and RSUs, respectively, that were issued under the Inducement Plan and that remained unvested or unexercised as of March 6, 2026, or the Performance-Based Incentive, which may be settled in cash, shares or a combination thereof.
2 The Contingent Awards will be forfeited if the Amended Plan is not approved.
In evaluating the Amended Plan, the Board and Compensation Committee also considered the incremental dilution to our stockholders from the additional 5,000,000 shares proposed to be added to the share reserve. This increase would result in an aggregate share reserve that is expected to support new equity awards for approximately one year (including the Contingent Awards described above) and represents an estimated overall potential dilution of approximately 9% of our common stock outstanding, assuming all shares reserved under the Amended Plan are issued. In aggregate, the total dilution of all outstanding awards and the share reserve represents 24% of common shares outstanding on a fully diluted basis. As of March 6, 2026 24% of the shares underlying outstanding stock option awards are underwater (with an exercise price in excess of the closing price of our common stock on March 6, 2026). If the underwater stock options were excluded, it would reduce our overhang as of March 6, 2026 to 21%. The outstanding stock options that are underwater have a weighted-average exercise price of $16.52 per share and individual option exercise prices ranging up to $100.77 per share, as compared to the $8.29 per share closing price of our common stock on March 6, 2025.
The additional share reserve is intended to provide us with sufficient flexibility to maintain our regular equity grant practices for our current and expected workforce in a highly competitive labor market, including in connection with organic growth and the overall transformation plan as outlined above.

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Highlights of the Amended Plan

〇
No liberal share recycling. Shares of common stock delivered to satisfy the exercise price of stock options or to satisfy the tax withholding obligations with respect to options and stock appreciation rights (“SARs”) will not increase the number of shares available for the future grant of awards under the Amended Plan; the aggregate number of shares of common stock with respect to which a SAR is exercised will be counted against the number of shares available for the future grant of awards under the Amended Plan, regardless of number of shares actually issued upon exercise; and shares purchased by us on the open market using proceeds from the exercise of an award will not increase the number of shares available for future grant of awards.

〇	No Repricing of Awards. The direct or indirect repricing of stock options or SARs is prohibited without stockholder approval.

〇	No Discounted Options or SARs. All options and SARs must have an exercise or measurement price not less than the fair market value of the underlying common stock on the date of grant.

〇
Limit Applicable to Non-Employee Directors. In any calendar year, the sum of cash compensation paid to any non-employee director for service as a director and the value of awards under the Amended Plan made to such non-employee director (calculated based on the grant date fair value of such Awards (as defined below) for financial reporting purposes) may not exceed $1,000,000.

〇
Independent Committee Administers Awards to Non-Employee Directors. Awards granted to non-employee directors are granted and administered by a committee of the Board of Directors, all of the members of which are independent directors as defined by Section 303A.02 of the NYSE Listed Company Manual.

〇	“Double Trigger” Vesting of Awards in Connection with a Change in Control. Awards will not automatically vest solely as a result of a change in control.

〇
Treatment of Awards on a Change in Control. The Amended Plan prescribes default treatment of all Award types if an acquiring or succeeding corporation does or does not assume or substitute Awards in connection with a Change in Control Event (as defined in the Amended Plan).

〇
No Dividends on Unvested Awards, Options, or SARs. All dividends, including ordinary cash dividends, paid with respect to shares of restricted stock will be paid to the participant only if and when such shares vest and any dividend equivalents provided with respect to RSU awards, other stock-unit awards and performance awards are subject to the same restrictions on transfer and forfeitability as the awards with respect to which they are paid. In addition, no dividends or dividend equivalent rights are payable with respect to options or SARs.

〇
Minimum Vest Provisions. Awards granted to non-employee directors generally will vest on the first anniversary of the grant date or the first annual meeting of stockholders after the grant date, whichever is earlier, subject to a minimum vesting period of 50 weeks. In addition, awards granted to participants other than non-employee directors may not vest before the first anniversary of the date of grant.

New Plan Benefits

As of March 3, 2026, approximately 900 employees are eligible to receive Awards under the Amended Plan, including seven executive officers. In addition, nine non-employee directors are also eligible to receive Awards under the Amended Plan. The granting of Awards under the Amended Plan is discretionary (other than the Contingent Awards reflected in the table below), and we cannot now determine the number or type of Awards to be granted in the future to any particular person or group. Information about awards granted to our NEOs and directors during 2025 can be found under the heading “Compensation Discussion and Analysis—2025 Grants of Plan—Based Awards” and “Director Compensation”.

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Executive Compensation

	Number of Contingent RSUs	Number of Contingent PSUs	Total Contingent Awards

Joseph Papa	187,708	375,417	563,125
Richard Lindahl	162,680	—	162,680
Coleen Glessner	100,111	—	100,111
Simon Lowry	100,111	—	100,111
Paul Williams	100,111	—	100,111
Other Executive Officers and Employees	1,017,772	—	1,017,772
Total	1,668,493	375,417	2,043,910
Description of the Amended Plan
This summary is qualified in its entirety by reference to the Amended Plan, a blacklined copy of which is attached to this proxy statement as Appendix B. You can request a copy of the Amended Plan by writing to Emergent BioSolutions Inc., Attn: Investor Relations, 300 Professional Drive, Gaithersburg, Maryland 20879. A copy of the Amended Plan, which is attached to the electronic copy of this proxy statement filed with the SEC, also may be accessed from the SEC’s home page (www.sec.gov).
Types of Awards
The Amended Plan provides for the grant of “incentive stock options” intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder, which we refer to as the Code, nonstatutory stock options, SARs, restricted stock, RSUs, other stock unit awards and performance awards, collectively referred to as Awards.
Any shares of common stock made subject to Awards of incentive stock options, nonstatutory stock options or SARs will be counted against the maximum aggregate number of shares of common stock available for issuance under the Amended Plan as one share of common stock for every one share of common stock granted. Any shares of common stock made subject to Awards of restricted stock, RSUs, other stock unit awards or performance awards will be counted against the maximum aggregate number of shares of common stock available for issuance under the Amended Plan as (1) one share of common stock for every one share of common stock granted if such Award was granted prior to May 21, 2009, (2) 1.5 shares of common stock for every one share of common stock granted if such Award was granted on or after May 21, 2009 but prior to May 17, 2012, (3) 1.86 shares of common stock for every one share of common stock granted if such Award was granted on or after May 17, 2012 but prior to May 22, 2014, (4) 2.3 shares of common stock for every one share of common stock granted if such Award was granted on or after May 22, 2014 but prior to May 25, 2023, (5) 1.6 shares of common stock for every one share of common stock granted if such Award was granted on or after May 25, 2023 and prior to May 23, 2024 and (6) one share of common stock for every one share of common stock granted if such Award is granted on or after May 23, 2024.
Any shares of common stock made subject to Awards of incentive stock options, nonstatutory stock options or SARs that are returned to the Amended Plan will be returned as one share of common stock for every one share of common stock granted. Any shares of common stock made subject to Awards of restricted stock, RSUs, other stock unit awards or performance awards that were returned to the Amended Plan prior to May 25, 2023 were returned as (1) one share of common stock for every one share of common stock granted prior to May 21, 2009, (2) 1.5 shares of common stock for every one share of common stock granted on or subsequent to May 21, 2009 and prior to May 17, 2012, (3) 1.86 shares of common stock for every one share of common stock granted on or subsequent to May 17, 2012 and prior to May 22, 2014, (4) 2.3 shares of common stock for every one share of common stock granted on or subsequent to May 22, 2014 and prior to May 25, 2023 and (5) 1.6 shares of common stock for every one share of common stock granted on or subsequent to May 25, 2023 and prior to May 23, 2024. Beginning May 23, 2024, with respect to any Award granted on or after that date, any shares of common stock subject to Awards of restricted stock, restricted stock units, other stock unit awards or performance awards that are returned to the Amended Plan will be returned as one share of common stock for every one share of common subject to the Award.
Stock Options. Stock options entitle recipients to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price that is no less than 100% of the fair market value of the common stock on the date of grant. Only employees may be granted incentive stock options. Options granted prior to March 6, 2012 could not be granted for a term in excess of ten years. Options granted on or after March 6, 2012 may not be granted for a term in excess of seven years. The Amended Plan permits the following forms of payment of the exercise price of options: (i) payment by cash or check, (ii) subject to certain conditions, payment in connection with a “cashless exercise” through a broker, (iii) subject to certain conditions, surrender to us of shares of common stock, (iv) delivery to us of a promissory note or any other lawful consideration, or (v) any combination of these forms of payment.

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Stock Appreciation Rights. Stock appreciation rights entitle recipients to receive the appreciation in the value of the common stock as of the exercise date over the value of the common stock on the date of grant of the stock appreciation right. Stock appreciation rights will be settled by the delivery of shares of common stock.
Stock appreciation rights. SARs may be issued in tandem with options or as stand-alone rights. The base amount specified on the date of grant to calculate appreciation will be no less than 100% of the fair market value of a share of common stock on the date of grant. The maximum term of any SAR granted prior to March 6, 2012 will be no more than ten years from the date of grant, and of any SAR granted on or after March 6, 2012 will be no more than seven years from the date of the grant.
Restricted Stock and Restricted Stock Unit Awards. Restricted stock Awards entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award. Alternatively, instead of issuing common stock that is subject to repurchase, the Board may grant RSUs that entitle recipients to receive unrestricted shares of common stock to be delivered at the time such shares of common stock vest.
Other Stock Unit Awards. Under the Amended Plan, the Board has the right to grant other Awards of shares of common stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, shares of common stock or other property having such terms and conditions as the Board may determine, including the grant of shares and/or cash based upon certain conditions such as performance-based conditions.
Vesting. Awards granted under the Amended Plan to participants other than non-employee directors may not vest prior to the first anniversary of the date of grant. Awards granted under the Amended Plan to non-employee directors may not vest prior to the earliest of the first anniversary of the date of grant, the date of the first annual meeting of stockholders held after the date of grant, or 50 weeks after the date of grant.
Notwithstanding any other provision of the Amended Plan, the Board or a committee of the Board may, either at the time an Award is made or at any time thereafter, accelerate and allow to become vested or waive any right to repurchase shares of common stock (or waive the forfeiture thereof) or remove or modify the restrictions applicable to the Award, in whole or in part, in the event of the death or disability of the participant without regard to the foregoing minimum vesting requirements, or in certain other circumstances described in the Amended Plan, subject to the minimum vesting requirements. The foregoing minimum vesting requirements shall not apply to Awards, in the aggregate, for up to 5% of the authorized number of shares available for issuance under the Amended Plan. For the avoidance of doubt, all shares of common stock underlying Awards granted under the Amended Plan shall be counted on a one-for-one basis for purposes of the minimum vesting provisions.
Repricing. Unless such action is approved by our stockholders or is pursuant to an adjustment to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization: (1) no outstanding option or SAR granted under the Amended Plan may be amended to provide an exercise or base price per share that is lower than the then-current exercise or base price per share of the option or SAR, (2) the Board may not cancel any outstanding option or SAR (whether or not granted under the Amended Plan) and grant in substitution therefor new Awards under the Amended Plan covering the same or a different number of shares of common stock and having an exercise or base price per share lower than the then-current exercise or base price per share of the cancelled option or SAR, (3) the Board may not cancel in exchange for a cash payment any outstanding option or SAR with an exercise or base price per share above the then-current fair market value of the common stock, and (4) the Board may not take any other action under the Amended Plan that constitutes a “repricing” under the rules of the NYSE.
Performance Awards. Restricted stock Awards, RSU Awards and other stock unit Awards granted under the Amended Plan may be made subject to the achievement of performance goals and may be paid in shares of common stock or cash. Under the Amended Plan, the Board may make Awards that will vest solely upon the achievement of specified performance criteria set by the Board, and subject to any adjustments as the Board may determine. The Board may adjust the cash or number of shares payable pursuant to an Award and the Board may, at any time, waive the achievement of the applicable performance measures, including in the case of the death or disability of the participant or a change in control of the company. The Board has the power to impose such other restrictions on performance awards as it may deem necessary or appropriate.
Eligibility to Receive Awards
Our employees, officers, directors, consultants and advisors are eligible to be granted Awards under the Amended Plan. The maximum number of shares of common stock with respect to which Awards may be granted to any participant under the Amended Plan is 1,000,000 per calendar year. Awards made under the Amended Plan that are subject to the achievement of performance goals pursuant to the Amended Plan can provide for cash payments of up to $2,000,000 per calendar year per individual. In addition, the Amended Plan provides that in any calendar year, the sum of cash compensation paid to any non-employee director for service as a director and the value of Awards under the Amended Plan made to such non-employee director (calculated based on the grant date fair value of such Awards for financial reporting purposes) may not exceed $1,000,000.
Administration

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Executive Compensation
The Amended Plan is administered by our Board. Our Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Amended Plan and to interpret the provisions of the Amended Plan. Pursuant to the terms of the Amended Plan, the Board may delegate authority under the Amended Plan to one or more committees or subcommittees of the Board. The Board has authorized our Compensation Committee to administer certain aspects of the Amended Plan, including the granting of options to executive officers. Awards granted to non-employee directors are granted and administered by a committee of the Board, all of the members of which are independent directors as defined by Section 303A.02 of the NYSE Listed Company Manual.
The Board also may delegate authority under the Amended Plan to our officers, each of whom has the power to make Awards to all of our employees, except to executive officers. The Board has authorized our chief executive officer and executive chairman to grant stock options under our Amended Plan. Neither the chief executive officer nor the executive chairman is authorized to grant options to himself, to any other director or executive officer, to any other officer or other person whose compensation is determined by the Compensation Committee or to any person who the Board or the Compensation Committee may from time to time designate in writing. Our Board has fixed the terms of the Awards to be granted by such officers, including the exercise price of such Awards and the maximum number of shares subject to Awards that such officers may make, as well as the period in which Awards may be granted.
Subject to any applicable limitations contained in the Amended Plan, our Board, our Compensation Committee, or any other committee to whom our Board delegates authority, as the case may be, selects the recipients of Awards and determines the number of shares of common stock covered by options and the dates upon which such options become exercisable, the exercise price of options (which may not be less than 100% of the fair market value of the common stock), the duration of options (which may not exceed seven years in the case of options granted on or after March 6, 2012) and the number of shares of common stock subject to any SAR, restricted stock, RSUs or other stock unit awards and the terms and conditions of such Awards, including conditions for exercise, repurchase, issue price and repurchase price.
If any Award expires, is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part, is settled in cash or results in shares not being issued, the unused shares of common stock covered by such Award will again be available for grant under the Amended Plan. Shares of common stock delivered to us by a participant to satisfy tax withholding obligations with respect to restricted stock, RSUs, and other stock unit awards (including shares retained from the Award creating the tax obligation) will again be available for grant under the Amended Plan. However, shares of common stock delivered to us by a participant to purchase shares of common stock upon exercise of an option or SAR or to satisfy tax withholding obligations with respect to an option or SAR (including shares retained from the Award creating the tax obligation) will not again be available for grant under the Amended Plan. With respect to SARs settled in shares of common stock upon exercise, the aggregate number of shares of common stock with respect to which the SAR is exercised, rather than the number of shares of common stock actually issued upon exercise, shall be counted against the number of shares of common stock available for Awards under the Amended Plan. In no event will shares of common stock repurchased by us on the open market using the proceeds from the exercise of an Award increase the number of shares available for future grant of Awards under the Amended Plan.
Adjustments for Changes in Common Stock and Certain Other Events
Our Board is required to make appropriate adjustments in connection with the Amended Plan and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. If a merger or other reorganization event occurs, our Board will provide that all of our outstanding options are to be assumed or substituted by the successor corporation. If the merger or reorganization event also constitutes a change in control event, as defined under the Amended Plan, except to the extent set forth in the option award agreement or any other agreement between the option holder and us, the assumed or substituted options will become immediately exercisable in full if on or prior to the first anniversary of the reorganization event an option holder’s employment with us or our succeeding corporation is terminated by the option holder for good reason or is terminated by us or the succeeding corporation without cause, each as defined in the Amended Plan, or the option holder’s service on our Board is terminated. In the event the succeeding corporation does not agree to assume, or substitute for, outstanding options, or in the event of our liquidation or dissolution, then our Board will provide that all unexercised options will become exercisable in full prior to the completion of the merger or other reorganization event and that these options will terminate immediately prior to the completion of the merger or other reorganization event if not previously exercised. Our Board may also provide for a cash out of the value of any outstanding options. In addition, upon the occurrence of a change in control event that does not also constitute a reorganization event under the Amended Plan, except to the extent set forth in the option award agreement or any other agreement between the option holder and us, each option will continue to vest according to its original vesting schedule, except that an option will become immediately exercisable in full if on or prior to the first anniversary of the change in control event an option holder’s employment with us or our succeeding corporation is terminated by the option holder for good reason or is terminated by us or our succeeding corporation without cause.
If a merger or other reorganization event occurs, our repurchase and other rights under outstanding restricted stock and RSU Awards will apply to the cash, securities or other property which our common stock is converted into or exchanged for pursuant to such merger or other reorganization event in the same manner and to the same extent as such repurchase and other rights applied to our common stock under such Awards. If a merger or other reorganization event occurs that also constitutes a change in control event,

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unless provided to the contrary in the instrument evidencing a restricted stock or RSU Award or any other agreement between the Award holder and us, a restricted stock or RSU Award will continue to vest according to its original vesting schedule except that the Award will become immediately vested in full if, on or prior to the first anniversary of the change in control event, the holder’s employment with us or our succeeding corporation is terminated for good reason by the holder or is terminated by us or the succeeding corporation without cause, each as defined in the Amended Plan. However, if the acquiring or succeeding corporation does not assume such restricted stock or RSU Award (and provided that such Award is not a performance Award), such Award will become free from all conditions or restrictions immediately prior to the consummation of the change in control event.
In the case of a performance Award, if a merger or other reorganization event occurs that also constitutes a change in control event and the successor corporation agrees to assume the performance Awards, a portion of each performance Award will be converted into a time-vesting Award that will vest at the end of the original performance period, so long as the holder’s employment with us or our succeeding corporation continues through the end of that performance period. The amount of a performance Award that will converted into a time-vesting award will be determined by the Board based on actual achievement (or target achievement, if actual achievement is not determinable) upon the change in control event. If the successor corporation does not assume a performance Award, such Award will become free from all conditions or restrictions immediately prior to the consummation of the change in control event.
Our Board may specify the effect of a merger or other reorganization event or change in control event on any SAR or other stock unit Award at the time of grant. If the succeeding corporation assumes or substitutes an outstanding stock appreciation right or other stock unit Award, such assumption or substitution shall be done in the in the same manner as an option or restricted stock Award that is not a performance Award, as applicable, and consistent with applicable regulations. However, if the acquiring or succeeding corporation does not assume or substitute a SAR, such SAR will be treated in the same manner as an option, and if the acquiring or succeeding corporation does not assume or substitute another stock unit Award that is not a performance Award, such Award will be treated in the same manner as a restricted stock Award that is not a performance Award.
Amendment or Termination
Our Board generally may amend, modify or terminate any outstanding Award, including substituting another Award therefor, provided that we must obtain the holder’s consent unless our Board determines that such action, taking into account any related action, would not materially and adversely affect the holder (other than to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization or in connection with certain mergers or other reorganization events). In addition, we may not amend the minimum vesting schedule (described above) applicable to an Award, without stockholder approval, as more fully described above, we cannot amend any outstanding option or SAR to provide an exercise or base price per share that is lower than the then-current exercise or base price per share of the option or SAR (other than to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization).
In addition, our Board may amend, suspend or terminate the Amended Plan or any portion thereof at any time, except that, to the extent determined by our Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement shall become effective until such stockholder approval is obtained and stockholder approval will be required for any amendment to the Amended Plan that (i) materially increases the number of shares of common stock available for issuance under the Amended Plan (other than an increase to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization) or (ii) materially expands the class of service providers eligible to participate in the Amended Plan. No Award may be granted under the Amended Plan after May 23, 2028, but Awards previously granted may extend beyond that date.
If stockholders do not approve the Amended Plan, our SIP will remain effective; however, the shares reserved under the current SIP will be insufficient to support our goal of retaining key talents, and the Contingent Awards will be automatically forfeited. In such event, our Board will consider whether to adopt alternative arrangements based on its assessment of our needs.
Federal Income Tax Consequences
The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the Amended Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A regarding nonstatutory deferred compensation. Changes to these laws could alter the tax consequences described below.
Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

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Executive Compensation
A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be compensation income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise it will be short-term.
Stock Appreciation Rights. A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of SARs equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely election under Section 83(b) is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Units. A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU Award. When the RSU vests, the participant will have compensation income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise it will be short-term.
Other Stock Unit Awards. The tax consequences associated with any other stock unit Awards granted under the Amended Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the Award or underlying common stock.
Tax Consequences to Us. There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Vote Required and Board Recommendation

Approval of an amendment to increase the number of shares of common stock for the grant of awards under the Emergent BioSolutions Inc. Amended and Restated Stock Incentive Plan requires the affirmative vote of the majority of the votes properly cast on the matter at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of this vote.

The Board of Directors recommends a vote “FOR” the approval of an amendment to the Emergent BioSolutions Inc. Amended and Restated Stock Incentive Plan to increase the number of shares of common stock for the grant of awards under the Plan.

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Policies and Procedures for
Related Person Transactions
Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, when the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit and Finance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit and Finance Committee will review, and, in its discretion, may ratify the related person transaction if it deems ratification appropriate under the circumstances. The policy also permits the chair of the Audit and Finance Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit and Finance Committee meetings, subject to ratification by the Audit and Finance Committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit and Finance Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit and Finance Committee will review and consider:
•The related person’s interest in the related person transaction;
•The approximate dollar value of the amount involved in the related person transaction;
•The approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•Whether the transaction was undertaken in the ordinary course of our business;
•Whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•The purpose of, and the potential benefits to us of, the transaction; and
•Any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.
The Audit and Finance Committee may approve or ratify the transaction only if the Audit and Finance Committee determines that, under all of the circumstances, the transaction is consistent with our best interests. The Audit and Finance Committee may impose any conditions on the related person transaction that it deems appropriate. In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:
•Interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual gross revenues; and
•A transaction that is specifically contemplated by provisions of our third restated certificate of incorporation (the “Certificate of Incorporation”) or By-laws.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.
Since January 1, 2025, there were no related party transactions, nor are there currently any proposed related party transactions, which in accordance with SEC rules, would require disclosure in this proxy statement.

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Policies and Procedures for Related Person Transactions
Indemnification Agreements
We have entered into an indemnification agreement with each of our directors and executive officers. Our form of indemnification agreement, and our Certificate of Incorporation and By-laws, require us to indemnify and advance expenses to these persons to the full extent permitted by Delaware law. We also intend to enter into an indemnification agreement with each of our future directors and executive officers.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving this proxy statement and accompanying proxy card?
This proxy statement and the accompanying proxy card are being furnished to you by the Board of Directors (the “Board” or “Board of Directors”) of Emergent BioSolutions Inc. (“Emergent”, the “Company”, “we”, “us” or “our”) to solicit your proxy to vote your shares at our 2026 annual meeting of stockholders and at any adjournment or postponement of the meeting. The annual meeting will be conducted in virtual format via live audio webcast on April 29, 2026, at 9:00 a.m. Eastern Time. Stockholders are encouraged to attend the annual meeting via the internet at www.virtualshareholdermeeting.com/EBS2026.
You are receiving this proxy statement from us because you owned shares of the Company’s common stock as of March 6, 2026, the record date for the annual meeting. This proxy statement describes matters on which you may vote and provides you with other important information so that you can make informed decisions. You are requested to vote on each of the proposals described in this proxy statement.
What does it mean to vote by proxy?
It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the annual meeting. When you submit your proxy by internet, by telephone or by mail, you appoint each of Joseph Papa, our President and Chief Executive Officer, Richard Lindahl, our Executive Vice President, Chief Financial Officer, and Jessica Perl, our Senior Vice President, General Counsel and Corporate Secretary, or their respective substitutes or nominees, as your representatives — your “proxies” — at the meeting to vote your shares in accordance with your instructions. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as the Board recommends, and may vote in their discretion with respect to any other matters properly presented at the annual meeting.
Who is entitled to vote at the annual meeting?
Holders of the Company’s common stock as of the close of business on the record date, March 6, 2026, may vote by proxy or virtually at the annual meeting. As of the close of business on March 6, 2026, there were 51,644,495 shares of common stock outstanding and entitled to vote and held by 45 holders of record. The common stock is the only outstanding voting security of the Company, and each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
You may own shares of the Company’s common stock in two different ways:
•Record Ownership. If your stock is represented by one or more stock certificates registered in your name or if you have a Direct Registration System account in your name evidencing shares held in book-entry form, with our transfer agent, Broadridge Financial Solutions, Inc., you are a “stockholder of record.”
•Beneficial Ownership. If your shares are held in a brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or other nominee how to vote your shares, and you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.
If I hold shares in street name by my bank or broker, will my bank or broker automatically vote my shares for me?
If you hold shares through an account with a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the NYSE. These rules allow banks and brokers to vote shares in their discretion on

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Policies and Procedures for Related Person Transactions
“routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” banks and brokers may not vote shares without your instruction.
What is a “broker non-vote” and how would it affect the vote?
Shares that banks and brokers are not authorized to vote on a particular proposal are referred to as “broker non-votes.” The ratification of the Company’s independent registered public accounting firm is considered a routine matter. Accordingly, banks and brokers may vote shares on this proposal without your instructions and, as a result, we do not expect to receive broker non-votes with respect to this proposal.
We expect all other proposals to be voted upon at the annual meeting to be considered to be non-routine, meaning that banks and brokers would not be able to vote your shares on those proposals without your instructions. Please note that if you want your vote to be counted on those proposals, including the election of directors, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those proposals.
Broker non-votes will be counted for purposes of establishing a quorum but will not affect the outcome of the vote on any proposal presented at the annual meeting.
What is an “abstention” or a “vote withheld” and how would it affect the vote?
An “abstention” occurs when a stockholder submits a proxy with explicit instructions to decline to vote regarding a particular matter and a “vote withheld” occurs when a stockholder submits a proxy with explicit instructions to decline to vote in favor of a director nominee. Abstentions and votes withheld are counted as present for purposes of determining a quorum. Because an abstention is not considered to be a vote “cast” for a particular matter, it will have no effect on any of the proposals presented at the annual meeting. In addition, because a vote withheld with respect to the election of directors does not have legal effect under the existing plurality voting standard, a director may be elected with as little as one affirmative vote.
What does it mean if I receive more than one proxy card from the Company?
It means that you have more than one account for your shares. Please vote by internet or telephone using each of the identification numbers, or complete and mail all proxy cards to ensure that all of your shares are voted.
What is “householding” and how does it affect me?
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or proxy statement and annual report addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Because we utilize the “householding” rules for proxy materials, stockholders who share the same address generally will receive only one copy of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report, unless we receive contrary instructions from any stockholder at that address. If you prefer to receive multiple copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain additional copies upon written or oral request to Emergent BioSolutions Inc., Attn: Investor Relations, 300 Professional Drive, Gaithersburg, Maryland 20879; Telephone: (240) 631-3200, Email: investorrelations@ebsi.com. Eligible stockholders of record receiving multiple copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report can request householding by contacting us in the same manner.
If you are a beneficial owner and hold your shares in a brokerage or custody account, you can request additional copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report or you can request householding by notifying your broker, bank or other nominee.
How do I attend the annual meeting? When and where will the annual meeting be held?
The annual meeting will be held on April 29, 2026 via the internet. You will not be able to attend the annual meeting in person. Any stockholder can listen to and participate in the annual meeting live via the internet at www.virtualshareholdermeeting.com/EBS2026. To participate in the annual meeting, you will need the 16-digit control number which appears on your proxy card, voting instruction form or notice you will receive. The annual meeting webcast will begin promptly at 9:00 a.m., Eastern Time. We encourage you to access the annual meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 8:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures. If you do not have a control number, you may attend as a guest (non-stockholder), but will not have the option to vote your shares at the annual meeting.

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Policies and Procedures for Related Person Transactions
What if during the check-in time or during the annual meeting I have technical difficulties or trouble accessing the virtual meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting log in page.
Why are we holding the annual meeting virtually?
We have determined that hosting a virtual annual meeting of stockholders will provide expanded access, improved communication, and cost savings. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate from any location around the world. We intend that the virtual meeting format will provide stockholders a similar level of transparency to the traditional in-person meeting format and we will take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual annual meeting as they would at an in-person annual meeting of stockholders. Our virtual annual meeting allows stockholders to submit questions and comments before and during the annual meeting. After the annual meeting, we will be answering stockholder questions that comply with the rules of conduct for the annual meeting, which will be posted on the virtual annual meeting web portal. To the extent time does not allow us to answer all of the appropriately submitted questions, we will answer them in writing on the Company’s website at www.emergentbiosolutions.com under the section “Investors,” soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
How can I change my vote or revoke my proxy?
If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins by:
•Giving notice of revocation to our Corporate Secretary, at Emergent BioSolutions Inc., 300 Professional Drive, Gaithersburg, Maryland 20879 (by mail or overnight delivery);
•Executing and delivering to our Corporate Secretary, at the address noted above, a proxy card relating to the same shares bearing a later date;
•Voting by the internet or telephone prior to the time the voting facilities close (your latest internet or telephone vote will be counted); or
•Logging onto and voting at the virtual annual meeting.
If you decide to revoke or change your vote other than by voting at the annual meeting, we must receive the notice of revocation or new vote by 11:59 p.m., Eastern Time, on Tuesday, April 28 2026, the date prior to the date of the annual meeting.
If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke or change your vote. The revocation or change must be made by the broker, bank or other nominee before the annual meeting.
What is the “quorum” for the annual meeting and what happens if a quorum is not present?
In order to conduct business at the annual meeting, the holders of at least a majority of the total number of shares of the Company’s common stock issued and outstanding and entitled to vote as of March 6, 2026, the record date, or 51,644,495 shares, must be present in person or represented by proxy. This requirement is called a “quorum.” If you vote by internet or by telephone, or submit a properly executed proxy card, your shares will be included for purposes of determining the existence of a quorum. Proxies marked “abstain” or “withhold” will be counted in determining the presence of a quorum. If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the annual meeting may be adjourned to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.
Does the Company offer an opportunity to receive future proxy materials electronically?
Yes. If you vote on the internet, simply follow the prompts for enrolling in electronic proxy delivery service. This will reduce our printing and postage costs, as well as the number of paper documents you will receive.
If you are a stockholder of record, you may enroll in this service at the time you vote your proxy or at any time after the annual meeting and can read additional information about this option and request electronic delivery by going to www.proxyvote.com. If you hold shares in street name, please contact your broker, bank or other nominee to enroll for electronic proxy delivery.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	73

Policies and Procedures for Related Person Transactions
Who will conduct the proxy solicitation and who will bear the cost?
The Company entered into an Agreement with Innisfree M&A Incorporated (“Innisfree”) in connection with providing proxy solicitation services for the 2026 Annual Shareholders Meeting. The costs of soliciting proxies will be borne by the Company in the amount of $40,000, in addition to individual calls Innisfree is requested to make to individual retail investors at the rate of $6.00 per call. The solicitation is being made primarily through the mail and electronic mail, but our directors, officers and employees may also engage in the solicitation of proxies in person, by telephone, electronic transmission or by other means. No compensation will be paid by us in connection with the solicitation of proxies, except that we may reimburse brokers, banks, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners.
Who will count the votes?
Broadridge Financial Solutions, Inc. will tabulate the votes cast by internet, telephone and mail. Richard Lindahl, our Executive Vice President, Chief Financial Officer will tabulate any votes cast at the annual meeting and will act as inspector of election to certify the results.
Where can I find the voting results of the meeting?
We will publish the voting results in a Form 8-K filed with the SEC within four business days after the annual meeting. You can read or print a copy of that report by going to either the Company’s website at www.emergentbiosolutions.com under the section “Investors –Financials – SEC Filings” or the SEC’s website at www.sec.gov.
Will a list of stockholders entitled to vote at the annual meeting be available?
A list of stockholders of record as of March 6, 2026, the record date, will be available for inspection by stockholders for any purpose germane to the annual meeting during normal business hours for the ten days prior to the meeting date, at our corporate headquarters at 300 Professional Drive, Gaithersburg, Maryland 20879. This list will also be available during the virtual annual meeting for examination by any stockholder at www.virtualshareholdermeeting.com/EBS2026.
How do I Vote?
If you are a stockholder of record, you may vote your shares:

By Internet.
Before the Meeting - Go to www.proxyvote.com.
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 28, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/EBS2026.
You may attend the meeting via the internet and vote during the virtual meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

By Telephone. To vote by telephone, call 1-800-690-6903 (toll-free from the U.S. and Canada). Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 28, 2026. Have your proxy card in hand when you call and then follow the instructions. If you vote by telephone, please do not mail in a proxy card.

By Mail. If you received your proxy materials by mail, you may vote by completing, signing and returning your proxy card. If you vote by mail, please mark, sign and date your proxy card and return it in the enclosed postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

You will need to follow the instructions when using any of these methods to make sure your shares will be voted at the annual meeting. We encourage you to vote by telephone or over the internet or by mail by completing your proxy card, even if you plan to attend the annual meeting.
If you hold shares in street name through a broker, bank or other nominee, you may instruct your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or other nominee provides to you with the proxy materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and over the internet. If you hold shares through a broker, bank or other nominee and wish to vote your shares at the annual meeting, you will need your unique control number which appears on the instructions that accompanied the proxy materials. In any case, voting in advance by phone, internet or mail or through your broker, bank or other nominee will not prevent you from voting at the

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Policies and Procedures for Related Person Transactions
annual meeting. If you have any questions about voting your shares or attending the annual meeting, please contact our Investor Relations department at investorrelations@ebsi.com.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	75

Additional Matters
Other Matters
Our Board has no knowledge of any other matters that may come before the annual meeting. However, if any other matters are properly presented at the annual meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on those matters.
Requests for Copies of Annual Report
We will provide without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including financial statements and schedules, to each of our stockholders of record on March 6, 2026, and to each beneficial owner of common stock on that date, upon receipt of a written request for the Annual Report on Form 10-K mailed to our offices, Emergent BioSolutions Inc., 300 Professional Drive, Gaithersburg, MD 20879, Attention: Investor Relations, or by email at: investorrelations@ebsi.com. In the event that exhibits to the Annual Report on Form 10-K are requested, a fee will be charged for reproduction of the exhibits. Requests from beneficial owners of common stock must set forth a good faith representation as to such ownership. Our filings with the SEC are available without charge on our website at www.emergentbiosolutions.com as soon as reasonably practicable after they are filed.
Stockholder Proposals for the 2027 Annual Meeting
Any stockholder who intends to present a proposal at the Company’s 2027 annual meeting, and who wishes to have the proposal included in the Company’s proxy statement for that meeting (the “2027 Proxy Statement”), must deliver the proposal to the Company’s Corporate Secretary no later than November 20, 2026. Any proposal received after this date will be considered untimely and may be excluded from the proxy statement for the 2027 annual meeting of stockholders. A proposal must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting.
A stockholder may present a proposal that is a proper subject for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures set forth in the Company’s By-laws. The By-laws require that a stockholder who intends to present a proposal at an annual meeting of stockholders, including a nomination for election of directors, submit the proposal to the Corporate Secretary not fewer than 90 and not more than 120 days before the anniversary of the date of the previous year’s annual meeting. To be eligible for consideration at the 2027 annual meeting of stockholders, such a proposal and any nominations for director, including nominations pursuant to Rule 14a-19 under the Exchange Act, must be received by the Corporate Secretary between December 30, 2026, and January 29, 2027. This advance notice period is intended to allow stockholders an opportunity to consider all business and nominees expected to be considered at the meeting. Any such proposal received after this date may be considered untimely and may be excluded. In addition to satisfying all of the requirements under the Company’s By-laws, any stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2027 annual meeting of stockholders must also comply with all applicable requirements of Rule 14a-19 under the Exchange Act.
All submissions to, or requests from, the Corporate Secretary should be made to Emergent BioSolutions Inc., Attention: Corporate Secretary, 300 Professional Drive, Gaithersburg, MD 20879.
OUR BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE YOUR PROXY AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE VIRTUALLY AT THE MEETING.

76	2026 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Appendix A
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL MEASURES

Certain financial measures presented in our proxy statement have not been presented or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the rules promulgated by the Securities and Exchange Commission.
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) before depreciation and amortization, income taxes, total interest expense, net, and excluding impairments, inventory step-up provision, changes in fair value of financial instruments, severance and restructuring costs (benefits), exit and disposal costs, acquisition and divestiture costs, gain on sale of business, settlement charges, net, contingent consideration milestones, loss (gain) on debt extinguishment, and other expense (income) items. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA divided by Total Revenues. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry, although it may be defined differently by different companies. Therefore, we also believe that this non-GAAP financial measure, considered along with corresponding GAAP financial measures, provides management and investors with additional information for comparison of our operating results with the operating results of other companies.
We define Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share, which are non-GAAP financial measures, as net income (loss) and net income (loss) per diluted share, respectively, excluding the impact of non-cash amortization charges, impairments, severance and restructuring costs (benefits), inventory step-up provision, acquisition and divestiture costs, exit and disposal costs, gain on sale of business, settlement charges, net, contingent consideration milestones, changes in fair value of financial instruments, loss (gain) on debt extinguishment, other expense (income) items and tax effects. We use Adjusted Net Income (Loss) for the purpose of calculating Adjusted Net Income (Loss) per Diluted Share. Management uses Adjusted Net Income (Loss) per Diluted Share to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends. We define Net Leverage Ratio, which is a non-GAAP financial measures, as our Net Debt divided by our Trailing Twelve-Month Adjusted EBITDA. We believe that this non-GAAP financial measure, when considered together with our GAAP financials results, provides management and investors with an additional understanding of the Company’s current borrowing capabilities.
Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. In addition, non-GAAP financial measures used for computing executive officer annual incentive pay may be defined differently from similarly titled measures used for financial reporting purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Operations.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	A-1

Appendix A
RECONCILIATIONS OF NET INCOME (LOSS) TO ADJUSTED EBITDA FOR THE YEARS PRESENTED IN THE PROXY STATEMENT:

	Year Ended December 31,

($ in millions)	2025 ($)	2024 ($)

Net income (loss)	$52.6	$(190.6)
Adjustments:
Depreciation & amortization	95.7	108.8
Income taxes	30.2	47.7
Total interest expense, net	54.4	69.0
Impairments	12.2	27.2
Inventory step-up provision	5.4	6.2
Changes in fair value of financial instruments	5.4	1.8
Severance and restructuring costs (benefits)	(0.8)	22.5
Exit and disposal costs	—	13.3
Acquisition and divestiture costs	0.2	—
Gain on sale of business	—	(24.3)
Settlement charges, net	(9.6)	121.7
Contingent consideration milestones	(50.0)	(30.0)
Loss (gain) on debt extinguishment	12.2	(0.6)
Other expense (income), net items (1)	(2.9)	10.4
Total adjustments	$152.4	$373.7
Adjusted EBITDA	$205.0	$183.1
1.Other income (expense), net item adjustments to reconcile Net Income to Adjusted EBITDA in 2025 are related to a gain on sale of assets and an investment write-off, which were recorded to other income (expense), net during the year ended December 31, 2025. Other income (expense), net item adjustments to reconcile Net Loss to Adjusted EBITDA in 2024 are related to a loss on sale of building and equity method investment write-off, which were recorded to other income (expense), net during the year ended December 31, 2024.

A-2	EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement

Appendix A
RECONCILIATIONS OF NET LOSS TO ADJUSTED NET LOSS FOR THE YEARS PRESENTED IN THE PROXY STATEMENT:

	Year Ended December 31,

($ in millions)	2025 ($)	2024 ($)

Net income (loss)	$52.6	$(190.6)
Adjustments:
Non-cash amortization charges	74.8	72.5
Impairments	12.2	27.2
Severance and restructuring costs (benefits)	(0.8)	22.5
Inventory step-up provision	5.4	6.2
Acquisition and divestiture costs	0.2	—
Exit and disposal costs	—	13.3
Gain on sale of business	—	(24.3)
Settlement charges, net	(9.6)	121.7
Contingent consideration milestones	(50.0)	(30.0)
Changes in fair value of financial instruments	5.4	1.8
Loss (gain) on debt extinguishment	12.2	(0.6)
Other expense (income), net items (1)	(2.9)	10.4
Tax effect	(12.7)	(42.2)
Total adjustments:	$34.2	$178.5
Adjusted net income (loss)	$86.8	$(12.1)
1.Other income (expense), net item adjustments to reconcile Net Income (Loss) to Adjusted net income (loss) in 2025 are related to a gain on sale of assets and an investment write-off, which were recorded to other income (expense), net during the year ended December 31,2025. Other income (expense), net item adjustments to reconcile Net Income (Loss) to Adjusted net income (loss) in 2024 are related to a loss on sale of building and equity method investment write-off, which were recorded to other income (expense), net during the year ended December 31, 2024.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	A-3

Appendix A
RECONCILIATIONS OF TOTAL DEBT TO NET DEBT AND LEVERAGE RATIO TO NET LEVERAGE RATIO FOR THE YEARS PRESENTED IN THE PROXY STATEMENT:

($ in millions)	As of	As of
	December 31, 2025	December 31, 2024
Total debt	$589.7	$700.0
Less: Cash and cash equivalents	205.4	99.5
Net debt	$384.3	$600.5

	Twelve months ended	Twelve months ended
(unaudited, $ in millions)	December 31, 2025	December 31, 2024
Net income (loss)	$52.6	$(190.6)
Adjustments:
Depreciation & amortization	$95.7	$108.8
Income taxes	30.2	47.7
Total interest expense, net	54.4	69.0
Impairments	12.2	27.2
Inventory step-up provision	5.4	6.2
Changes in fair value of financial instruments	5.4	1.8
Severance and restructuring costs (benefits)	(0.8)	22.5
Exit and disposal costs	—	13.3
Acquisition and divestiture costs	0.2	—
Gain on sale of business	—	(24.3)
Settlement charges, net	(9.6)	121.7
Contingent consideration milestones	(50.0)	(30.0)
Loss (gain) on debt extinguishment	12.2	(0.6)
Other expense (income), net items (1)	(2.9)	10.4
Total adjustments	$152.4	$373.7
Adjusted EBITDA	$205.0	$183.1
Net Leverage Ratio	1.9	3.3
1.Other income (expense), net item adjustments to reconcile Net Income (Loss) to Adjusted net income (loss) in 2025 are related to a gain on sale of assets and an investment write-off, which were recorded to other income (expense), net during the year ended December 31,2025. Other income (expense), net item adjustments to reconcile Net Income (Loss) to Adjusted net income (loss) in 2024 are related to a loss on sale of building and equity method investment write-off, which were recorded to other income (expense), net during the year ended December 31, 2024.

A-4	EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement

Appendix B
EMERGENT BIOSOLUTIONS INC. AMENDED AND RESTATED STOCK INCENTIVE PLAN

1.Purpose
The purpose of this Amended and Restated Stock Incentive Plan (the “Plan”) of Emergent BioSolutions Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders. The Plan amends and restates the 2006 Stock Incentive Plan (the “Original Plan”) that was originally adopted by the board of directors of the Company (the “Board”) on October 25, 2006 and approved by the stockholders on October 27, 2006, was amended by the Board on March 31, 2009 and approved by the stockholders on May 21, 2009, was amended by the Board on March 6, 2012 and approved by the stockholders on May 17, 2012, was amended by the Board on March 20, 2014 and approved by the stockholders on May 22, 2014, was amended by the Board on March 24, 2016 and approved by our stockholders on May 19, 2016, was amended by the Board on March 22, 2018 and approved by our stockholders on May 24, 2018, was amended by the Board on March 18, 2021 and approved by our stockholders on May 20, 2021, was amended by the Board on January 4, 2023, effective as of January 5, 2023, was amended by the Board on March 23, 2023 and approved by our stockholders on May 25, 2023, was amended by the Board on March 26, 2024 and approved by our stockholders on May 23, 2024, and amended by the Board on February 25, 2026 and approved by our stockholders on April [●], 2026. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board. Awards granted on or before March 23, 2023 will continue to be governed by the terms of the Plan that were in effect on their respective grant date; provided, however, that the Board’s acceleration authority under Section 10(h) shall apply to such awards; and provided further that the minimum vesting requirements that apply to such awards shall be the minimum vesting requirements provided under Sections 5(d), 6(d), 7(b), 8 and 10(i) of this amended and restated Plan document, and not the minimum vesting condition that applied to the awards when they were originally granted.
2.    Eligibility
All of the Company’s employees, officers, directors, consultants and advisors to the Company (as such terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to receive options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-unit awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant”. All of the terms and conditions of each Award shall be set forth in an Award agreement.
3.    Administration and Delegation
(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.
(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.
(c) Delegation to Officers. Subject to any requirements of applicable law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of Awards to be granted by such officers, the maximum number of shares subject to Awards that the officers may grant, and the time period in which such Awards may be granted; and provided further, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	B-1

Appendix B
Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).
(d) Awards to Non-Employee Directors. Awards made to non-employee directors will be granted and administered by a Committee, all of the members of which are independent directors as defined by Section 303A.02 of the New York Stock Exchange Listed Company Manual.
4.    Stock Available for Awards.
(a) Maximum Number of Shares. An aggregate of 5,000,000 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) shall be added to the 31,208,561 shares issuable or transferable under the Plan as of January 1, 2026, for a total of 36,208,561 shares (the “Share Reserve”), effective as of the date of the applicable stockholder approval as set forth in Section 10(d). Subject to the Share Reserve and the provisions of Section 9, the maximum aggregate number of shares of Common Stock which may be issued pursuant to the exercise of Incentive Stock Options is 36,208,561 shares.
If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), is settled in cash, or results in any shares of Common Stock not being issued, the unused shares of Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Shares of Common Stock delivered (either by actual delivery, attestation or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Options and Stock Appreciation Rights (including shares retained from the Option or Stock Appreciation Right creating the tax obligation) shall not be added back to the number of shares available for future grant of Awards (for the avoidance of doubt, shares of Common Stock delivered to the Company by a Participant to satisfy tax withholding obligations with respect to Restricted Stock, Restricted Stock Units and Other Stock Unit Awards (including shares retained from the Restricted Stock, Restricted Stock Unit or Other Stock Unit Award creating the tax obligation) shall be added back to the number of shares available for future grant of Awards). However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares. Notwithstanding anything to the contrary herein, with respect to Stock Appreciation Rights settled in shares of Common Stock upon exercise, the aggregate number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised, rather than the number of shares of Common Stock actually issued upon exercise, shall be counted against the number of shares of Common Stock available for Awards under the Plan. In no event shall shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award increase the number of shares available for future grant of Awards.
(b) Computing the Total Number of Shares of Common Stock Available Under the Plan. For purposes of computing the maximum aggregate number of shares of Common Stock available for issuance under the Plan, the following rules shall apply:
(i) Any shares of Common Stock made subject to Awards of Options or Stock Appreciation Rights shall be counted against the maximum aggregate number of shares of Common Stock available for issuance under the Plan as one (1) share of Common Stock for every one (1) share of Common Stock granted.
(ii) Any shares of Common Stock made subject to Awards of Options or Stock Appreciation Rights which shares are returned to the Plan pursuant to Section 4(a) shall be returned as one (1) share of Common Stock for every one (1) share of Common Stock granted.
(iii) Any shares of Common Stock made subject to a Full-Value Award (as defined below): (A) granted prior to May 21, 2009, shall be counted against the maximum aggregate number of shares of Common Stock available for issuance under the Plan as one (1) share of Common Stock for every one (1) share of Common Stock granted; (B) granted on or after May 21, 2009 but prior to May 17, 2012, shall be counted against the maximum aggregate number of shares of Common Stock available for issuance under the Plan as 1.5 shares of Common Stock for every one (1) share of Common Stock granted; (C) granted on or after May 17, 2012 but prior to May 22, 2014, shall be counted against the maximum aggregate number of shares of Common Stock available for issuance under the Plan as 1.86 shares of Common Stock for every one (1) share of Common Stock granted; (D) granted on or after May 22, 2014, shall be counted against the maximum aggregate number of shares of Common Stock available for issuance under the Plan as 2.3 shares of Common Stock for every one (1) share of Common Stock granted; (E) granted on or after May 25, 2023, shall be counted against the maximum aggregate number of shares of Common Stock available for issuance under the Plan as 1.6 shares of Common Stock for every one (1) share of Common Stock granted; (F) granted on or after May 23, 2024 shall be counted against the maximum aggregate number of shares of Common Stock available for issuance under the Plan as 1.0 shares of Common Stock for every one (1) share of Common Stock granted and (G) granted on or after April [●], 2026 shall be counted against the maximum aggregate number of shares of Common Stock available for issuance under the Plan as 1.0 shares of Common Stock for every one (1) share of Common Stock granted. A “Full-Value Award” is an Award of Restricted Stock, a Restricted Stock Unit Award, an Other Stock Unit Award or a Performance Award (as defined below).

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(iv) Any shares of Common Stock made subject to a Full-Value Award which shares are returned to the Plan pursuant to Section 4(a): (A) shall be returned as one (1) share of Common Stock for every one (1) share of Common Stock granted prior to May 21, 2009; (B) shall be returned as 1.5 shares of Common Stock for every one (1) share of Common Stock granted on or subsequent to May 21, 2009 and prior to May 17, 2012; (C) shall be returned as 1.86 shares of Common Stock for every one (1) share of Common Stock granted on or subsequent to May 17, 2012 and prior to May 22, 2014; (D) shall be returned as 2.3 shares of Common Stock for every one (1) share of Common Stock granted on or subsequent to May 22, 2014 and prior to May 25, 2023; and (E) shall be returned as 1.6 shares of Common Stock for every one (1) share of Common Stock granted on or subsequent to May 25, 2023 and prior to May 23, 2024; and (F) shall be returned as 1.0 shares of Common Stock for every one (1) share of Common Stock granted on or subsequent to May 23, 2024 and prior to April [●], 2026 . Beginning on April [●], 2026, any shares of Common Stock subject to a Full-Value Award that are returned to the Plan will be returned as 1.0 shares of Common Stock for every one (1) share of Common Stock subject to such Award.
(c) Sublimits.
(i) Per Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR (as each is hereafter defined) shall be treated as a single Award. For the avoidance of doubt, all shares of Common Stock underlying Awards granted under the Plan shall be counted on a one-for-one basis for purposes of the sublimit set forth in this section.
(ii) Limit Applicable to Non-Employee Directors. In any calendar year, the sum of cash compensation paid to any non-employee director for service as a director and the value of Awards under the Plan made to such non-employee director (calculated based on the grant date fair value of such Awards for financial reporting purposes) shall not exceed $1,000,000.
(d) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock unit awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan, including provisions that preserve the aggregate option spread as of the closing date of any such transaction in a manner that complies with Section 409A of the Code. Substitute Awards shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.
5.    Stock Options
(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.
(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Emergent BioSolutions Inc., any of Emergent BioSolutions Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.
(c) Exercise Price. The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement; provided, however, that the exercise price shall not be less than 100% of the Fair Market Value (as defined below) on the date the Option is granted. If a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company, and an Incentive Stock Option is granted to such Participant, the exercise price of such Incentive Stock Option shall not be less than 110% of the Fair Market Value on the grant date. Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above as a substitution for a stock option or stock appreciation right in accordance with and pursuant to Section 424 of the Code, in the case of an Incentive Stock Option, and pursuant to Section 409A of the Code, in the case of an Option not intended to qualify as an Incentive Stock Option (such options, “Non-Qualified Stock Options”).
(d) Duration and Vesting of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement subject to the limitations of the Plan; provided, however, that no Option granted before March 6, 2012 will be granted for a term in excess of 10 years and no Option granted on or after March 6, 2012 will be granted for a term in excess of 7 years. Notwithstanding the foregoing, if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company,

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and an Incentive Stock Option is granted to such Participant, the term of such Incentive Stock Option shall be no more than five (5) years from the date of grant. Subject to Section 10(h), Options that vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, the earlier of the first anniversary of the date of grant or the date of the first annual meeting held after the date of grant, provided that such vesting period may not be less than 50 weeks after the date of grant). Notwithstanding the foregoing, the Board or the Committee, either at the time the Option is granted or at any time thereafter, may allow an Option to accelerate and become vested, in whole or in part, prior to the vesting date specified above, in the event of the death or disability of the Participant. Options that do not vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, the earlier of the first anniversary of the date of grant or the date of the first annual meeting held after the date of grant, provided that such vesting period may not be less than 50 weeks after the date of grant). The foregoing minimum vesting requirements shall not apply to Awards granted, in the aggregate, for up to 5% of the authorized number of shares specified in Section 4(a). For the avoidance of doubt, all shares of Common Stock underlying Awards granted under the Plan shall be counted on a one-for-one basis for purposes of the minimum vesting provision set forth in this section.
(e) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Subject to Section 10(e), shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable.
(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:
(i) in cash or by check, payable to the order of the Company;
(ii) except as otherwise provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding; (iii) to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board to be appropriate in a manner consistent with the valuation principles under Sections 409A and 422 of the Code, except as the Board may expressly determine otherwise (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements; (iv) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by (a) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (b) payment of such other lawful consideration as the Board may determine; or (v) by any combination of the above permitted forms of payment.
(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders or is pursuant to Section 9 of the Plan: (i) outstanding Options granted under the Plan may not be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (ii) the Board may also not cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (iii) the Board may not cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value or (iv) the Board may not take any other action under the Plan that constitutes a “repricing” under the rules of the New York Stock Exchange (“NYSE”).
(h)  Dividends and Dividend Equivalents. Notwithstanding any other provision of the Plan, no Dividends or Dividend Equivalents may be paid with respect to any Option granted under the Plan. For the avoidance of doubt, to the extent that an Option is settled in shares of Common Stock, the recipient will be eligible to receive Dividends on such shares after settlement on the same basis as any other stockholder of the Company.
6.    Stock Appreciation Rights
(a) General. A Stock Appreciation Right, or SAR, is an Award entitling the holder, upon exercise, to receive an amount of Common Stock determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date.
(b) Grants. Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.
(i) Tandem Awards. When Stock Appreciation Rights are expressly granted in tandem with Options, (i) the Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to

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the extent designated by the Board in connection with a Reorganization Event or a Change in Control Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event or a Change in Control Event and except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right; and (iv) the Stock Appreciation Right will be transferable only with the related Option. No tandem SAR may have a base amount that is less than 100% of the fair market value of a share of Common Stock on the date of grant. No tandem SAR granted prior to March 6, 2012 may have a term of more than ten (10) years from the date of grant and no tandem SAR granted on or after March 6, 2012 may have a term of more than seven (7) years from the date of grant.
(ii) Independent SARs. A Stock Appreciation Right not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award; provided, however, that the base amount specified on the date of grant to calculate appreciation shall be no less than 100% of the fair market value of a share of Common Stock on the date of grant and the maximum term of any Stock Appreciation Right shall (i) with respect to Stock Appreciation Rights granted prior to March 6, 2012, be no more than ten (10) years from the date of grant and (ii) with respect to Stock Appreciation Rights granted on or after March 6, 2012 be no more than seven (7) years from the date of grant.
(c) Exercise. Stock Appreciation Rights may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.
(d) Vesting. Subject to Section 10(h), Stock Appreciation Rights that vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, the earlier of the first anniversary of the date of grant or the date of the first annual meeting held after the date of grant, provided that such vesting period may not be less than 50 weeks after the date of grant). Notwithstanding the foregoing, the Board or the Committee, either at the time the Stock Appreciation Right is granted or at any time thereafter, may allow a Stock Appreciation Right to accelerate and become vested, in whole or in part, prior to the vesting date specified above, in the event of the death or disability of the Participant. Stock Appreciation Rights that do not vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, the earlier of the first anniversary of the date of grant or the date of the first annual meeting held after the date of grant, provided that such vesting period may not be less than 50 weeks after the date of grant). The foregoing minimum vesting requirements shall not apply to Awards granted, in the aggregate, for up to 5% of the authorized number of shares specified in Section 4(a). For the avoidance of doubt, all shares of Common Stock underlying Awards granted under the Plan shall be counted on a one-for-one basis for purposes of the minimum vesting provision set forth in this section.
(e) Limitation on Repricing. Unless such action is approved by the Company’s stockholders or is pursuant to Section 9 of the Plan: (i) outstanding Stock Appreciation Rights granted under the Plan may not be amended to provide a base price per share that is lower than the then-current base price per share of such outstanding Stock Appreciation Right, (ii) the Board may also not cancel any outstanding stock appreciation right (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having a base price per share lower than the then-current base price per share of the cancelled stock appreciation right, (iii) the Board may not cancel in exchange for a cash payment any outstanding Stock Appreciation Right with a base price per share above the then-current Fair Market Value or (iv) the Board may not take any other action under the Plan that constitutes a “repricing” under the rules of the NYSE.
(f) Dividends and Dividend Equivalents. Notwithstanding any other provision of the Plan, no Dividends or Dividend Equivalents may be paid with respect to any Stock Appreciation Right granted under the Plan. For the avoidance of doubt, to the extent that a Stock Appreciation Right is settled in shares of Common Stock, the recipient will be eligible to receive Dividends on such shares after settlement on the same basis as any other stockholder of the Company.
7.    Restricted Stock; Restricted Stock Units
(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant restricted stock unit Awards entitling the recipient to receive shares of Common Stock to be delivered at the time such shares of Common Stock vest (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).
(b) Terms and Conditions for all Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, provided that for Restricted Stock Awards granted on or after January 1, 2023, the following minimum vesting provisions shall apply. Subject to Section 10(h),

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Restricted Stock Awards that vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, the earlier of the first anniversary of the date of grant or the date of the first annual meeting held after the date of grant, provided that such vesting period may not be less than 50 weeks after the date of grant). Subject to Section 10(h), Restricted Stock Awards that do not vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, the earlier of the first anniversary of the date of grant or the date of the first annual meeting held after the date of grant, provided that such vesting period may not be less than 50 weeks after the date of grant). Notwithstanding any other provision of the Plan (other than Section 10(i), if applicable), the Board or Committee may, either at the time a Restricted Stock Award is made or at any time thereafter, waive any right to repurchase shares of Common Stock (or waive the forfeiture thereof) or remove or modify the restrictions applicable to the Restricted Stock Award, in whole or in part, in the event of the death or disability of the Participant. The foregoing minimum vesting requirements shall not apply to Awards granted, in the aggregate, for up to 5% of the authorized number of shares specified in Section 4(a). For the avoidance of doubt, all shares of Common Stock underlying Awards granted under the Plan shall be counted on a one-for-one basis for purposes of the minimum vesting provisions set forth in this section.
(c) Additional Provisions Relating to Restricted Stock
(i) Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company (“Dividends”) with respect to shares of Restricted Stock (“Unvested Dividends”) shall vest and be paid to the Participant only if and when such shares become free from the restrictions on forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the date the shares of Restricted Stock are no longer subject to a substantial risk of forfeiture (i.e., no later than the 15th day of the third month following the date on which the shares of Restricted Stock vest).
(ii) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.
(d) Additional Provisions Relating to Restricted Stock Units
(i) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company such number of shares of Common Stock or an amount of cash equal to the Fair Market Value of such number of shares of Common Stock, as provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant, to the extent consistent with and permitted by Section 409A of the Code.
(ii) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.
(iii) Dividend Equivalents. To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be settled in cash and/or shares of Common Stock and shall be subject to the same restrictions on vesting, transfer, and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement.
8.    Other Stock-Unit Awards
Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock Unit Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock Unit Award, including any purchase price applicable thereto, provided that for Other Stock Unit Awards granted on or after January 1, 2023, the following minimum vesting provisions shall apply.
Subject to Section 10(h), Other Stock Unit Awards granted to Participants other than non-employee directors that vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, the earlier of the first anniversary of the date of grant or the date of the first annual meeting held after the date of grant,

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provided that such vesting period may not be less than 50 weeks after the date of grant). Subject to Section 10(h), Other Stock Unit Awards that do not vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, the earlier of the first anniversary of the date of grant or date of the first annual meeting held after the date of grant, provided that such vesting period may not be less than 50 weeks after the date of grant).
Notwithstanding any other provision of the Plan (other than Section 10(i), if applicable), the Board or Committee may, either at the time an Other Stock Unit Award is made or at any time thereafter, waive any right to repurchase shares of Common Stock (or waive the forfeiture thereof) or remove or modify the restrictions applicable to the Other Stock Unit Award, in whole or in part, in the event of the death or disability of the Participant. The foregoing minimum vesting requirements shall not apply to Awards granted, in the aggregate, for up to 5% of the authorized number of shares specified in Section 4(a)(1). For the avoidance of doubt, all shares of Common Stock underlying Awards granted under the Plan shall be counted on a one-for-one basis for purposes of the minimum vesting provisions set forth in this section.
To the extent provided by the Board, in its sole discretion, a grant of an Other Stock Unit Award may provide Participants with the right to receive Dividend Equivalents with respect to such Other Stock Unit Award. Dividend Equivalents may be settled in cash and/or shares of Common Stock and shall be subject to the same restrictions on vesting, transfer, and forfeitability as the Other Stock Unit Award with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement.
9.    Adjustments for Changes in Common Stock and Certain Other Events
(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the limits set forth in Section 4(c), (iii) the share-and per-share provisions and the exercise price of each SAR, (iv) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award, and (v) the share-and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock Unit Award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board; provided, however, that each adjustment to Non-Qualified Stock Options shall satisfy the requirements of Treasury Regulation § 1.409A-1(b)(5)(v)(D) (or any successor regulation) and each adjustment to Incentive Stock Options shall satisfy the requirements of Treasury Regulation § 1.424-1 (or any successor regulation). Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to any outstanding Options are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then optionees who exercise such Options between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.
(b) Reorganization and Change in Control Events
(i) Definitions
(A) A “Reorganization Event” shall mean:
(1) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled;
(2) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction; or
(3) any liquidation or dissolution of the Company.
(B) A “Change in Control Event” shall mean:
(1) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d 3 promulgated under the Exchange Act) 50% or more of either (x) the aggregate number of shares of Common Stock then-outstanding (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from

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Appendix B
the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (3) of this definition; or
(2) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (3) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
(3) the liquidation or dissolution of the Company.
(C) “Good Reason” shall mean any significant diminution in the Participant’s title, authority, or responsibilities from and after such Reorganization Event or Change in Control Event, as the case may be, or any reduction in the annual cash compensation payable to the Participant from and after such Reorganization Event or Change in Control Event, as the case may be, or the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from its location immediately prior to such Reorganization Event or Change in Control Event.
(D) “Cause” shall mean any (i) willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company, (ii) willful misconduct by the Participant which affects the business reputation of the Company, (iii) material breach by the Participant of any employment, consulting, confidentiality, non-competition or non-solicitation agreement with the Company, (iv) conviction or plea of nolo contendere (no contest) by the Participant to a felony, or (v) commission by the Participant of any act involving fraud, theft or dishonesty with respect to the Company’s business or affairs. The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for Cause was warranted.
(ii) Effect on Options
(A) Reorganization Event. Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to a Reorganization Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that if such Reorganization Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company such assumed or substituted options shall become immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Reorganization Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation or the Participant’s service on the Board is terminated. For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the

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Appendix B
acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event. Any substitution of an outstanding Option under this Section 9(b)(ii)(A) shall be made in a manner consistent with the requirements of Treasury Regulation § 1.409A-1(b)(5)(v)(D) (or any successor regulation), in the case of a Non-Qualified Stock Option, and Treasury Regulation §1.424-1(a) (or any successor regulations), in the case of an Incentive Stock Option.
Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, some or all of such Options, or in the event of a liquidation or dissolution of the Company, the Board shall, upon written notice to the Participants, provide with respect to any Options that are not to be assumed by an acquiring or succeeding corporation that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), then the Board may instead provide that, subject to Code section 409A, all such outstanding Options shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options and any applicable tax withholdings.
(B) Change in Control Event that is not a Reorganization Event. Upon the occurrence of a Change in Control Event that does not also constitute a Reorganization Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, then outstanding Options shall continue to become vested in accordance with the original vesting schedule set forth in such Option, provided, however, that each such Option shall be immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.
(iii) Effect on Restricted Stock Awards and Performance Awards
(A) Reorganization Event that is not a Change in Control Event. Upon the occurrence of a Reorganization Event that is not a Change in Control Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award or Performance Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award or Performance Award.
(B) Change in Control Event.
(1) Restricted Stock Awards. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event), except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, each then outstanding Restricted Stock Award shall continue to become free from conditions or restrictions in accordance with the original schedule set forth in such Restricted Stock Award, provided, however, that each such Restricted Stock Award shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation. However, in the event that the acquiring or succeeding corporation does not assume a Restricted Stock Award, then such Restricted Stock Award shall become free from all conditions or restrictions immediately prior to the consummation of such Change in Control Event. Notwithstanding the foregoing, a Restricted Stock Award that is a Performance Award shall be treated pursuant to Section 9(b)(iii)(B)(2).
(2) Performance Awards. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event), except to the extent specifically provided to the contrary in the instrument evidencing any Performance Award or any other agreement between a Participant and the Company, the Board shall provide that all outstanding Performance Awards shall be converted into Restricted Stock or Restricted Stock Units, as applicable, and assumed by the acquiring or succeeding corporation (or an affiliate thereof) in accordance with the following procedure: The Board shall use the actual performance (or target performance, if actual performance cannot be determined) as of the consummation of the Change in Control Event, to determine the number of shares of Common Stock underlying a Performance Award to be converted into Restricted Stock or Restricted Stock Units (a “Converted Performance Award”) and the remainder of the Performance Award shall be terminated; provided that such conversion and termination shall be contingent upon the consummation of the Change in Control Event. Any such Converted Performance Awards that are assumed by the acquiring or succeeding corporation (or an affiliate thereof) shall be denominated in the common stock of the acquiring or succeeding corporation (or an affiliate thereof) and shall vest in full at the conclusion of the performance period applicable to the original Performance Award, subject to the Participant’s continued

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	B-9

Appendix B
employment with the Company or the acquiring or succeeding corporation through the last day of such performance period; provided, however, that each such Converted Performance Award shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation. Any Converted Performance Award that becomes vested in accordance with this paragraph shall, to the extent not already delivered to the Participant, be delivered within 10 days of the vesting date. However, in the event that the acquiring or succeeding corporation does not assume a Converted Performance Award, then such Converted Performance Award shall become free from all conditions or restrictions immediately prior to the consummation of such Change in Control Event.
(iv) Effect on Stock Appreciation Rights and Other Stock Unit Awards
The Board may specify in an Award at the time of the grant the effect of a Reorganization Event and Change in Control Event on any SAR and Other Stock Unit Award. If the acquiring or succeeding corporation assumes or substitutes an outstanding SAR or Other Stock Unit Award, such assumption or substitution shall be done in the same manner as an Option or a Restricted Stock Award that is not a Performance Award, as applicable, and in addition shall be made in a manner consistent with the requirements of Treasury Regulation § 1.409A-1(b)(5)(v)(D) (or any successor regulation), in the case of a Non-Qualified Stock Option, and Treasury Regulation §1.424-1(a) (or any successor regulations), in the case of an Incentive Stock Option. If the acquiring or succeeding corporation does not assume or substitute a SAR, such SAR shall be treated in the same manner as an Option, and if the acquiring or succeeding corporation does not assume or substitute an Other Stock Unit Award that is not a Performance Award, such Other Stock Unit Award shall be treated in the same manner as a Restricted Stock Award that is not a Performance Award.
10.    General Provisions Applicable to Awards
(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant, except as may be otherwise provided in an Award agreement; provided, however, that the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, domestic partner, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Registration Statement on Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such authorized transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award; and, provided, further, that no option intended to be an incentive stock option shall be transferable unless the Board shall otherwise permit. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.
(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.
(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.
(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.
(e) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a Fair Market Value that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that

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Appendix B
does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined by (or in a manner approved by) the Company)) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.
(f) Amendment of Award. Except as otherwise provided in Sections 5(g) and 6(e) with respect to repricings or Section 11(d) with respect to actions requiring stockholder approval, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided either (i) that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant or (ii) that the change is permitted under Section 9 hereof; provided further, notwithstanding anything to the contrary herein, the Board shall have no authority to amend, modify or terminate any outstanding Award that has the same effect of actions expressly prohibited by Section 5(g) and requires approval by the Company’s stockholders.
(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.
(h) Acceleration. Except as otherwise provided in Sections 5(d), 6(d), 7(b), 8 and 10(i) with respect to minimum vesting of Awards, the Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be. Additionally, notwithstanding the minimum vesting requirements provided in Sections 5(d), 6(d), 7(b), 8 and 10(i), and to the extent permitted by or consistent with Section 409A of the Code, upon the Participant’s termination due to the Participant’s death or disability, the Board may, at the time of grant or at any other time, provide that such Participant’s award shall immediately become vested and/or exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, regardless of whether the first anniversary of the date of grant has occurred (or, in the case of Awards to non-employee directors, regardless of whether the earlier of the first anniversary of the date of grant or the date of the first annual meeting held after the date of grant has occurred).
(i) Performance Awards. Restricted Stock Awards and Other Stock Unit Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) (“Performance Awards”), subject to the limit in Section 4(c) on shares covered by such grants. Performance Awards can also provide for cash payments of up to $2,000,000 per calendar year per individual. Subject to Section 10(h), Performance Awards shall not vest prior to the first anniversary of the date of grant. If Dividends or Dividend Equivalents are granted in connection with a Performance Award, such Dividend or Dividend Equivalent shall be paid only if the performance goal or goals associated with such Performance Award are satisfied. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate.
11.    Miscellaneous
(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.
(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.
(c) Effective Date and Term of Plan. The Plan shall become effective immediately prior to the closing of the Company’s initial public offering. No Awards shall be granted prior to (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders. The Plan shall expire on May 23, 2028.
(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that, to the extent determined by the Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement shall become effective until such stockholder approval is obtained; provided further, that stockholder approval shall be required for any amendment to the Plan that (i) materially increases the number of shares of Common Stock available for issuance under the Plan (other than an increase to reflect an adjustment described in Section 9) or (ii) materially expands the class of service providers eligible to participate in the Plan.

EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement	B-11

Appendix B
(e) Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to this Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.
(f) Provisions for Foreign Participants. The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
(g) Compliance with Code Section 409A. It is intended that the provisions of the Plan and any Award granted thereunder comply with or be exempt from Section 409A of the Code and the Treasury regulations thereunder (together, “Section 409A”), and all provisions of the Plan and any Award shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If an Award that is subject to Section 409A is payable upon a Change in Control Event which is not a permissible payment event or time (as described in Treasury Regulation § 1.409A-3) then, for purposes of payment of such Award, no Change in Control Event shall be deemed to have occurred with respect to that Award unless and until there occurs a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (within the meaning in accordance with Treasury Regulation § 1.409A-3(i)(5)). To the extent required or advisable to avoid a violation of Section 409A, no discretion to require payment of an Award that is subject to Section 409A upon a Change in Control Event shall be exercised if not set forth in writing by the time required under Section 409A. If an Award is subject to Section 409A and payment is due upon a termination of employment or service, payment shall only be made if such termination constitutes a “separation from service” within the meaning of Section 409A. If an Award is subject to Section 409A and payment is due upon a Grantee’s disability, payment shall be made upon a determination by the Administrator that the Grantee is disabled within the meaning of Treasury Regulation § 1.409A-3(i)(4). If an Award is subject to Section 409A, any payment made to a Grantee who is a “specified employee” (within the meaning of Section 409A) of the Company or any Subsidiary shall not be made before the date that is six months after the Grantee’s “separation from service” (within the meaning of Section 409A) to the extent required to avoid the adverse consequences of Section 409A. Nothing in this Plan or in an Award agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) to the Company or to any other individual or entity, and the Company shall have no liability to a Grantee, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant.
(h) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.
Approved by the Compensation Committee of the Board of Directors of Emergent BioSolutions Inc. on February 6, 2026.

B-12	EMERGENT BIOSOLUTIONS INC.	2026 Proxy Statement

EMERGENT BIOSOLUTIONS INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

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EMERGENT BIOSOLUTIONS INC.

Nominees Class II:	For	Withhold
1a. Sujata Dayal	☐	☐
1b. John Fowler, Jr.	☐	☐
1c. Zsolt Harsanyi, Ph.D.	☐	☐
1d. Joseph Papa	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF
EMERGENT BIOSOLUTIONS INC.
APRIL 29, 2026

Dear Stockholder:

Please take note of the important information accompanying this proxy card. There are matters related to the operation of Emergent BioSolutions Inc. that require your prompt attention. Your vote counts, and you are strongly encouraged to exercise your right to vote the shares.

Please vote the shares using one of the methods described on the reverse side of this proxy card. Thank you in advance for your prompt consideration of these matters.

Sincerely,

Board of Directors of Emergent BioSolutions Inc.

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EMERGENT BIOSOLUTIONS INC.
300 PROFESSIONAL DRIVE
GAITHERSBURG, MD 20879

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

The undersigned, having received the Notice of Meeting and Proxy Statement and revoking all prior proxies, hereby appoints Joseph Papa, Richard Lindahl and Jessica Perl, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all shares of common stock of Emergent BioSolutions Inc. (the "Company") held of record by the undersigned as of March 6, 2026, at the 2026 Annual Meeting of Stockholders of the Company, a virtual meeting that will be conducted via live audio webcast on Wednesday, April 29, 2026 at 9:00 a.m. Eastern Time, and at any adjournment or postponement thereof, and, in their discretion, on any matters properly presented for a vote at the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL CLASS II DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, AND 4.

(Continued and to be signed on the reverse side)